As filed with the Securities and Exchange Commission on April 26, 2007
File No. 333-138243

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
to
FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ZBB ENERGY CORPORATION
(Name of small business issuer in its charter)

Wisconsin	4911	39-1987014
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin 53051
(262) 253 — 9800
(Address, and telephone number, of principal executive offices)
Robert J. Parry
President
ZBB Energy Corporation
N93 W14475 Whittaker Way
Menomonee Falls, Wisconsin 53051
(262) 253 — 9800
(Address of principal place of business or intended place of business)
(Name, address, and telephone number, of agent for service)

Copies to:

Stephen Weiss, Esq. Ronniel Levy, Esq. Hodgson Russ, LLP 1540 Broadway, 24th Floor New York, New York 10036 (212) 661-3535 (212) 972-1677 — Facsimile	Ernest Stern, Esq. Seyfarth Shaw LLP 815 Connecticut Avenue, N.W. Suite 500 Washington, D.C. 20006-4004 (202) 828-5360 (202) 828-5393 — Facsimile
     Approximate date of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434 check the following box. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of each class		maximum	maximum
of securities	Amount to	offering price	aggregate	Amount of
to be registered	be registered (1)	per share (2)	offering price (2)	registration fee
common stock, $.01 par value	3,333,333	$7.00	$23,333,333	$2,215.00
common stock, $.01 par value (3)	500,000	$7.00	$3,500,000	$332.40
common stock, $.01 par value (4)	166,666	$8.40	$1,399,994	$134.67
Total -	3,999,999		$28,233,327	$2,682.07*

*	Paid upon initial filing of Registration Statement.

(1)	All numbers take into account a 1- for -17 reverse stock split to be consummated immediately prior to the effective date of this registration statement. This registration statement shall also cover any additional shares of common stock that shall become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of common stock.

(2)	Prices are based on the higher of the exercise or conversion price or the offering price of the common stock herein solely for purposes of computing the amount of the registration fee in accordance with Rule 457(g).

(3)	Issuable upon exercise by underwriters of their over-allotment option.

(4)	Issuable to one of the managing underwriters upon exercise of warrants of the registrant, exercisable at up to $8.40 per share and expiring five years from the effective date of this registration statement.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus:	Subject to Completion, April 26, 2007
PROSPECTUS
3,333,333 Shares
Common Stock, Par Value $.01

          We are offering 3,333,333 shares of our common stock. We anticipate that the initial public offering price of our shares will be between $5.50 and $6.50 per share.
          There is no public market for our securities in the United States. However, securities known as CHESS Units of Foreign Securities or “CUFS,” that reflect an indirect ownership interest in our shares of common stock and options to purchase shares have been trading on the Australian Stock Exchange under the symbol “ZBB” since March 2005. The initial per share public offering price of the shares we are offering is not directly related to the equivalent per share price at which our shares currently trade on the Australian Stock Exchange.
          We have applied to have all of the shares offered by this prospectus and the shares of common stock underlying the CUFS currently trading on the Australian Stock Exchange to be listed for trading on the American Stock Exchange (the “AMEX”) and have reserved the trading symbol “ZBB. ” There can be no assurance that any of our shares will be approved for listing on the AMEX.
          Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	20,000.000
Underwriting discounts and commissions	$	1,400.000
Proceeds, before expenses (1)	$	18,600.000

(1)	Excludes a non-accountable expense allowance in the amount of $200,000 (1% of the gross proceeds) payable to the Jesup & Lamont Securities Corporation and Empire Financial Group, Inc., as representatives of the several underwriters, and other expenses of this offering estimated at $683,752. We have also agreed to issue to the representatives of the underwriters warrants to purchase up to 166,666 shares of our common stock at an exercise price equal to 120% of the per share offering price.
          We have granted the underwriters a 45-day option to purchase up to 500,000 additional shares from us to cover over-allotments, if any (over and above the 3,333,333 shares being offered by our company). If the underwriters exercise the over-allotment option in full, the net proceeds to us will be $20,506,248.
          We are offering the shares for sale on a firm-commitment basis. The underwriters expect to deliver our securities to investors in the offering on or about [  ], 2007.

JESUP & LAMONT SECURITIES CORPORATION	EMPIRE FINANCIAL GROUP, INC.
The date of this Prospectus is                                         , 2007

ZBB 500kWh Energy Storage System
Installed at Pacific Gas & Electric’s San Ramon, California Facility

          You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

ii

PROSPECTUS SUMMARY
          This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully including the risk factors, our business description and the consolidated financial statements and notes related to those statements included elsewhere in this prospectus. Unless otherwise expressly stated, all share and per share data in this prospectus including the financial statements has been adjusted to reflect a 1-for-17 reverse split of our outstanding shares of common stock that was approved by our shareholders on January 30, 2007, which will be effected on or before the effective date of this offering.
ZBB Energy Corporation
Our Company
          We design, develop, manufacture and distribute energy storage systems that can be used by utility companies, renewable energy generators and commercial and industrial customers.
          Our systems are based upon our proprietary zinc-bromine rechargeable electrical energy storage technology.
          Our products are designed to store surplus energy for use at later times when energy demand is higher than the utility company or other generator can provide. Our products also provide a steady source of power quality protection from voltage, current or frequency deviations, or power “spikes,” that lead to brownouts or power interruptions. The modular construction of our core products enables us to customize the size of our energy storage systems.
          In fiscal year 2004, we started to generate sales revenues. Prior to that time, we focused on research and development for our products. We have never been profitable.
          In May 2004, we entered into a sales contract to provide four 500kWh energy storage systems to our first commercial customer, the California Energy Commission that purchased our energy storage system to demonstrate the efficiency and reliability benefits of our systems. We delivered the first of these systems in February 2006 to the San Ramon testing facility of Pacific Gas and Electric. We were advised in a March 2006 letter from Pacific Gas & Electric that our initial system was operating satisfactorily, and we believe that it is continuing to do so. Assuming that our initial test system continues to perform in accordance with specifications, we expect to deliver one of the remaining three energy storage systems in May of 2007 with the remaining two to be delivered within six months thereafter to Pacific Gas & Electric’s San Ramon facility. If all four systems are delivered, our total revenues from this contract will be approximately $1.8 million. However, even if the four systems operate satisfactorily, there is no assurance that Pacific Gas & Electric will order additional energy storage systems. If any one of the four systems that may be installed at the Pacific Gas & Electric facility fail to perform satisfactorily our business prospects would be materially and adversely affected.
          In March 2005, we formed ZBB China Pty Limited, a joint venture company with China Century Group Ltd. of which we own 49%. The joint venture is intended to sell energy storage systems to our target customer base in the Peoples Republic of China. The joint venture has contracted to purchase one of our 500kWh systems for $300,000 to demonstrate our products to potential customers. The joint venture is exploring local sources of manufacturing for certain components and the ultimate assembly of the final product.
          In April 2006 our company was awarded The Frost & Sullivan 2006 Technology Innovation of the Year Award in the large capacity electricity storage sector. Frost & Sullivan is a global growth consulting company headquartered in San Antonio, Texas. The award was granted for our introduction of innovative zinc-bromine battery technology that offers a modular, environmentally friendly, cost effective, plug and play way to provide high volume reserve power for peak electricity periods to utilities, industry and renewable energy applications.
          Our long-term strategic goal includes the expansion of our customer base beyond public utilities and utility companies to enable us to ultimately produce and sell energy storage systems to the private sector of the economy, including businesses and residential customers who want to possess an alternative energy system for their businesses or homes. However, even if there is adequate private sector demand, achieving this long-term goal will require us to obtain significant additional capital and is subject to a number of substantial barriers to entry, including, our initially proving the viability of our system for utilities and utility companies, obtaining a UL certification from Underwriters Laboratories Inc. or similar certifications and establishing distribution networks with resellers of home and commercial energy products. There can be no assurance that we will ever be able to expand our customer base or achieve this long-term goal.
Our Business History
          ZBB Technologies, Limited, our Australian subsidiary (formerly known as ZBB (Australia) Limited), was formed in 1982 to develop commercial applications for the zinc-bromine research being conducted by Murdoch University in Western Australia. ZBB Technologies, Inc., our U.S. operating subsidiary was established in 1994 in Wisconsin to acquire the zinc-bromine technology assets of Johnson Controls, Inc. which was engaged in research to manufacture energy storage systems based upon the zinc-bromine technology. Pursuant to this acquisition, certain key employees researching this technology for Johnson Controls, Inc. became employed by ZBB technologies, Inc. to continue their research. ZBB Energy Corporation was formed in 1998 in Wisconsin as a holding company for ZBB Technologies, Limited and ZBB Technologies, Inc.
          In March 2005, we completed an initial public offering in Australia of our common stock and options to purchase common stock. Since Australian trading regulations do not readily permit securities of foreign corporations to trade on their exchanges, securities known as CUFS (CHESS Units of Foreign Securities) reflecting ownership in our securities trade on the Australian Stock Exchange Ltd. (ASX). We sold 705,882 shares of our common stock (12,000,000 shares before giving effect to the 1:17 reverse stock split) at a price of A$8.50 or approximately U.S.$6.375 per share (A $0.50 or approximately U.S.$0.375 before giving effect to our reverse stock split) together with options expiring on December 15, 2007 to purchase an additional 176,471 shares (3,000,000 shares before giving effect to our reverse stock split) at an exercise price of equal to our initial per share offering price on the ASX. We received gross proceeds of A$6.0 million (approximately US$4.5 million) in the Australian stock offering. We have applied to delist our CUFS from the Australian Stock Exchange upon effectiveness of this offering and all of our common stock previously trading as CUFS will become tradable in the United States. However, we will not be listing the 176,471 listed options on the American Stock Exchange.
          Our stockholders have approved a 1-for-17 reverse stock split on January 30, 2007, which must be implemented prior to the closing of this offering.
          Our principal executive, administrative and manufacturing offices in the United States are located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin 53051, and our phone number is (262) 253-9800. Certain additional information about us can be obtained from our website at www.zbbenergy.com.
The Offering

Securities being offered by underwriters	3,333,333 shares of common stock

Over-allotment option	Up to an additional 500,000 shares of common stock may be issued in the event that the underwriters exercise their over-allotment option within 45 days of effective date.

Use of proceeds	•	Capital expenditures of approximately $3.75 million;

	•	Repayment of approximately $3.75 million of debt;

	•	Purchase of approximately $2.5 million of inventory;

	•	Approximately $1.0 million to obtain Underwriters Laboratories Inc. (UL) and ISO9001 certifications;

	•	Approximately $1.2 million for marketing; and

	•	The balance for working capital and general corporate purposes.

The Offering

Common Stock
Outstanding before this offering	5,259,506 shares

Outstanding after this offering	8,592,839 shares
Outstanding after sales by selling security holders (1)	10,216,902 shares

Underlying options trading on ASX	176,471 shares
Underlying other options	257,757 shares

ASX symbol for CUFS representing common stock (3)	ZBB

ASX symbol for CUFS representing options (3)	ZBBO

Proposed symbol for our common stock on AMEX	ZBB

Underwriters’ Compensation
• 7% discount off the public offering price

• 1% non-accountable expense allowance

• Warrants to purchase up to 166,666 shares of common stock at an exercise price of $7.20 per share, or 120% of the public offering price, expiring on the fifth anniversary of the offering

(1)	We intend to register for resale the following shares held by certain selling security holders by a separate registration statement which we intend to file with the Securities and Exchange Commission after the closing date of this offering:
•	294,118 shares held by the members of 41 Broadway Associates LLC, a consultant to our company;

•	up to 176,471 shares issuable upon exercise of options expiring December 15, 2007 issued in connection with our initial public offering in Australia and held by public option holders;

•	assuming a $6.00 initial per share offering price of the shares offered by this prospectus, up to 123,125 shares issuable upon repayment of approximately $1,205,000 required to be repaid in connection with a loan made by Montgomery Capital Partners, LP in February 2006;

•	assuming a $6.00 initial per share offering price of the shares offered by this prospectus, up to 833,333 shares issuable to certain selling security holders that hold convertible notes in the aggregate initial principal amount of $2,500,000. These selling security holders may elect to either convert all principal and interest into common stock at a conversion price of 50% of our initial per share offering price herein, or to receive half as many two year warrants to purchase common stock at a price equal to 120% of the initial per share offering price herein;

•	up to 371,111 shares issuable upon exercise of warrants issued in June 2006 to Bushido Capital Master Fund, L.P., ABS SOS-Plus Partners, Ltd. and Pierce Diversified Strategy Master Fund which are exercisable at the public offering price of $6.00 per share, and expire on June 14, 2010; and

•	120,023 shares underlying warrants issued to Empire Financial Group, Inc., one of our managing underwriters of this offering, in connection with capital raising activities between February and October 2006. These warrants are exercisable at $3.23 and expire on September 30, 2011.

(3)	We have applied to the ASX to delist our securities from the ASX effective as soon as practicable after the closing of this offering.

SUMMARY FINANCIAL DATA
          The following table summarizes the relevant financial data for our business and should be read with our financial statements, which are included in this prospectus.

	Fiscal Year Ended		Six months ended
	June 30,		December 31,
	(audited)		(unaudited)
Statement of Operations	2006	2005	2006	2005
Total revenues	$540,399	$324,220	509,589	260,480
Gross profit (loss)	2,487	(86,781)	38,105	28,553
Selling, general and administrative expenses	1,341,578	1,453,899	997,888	640,120
Research and development expenses	676,948	600,608	323,579	346,533
Loss on contracts(1)	357,250	-0-	-0-	357,250
Total costs and expenses	3,053,119	2,607,484	1,921,687	1,633,875
Gain (Loss) from operations	(2,512,720)	(2,283,264)	(1,412,098)	(1,373,395)
Other Income (Expenses)	(421,672)	(403,363)	(1,066,449)	13,327
Net Loss	(2,934,392)	(2,686,627)	(2,478,547)	(1,360,068)

	June 30		December 31
	2006	2005	2006
	(audited)	(audited)	(unaudited)
Balance Sheet Data:
Total assets	$7,903,859	$4,293,691	$8,069,942
Total liabilities	6,572,905	1,226,799	8,213,065
Working capital (deficit)	(774,314)	1,598,258	(52,195)
Shareholders’ equity (deficit)	$1,330,954	$3,066,892	(143,123)

		As of December 31, 2006
		Pro Forma
Pro Forma Balance Sheet Data:	Actual	After Offering(2)
Total assets	$8,069,942	22,386,190
Total liabilities	8,213,065	4,613,065
Working capital (deficit)	(52,195)	16,974,053
Shareholders’ equity (deficit)	(143,123)	17,773,125

(1)	Indicates losses on contracts relating to the unperformed portion of sales contract with California Energy Commission.

(2)	Gives effect to sale of an aggregate of 3,333,333 Shares in this offering at an assumed per share offering price of $6.00. Includes repayment of outstanding loan payable to Montgomery Capital Partners, LP and redemption of related warrants and repayment of the $2,500,000 in convertible notes.

RISK FACTORS
          An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider these risks as well as other information we include in this prospectus and any prospectus supplement. The risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
Risks Associated with Our Company
We have incurred losses and anticipate to incur continuing losses.
          As of the year ended June 30, 2006 and as of the period ended December 31, 2006, we had an accumulated deficit of $17.2 million and $19.7 million respectively. We have not achieved profitability in any quarter since our formation and expect to continue to incur net losses until we can generate sufficient revenue to cover our costs, which is not expected to occur for the next 12 to 18 months. We anticipate that we will continue to incur losses until we can produce and sell a sufficient number of our systems to be profitable. However, we cannot predict when we will operate profitably, if ever. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future.
Until 2004, we were primarily a research and development company with no commercial sales.
          For more than 10 years prior to our first and only commercial energy storage system installation in February 2006, our business and that of our predecessor was limited to engaging in research and development to develop an energy storage system based on zinc bromine technology. Accordingly, there is no historic basis from which you may assess whether we will ever be successful in producing acceptable energy storage systems at commercially viable prices or otherwise commercializing our products and achieving our business plans. There is also no way to predict the level of market acceptance for our products. We also do not have any significant experience in procuring or negotiating contracts with utility or other customers.
We have made only one direct sale of our energy storage system and there can be no assurance that we will be able to make additional sales to such customer or other potential purchasers.
          With the exception of the single contract for our systems to be sold to the California Energy Commission, we have not sold our energy storage systems to any other utility company or other customer. There can be no assurance that our initial system being tested will operate satisfactorily or that we will be able to effect sales of our energy storage systems to any other customers.
Our ability to sell our energy storage systems to utility companies will be materially and adversely affected if our only installed system fails to perform satisfactorily or otherwise meet performance specifications.
          We have installed only one of four 500kWh systems at the Pacific Gas & Electric facility for evaluation by the California Energy Commission. If our initially installed system fails to perform properly or otherwise meet performance specifications, the remaining three energy storage systems may not be installed. Even if we are able to complete the installation of all four systems, if any one of them fails to perform satisfactorily or otherwise meet our customer’s performance specifications, our ability to sell our energy storage systems to the California Energy Commission or any other prospective customer will be materially and adversely affected. Any problem or perceived problem with our field evaluations could materially harm our reputation and impair market acceptance of, and demand for, our products.

Our initial customer focus, namely, utilities and renewable energy companies, are generally slow to react to new technologies or make substantial financial commitments.
          During the last two years we have focused our sales efforts for our energy storage systems on utility companies throughout the United States and Australia. These types of potential customers are generally slow to adopt new technologies, are very cost conscious and are characterized by long purchasing cycles. In addition, new or competing technologies, some of which are already in use or are currently being evaluated by the utility companies, could further discourage them from purchasing our energy storage systems.
The market for our products is new and evolving and a viable market may never develop or may take longer to develop than we anticipate.
          Our energy storage systems represent an emerging market, and we do not know the extent to which our targeted customers will want to purchase them. Additionally, our new systems will have to compete with technologies already in use. There is no industry based historical financial data to determine whether we will be successful in achieving our anticipated sales. The development of a viable market for our products may be impacted by many factors which are out of our control, including:
•	customer reluctance to try a new product;

•	the existence and emergence of newer, more competitive technologies and products; and

•	cost competitiveness of our products.
          If a viable market fails to develop or develops more slowly than we anticipate, we may be unable to recover the losses we will have incurred to develop our products and may be unable to achieve profitability.
Undetected and unanticipated defects in our energy storage systems could increase our costs and harm our reputation.
          Our energy storage systems have only recently been employed in limited commercial applications. In the light of the limited operating history, our systems may malfunction or fail as a result of undetected or unanticipated defects. Should these new technologies and components fail to perform in accordance with contractual requirements, it could significantly increase our operating costs, harm our reputation and adversely affect our future sales.
We will be required to regularly devote capital to updating, refining and expanding our energy storage systems technology and there is no assurance that we will be able to make improvements to remain competitive with new technologies.
          Our existing and potential customers (as well as our competitors) will consider and continue to evaluate the reliability, functionality, cost and serviceability of our products. This will require us to continuously devote capital to research and develop new technologies and products. There is no assurance that we will have capital available to develop these improvements and products. To the extent that capital is allocated towards research and development, our sales and marketing efforts will likely be reduced. There is also no assurance that we will be able to meet the increasingly higher standards of desired performance or be able to improve the necessary level or with the required speed to meet new competitive threats.
Our products must compete against both existing and newly developed technologies.
          Our target customers that employ energy storage systems now rely on conventional technologies, primarily lead-acid and nickel-cadmium storage systems. Our zinc-bromine flow technology is new and lacks the years of commercial use and market acceptance of these existing technologies and their familiarity to present and prospective users of energy storage systems. We must prove that our zinc-bromine based products are superior to these existing technologies in terms of cost and performance. There is no certainty that we can ever do so successfully or that we can achieve these goals in the time frame necessary for us to achieve our business plan. In addition, there are a number of companies that are developing energy storage technologies, delivery and regulating products that may compete with our products.
We face competition from larger, more well-established companies.
          Many of our competitors are much larger than we are, have significantly greater capital resources, have proven products and technologies, have already developed relationships with utility and renewable energy companies and, may have the manufacturing, marketing and sales capabilities to complete research, development and commercialization of commercially viable energy storage products more quickly and effectively than we can.
We have no experience manufacturing our products on a large-scale basis and may be unable to do so at our current facility.
          To date, we have achieved only very limited production of our energy storage systems and have no experience manufacturing our products on a large-scale basis. In February 2006 we acquired a building we were previously leasing in Menomonee Falls, Wisconsin which provides up to 72,000 square feet for use as a manufacturing facility. This facility is currently producing at 20% of its expected capacity after our allocation of certain proceeds of this offering to fully staff and equip it. However, we do not know whether our current manufacturing facility, even if operating at full capacity, will be adequate to enable us to produce the energy storage systems in sufficient quantities to meet hoped for future orders. If we have to relocate our production facility or obtain an additional facility, it could put a significant strain on our liquidity and capital resources. If there is demand for our products, our inability to manufacture a sufficient number of units on a timely basis would have a material adverse effect on our business prospects, financial condition and results of operations.
Our ability to increase our operations may be limited due to infrastructure constraints.
          To the extent that we make sales to such customers, they may elect to acquire our products in bulk in order to make the best use of these products. No assurance can be made that we will be able to make timely deliveries of products to these target customers, even if we increase our manufacturing capacity. In the event that we are able to obtain orders for our products in significant amounts, this potential rapid change could place a significant strain on our senior management team, infrastructure and other resources. In such event, we will be required to make significant investments in additional personnel as well as in our engineering, logistics, financial and management information systems, and motivate and effectively manage our employees. We could be adversely affected if we experience growth that we are unable to manage.
We may be unable to establish or maintain relationships with resellers for the distribution of our products.
          Our success depends in part on our ability to create and maintain relationships with qualified resellers and joint venture partners that have access to the utility and renewable energy industry sectors or that have access to retail supply stores that sell home energy products. If we are unable to identify and enter into satisfactory agreements with resellers or to maintain our existing reseller relationships, we will not be able to achieve the level of sales in our business plan on schedule or at all. We are also relying on the existing joint venture in China to assist with our sales goals under our business plan. If the joint venture with our Chinese partner is abandoned for any reason, our ability to achieve those sales goals will be adversely affected.
Our long-term business goal of achieving commercial sales to the private sector may never be achieved, and is subject to significant potential risk.
          Our long-term strategic goals include the expansion of our customer base beyond public utilities and utility companies, so as to enable us to ultimately produce and sell energy storage systems to the private sector of the economy, including businesses and residential customers who want to possess an alternative energy system for their homes. In order to penetrate this potential commercial and residential market, we will have to overcome significant barriers to entry, including:
•	initially demonstrating the commercial viability of our energy storage systems to the utility segment of the market;

•	obtaining UL certification from Underwriters Laboratories Inc. and ISO certifications to facilitate the sale of our energy storage systems to the commercial and residential markets;

•	determining whether there is sufficient potential customer demand for our energy storage system to make this effort commercially viable;

•	accessing significant additional capital to expand our production and purchasing capabilities and advertise our systems;

•	re-engineering our system for anticipated smaller power usage by business and individual consumers;

•	establishing a distribution network and relationship with resellers of home energy products; and

•	achieving consumer acceptance of our products.
          There is no assurance that we will ever be able to produce or sell any energy storage systems to this potential market segment or, if any such sales are made, that they will be profitable to us or that we will ever achieve this element of our strategic business plan. In addition, we anticipate that we will be required to make a substantial capital investment (the amount of which cannot be ascertained at this time) to access the commercial and residential markets. If we fail to achieve sufficient penetration of this market, it will likely have a material adverse effect upon our capital resources, potential profitability and future business.
We may not be able to protect important intellectual property.
          Certain parts of our technologies were acquired from Johnson Controls and were first developed in the 1980s. To date, we have been granted a total of 15 patents and have an additional four patent applications pending. Our ability to compete effectively will depend, in part, on our ability to protect our proprietary technologies, systems designs and manufacturing processes and those patents that we have secured. We rely on patents, trademarks, trade secrets and certain policies and procedures related to confidentiality to protect our intellectual property. We do not know whether any of our pending patent applications in the United States or abroad will issue or, if issued, that the claims allowed are or will be sufficiently broad to protect our technology or processes. Even if all of our patent applications are issued and are sufficiently broad, our patents may be challenged or invalidated in one or more countries.
We could incur substantial costs defending against claims that our products infringe on the proprietary rights of others.
          We could incur substantial costs in prosecuting or defending patent infringement suits or otherwise protecting our intellectual property rights. While we have attempted to safeguard and maintain our proprietary rights, we do not know whether we have been or will be completely successful in doing so. Moreover, patent applications filed in foreign countries are subject to laws, rules and procedures that in some cases are substantially different from those of the United States, and any resulting foreign patents may be difficult and expensive to enforce.
A portion of our core technology is protected only as a trade secret and not under patent law. If we lose that trade secret protection we could be significantly harmed.
          We have not applied for any patents to protect aspects of our core technology because management believed that the benefits of patent protection would be outweighed by the risk that the disclosure of the processes and know-how underlying the technology would enable competitors to use or modify this technology for their own uses. We believe that we have taken adequate measures to protect our trade secrets, including the use of confidentiality agreements; however, despite these measures it is possible for competitors to independently develop such information. Accordingly, we may not be able to prevent others from utilizing this technology and to receive any revenues through licensing fees.
          Additionally, because we have not applied for patent protection for certain crucial parts of our technology, if our technology, competitors may independently develop or patent technologies or processes that are substantially equivalent or superior to ours. If we are found to be infringing third party patents, we could be required to pay substantial royalties and/or damages, and we do not know whether we will be able to obtain licenses to use such patents on acceptable terms, if at all.

Our future sales and growth will be harmed if we are unable to attract or retain key personnel, particularly, and without limitation, for research and development and sales.
          Our future success will depend, in part, on our ability to attract and retain additional qualified management, sales and technical personnel. We currently have only one executive dedicated to sales and have a small scientific team. We do not know whether we will be successful in hiring or retaining qualified personnel. Our inability to hire qualified personnel on a timely basis, or the departure of key employees, would materially and adversely affect our ability to achieve our business plan.
We face risks associated with our plans to market, distribute and service our products internationally.
          We intend to initially market, distribute and service our products in North America, Australia, China and Europe. We have limited experience developing and no experience manufacturing our products to comply with the commercial and legal requirements of markets other than Australia and the United States. Our success in international markets will depend, in part, on our ability and that of our partners to secure relationships with foreign joint venture partners and distributors, and our ability to manufacture products that meet foreign regulatory and commercial requirements.
We face risks associated with doing business in foreign markets.
          We intend to enter into distribution and sub-manufacturing and assembly contracts with local partners in Asia and in Europe, for the partial manufacturing, assembly, sales and marketing of our products for those specific regions. These contracts will be subject to the laws of the specific region,. We have no experience in doing business in these areas of the world and we may experience potential difficulties entering into acceptable business arrangements, enforcing contractual obligations of the other parties, or protecting our intellectual property rights. We may also be exposed to additional risks in doing business in foreign markets, which include but are not limited to:
•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	cultural and language differences;

•	an inadequate banking system;

•	restrictions on the repatriation of profits or payment of dividends;

•	accounting issues, such as reconciling foreign accounting rules with the United States generally accepted accounting principles;

•	nationalization or expropriation of property;

•	law enforcement authorities and courts that are inexperienced in commercial matters; and

•	deterioration of political relations with the United States.
We face a number of risks relating to our joint venture in the People’s Republic of China
          Our joint venture in China involves specific risks, including internal and international political risks, evolving national economic policies as well as financial accounting standards, expatriation and the potential for a reversal in economic conditions. For example,
•	if China does not continue its policy of economic reforms, it could, among other things, adversely affect potential sales of our products in China;

•	if relations between the United States and China deteriorate, it could make our doing business in China significantly less attractive;

•	any devaluation of currencies used in China could negatively impact potential revenues from China or the cost of doing business in China;

•	we may not be able to enforce our rights within China or elsewhere, which could result in a significant loss of business, business opportunities or capital;

•	many industries in China are subject to government regulations that limit or prohibit foreign investment or the purchase of products from a United States company;

•	if the United States imposes trade sanctions on China due to its current currency policies, our ability to succeed in this market may be diminished; and

•	fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our sales in that market.
Risks Associated with this Offering
Sales of our common stock underlying our outstanding securities may have an adverse effect on the market price of our common stock.
          In connection with the Australian offering in early 2005, we sold 705,882 shares of our common stock (which trade as CUFS on the ASX) and issued options to acquire 176,471 shares of common stock. There are also an additional 87,907 shares of common stock issuable upon exercise of options issued under our 2002 Stock Option Scheme. In the event that our common stock is approved for trading on the AMEX and we delist our CUFS from trading on the ASX, all 705,882 shares of our common stock underlying the CUFS may be sold in the United States and traded on the AMEX. In addition, we intend to register for resale after the offering, a total of 1,918,181 shares of our common stock to be sold by certain selling securityholders, including:
•	Up to 833,333 shares of our common stock that may be issued and sold upon conversion of $2,500,000 principal amount of 1% promissory notes, plus interest accrued through December 31, 2006, or alternatively, if such notes are repaid, result in the issuance of our warrants to purchase such number of shares of common stock equal to the dollar amount of principal repaid divided by the offering price for the common stock in this offering, at an exercise price of 120% of the initial per share offering price ($ 7.20, presuming a $6.00 offering price of our shares in this offering);

•	Up to 123,125 shares that must be issued under the terms of the original $1,000,000 loan from Montgomery Capital Partners, L.P. upon repayment thereof. Montgomery Capital Partners, L.P., has requested repayment of this loan and redemption of all 117,647 warrants issuable to it under such loan;

•	Up to 371,111 shares may be issued upon the exercise of warrants at $6.00, which were issued to the lenders under the Bushido Loan; and

•	120,023 warrants exercisable at $3.23 per share issued to Empire Financial Group, Inc. one of the representative of the several underwriters as consideration for acting as placement agent to the company in connection with the sale in 2006 of $2,500,000 of 15% notes due April 15 2007 issued to private clients of Empire Financial Group, Inc, one of the representatives of the several underwriters, which warrants have a cashless exercise right and expire in September 2011.
          The sale, or even the possibility of sale, of the 5,259,506 shares underlying the CUFS, and our outstanding options, warrants and notes are likely to have an adverse effect on the market price for our securities and on our ability to obtain future public financing. In addition, to the extent that our outstanding options and warrants are exercised or the notes converted, you will experience dilution to your holdings in our common stock.
If our common stock is not accepted for listing and trading on the AMEX or if our common stock is ever de-listed from the AMEX, the common stock will become less liquid.
          We are applying to have our common stock traded on the AMEX. There is no assurance that our shares will be approved for listing on the AMEX. Even if we meet the initial AMEX listing standards, AMEX may in the future, delist our common stock from trading if we fail to satisfy their ongoing listing requirements including, without limitation, corporate governance, financial condition, and financial reporting rules. There can be no assurance that our securities will remain eligible for trading on the AMEX. If our common stock is not listed on the Amex or is delisted, our stockholders would not be able to sell the common stock on the AMEX, and their ability to sell any of their common stock would be severely if not completely limited. Additionally, if we lose our listing on the AMEX our ability to raise capital in the future may be adversely affected.
If our common stock becomes subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.
          If at any time we have net tangible assets of $5,000,000 or less or we get de-listed from the AMEX for any reason and our common stock has a market price per share of less than $5.00, transactions in our common stock may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:
•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to a transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.
          If our common stock becomes subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.
DETERMINATION OF OFFERING PRICE
          The offering price of our shares was determined by our management after consultation with our underwriters and was based upon consideration of various factors, including the market price of the CUFS on the ASX at the time of the proposed listing on the AMEX, the AMEX listing requirements, our history and prospects, the background of our management and current conditions in the securities markets. The price of our shares does not bear any relationship to our assets, book value, net worth or other economic or recognized criteria of value. In no event should the offering price of our shares be regarded as an indicator of any future market price of our securities.
CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS
          This prospectus, any prospectus supplement and the documents we incorporate by reference in this prospectus contain forward-looking statements. Any statement that is not a statement of historical fact may be deemed a forward-looking statement. For example, statements containing the words “believes,” “anticipates,” “estimates,” “plans,” “expects,” “intends,” “may,” “projects,” “will,” “would” and similar expressions may be forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. There are a number of important factors that could cause our actual results to differ materially from those indicated by these forward-looking statements, including the factors referred to above under the caption “Risk Factors.” These important factors include the factors that we identify in the documents we incorporate by reference in this prospectus. You should read these factors and the other cautionary statements made in this prospectus, any prospectus supplement and in the documents we incorporate by reference as being applicable to all related forward-looking statements wherever they appear in this prospectus, any prospectus supplement and in the documents incorporated by reference. We do not assume any obligation to update any forward-looking statements made by us.

USE OF PROCEEDS
We estimate that the net proceeds of this offering will be as set forth in the following table:

	Without Over-	Over-
	Allotment	Allotment
	Option	Option Exercised
Gross proceeds	$20,000,000	$23,000,000
Offering expenses
Underwriting discount (7% of gross proceeds)	1,400,000	1,610,000
Underwriting non-accountable expense allowance (1% of gross proceeds)	200,000	200,000
Issuer’s legal fees and expenses (including blue sky services and expenses)	200,000	200,000
Miscellaneous expenses	35,000	35,000
Printing and engraving expenses	35,000	35,000
Accounting fees and expenses	150,000	150,000
SEC registration fee	3,752	3,752
AMEX listing application fee and NASD Fee	60,000	60,000

Net proceeds	17,916,248	20,706,248
Use of net proceeds
Capital expenditures (1)	$3,750,000	$3,750,000
Repayment of debt	3,750,000	3,750,000
Purchase of inventory	2,500,000	2,500,000
UL and ISO9001 certifications	1,000,000	1,000,000
Marketing	1,200,000	1,200,000
Working capital and general corporate purposes	5,516,248	8,306,248
Total	$17,916,248	$20,706,248

(1)	Capital expenditures include acquisition of vibration welders, infrared welders, assembly stations, engineering workshop, test stations and production molds. These products are being acquired as new directly from the manufacturers.
          We believe that, upon consummation of this offering, we will have sufficient available funds to operate for at least the next 24 months, assuming that a business combination is not consummated during that time. We intend to repay an aggregate of approximately $3,750,000 from the proceeds of the offering to eliminate the following debt, interest and warrant redemption obligations;
•	Approximately $1,205,000 of principal and interest, issued to Montgomery Capital Partners, L.P. (“Montgomery Capital”) pursuant to the loan agreement with Montgomery Capital, dated February 28, 2006 (the “Montgomery Loan”) which accrues interest at a rate of 10% per annum and matures on the earlier of the close of a major financing or February 28, 2008. Montgomery Capital has also requested redemption of 117,647 warrants issuable under the Montgomery Loan at the time of repayment thereof at an aggregate redemption price of $150,000, which we have the option of paying either in cash or by issuing 31,250 shares of our common stock; and

•	Up to $2,500,000 in principal amount of our outstanding 15% notes issued between April and October 2006 to certain accredited investors (the “Convertible Notes”).
          The proceeds of the Montgomery Loan and the Convertible Notes were used for working capital purposes. In the event that we fail to repay this loan and redeem the warrants associated with the Montgomery Loan at the closing of this offering, the terms of the Montgomery Loan require that we issue shares to Montgomery Capital upon repayment of the loan. To the extent that the holders of the Convertible Notes elect to convert their notes, the proceeds otherwise allocated to their repayment will instead be used for working capital and general expenses.

MARKET FOR COMMON STOCK
AND RELATED SHAREHOLDER MATTERS
          The company has completed a public offering on the Australian Stock Exchange (the ASX) in March of 2005. As we are not incorporated in Australia, we issued securities known as CHESS Depository Interests (or CDIs) in the form of CHESS Units of Foreign Securities (or CUFS) representing a beneficial interest in shares of common stock and options which trade separately. The CUFS are held by CHESS Depository Nominees Pty Limited, a wholly owned subsidiary of ASTC Settlement and Transfer Corporation Pty Limited, which is in turn a wholly owned subsidiary of ASX. While the shares of common stock and the options are quoted on ASX, trades are settled in CHESS by the delivery of CUFSs. Holders of CUFS are entitled to all the economic benefits of the underlying shares of common stock and the options, as though they were the holders of the legal title.
          The underwriters have required us to complete a 1 for 17 reverse stock split as a pre-condition to the closing of this offering (the “Reverse Split”). This Reverse Split has been approved at a shareholders meeting held on January 30th 2007 and will become effective prior to the closing of this offering.
          Our securities have not traded on any exchange other then the ASX. We intend to list our shares on the AMEX upon completion of this offering and to delist the CUFS from trading on the ASX as soon as practical thereafter., however, no assurance can be made that our shares will be accepted for listing on the AMEX or, if accepted, that we will continue to be able to comply with the AMEX listing rules. We do not intend to list our 176,471 listed options on either exchange. The following table sets forth the high and low sales prices for the CUFSs representing common stock on the ASX for the periods indicated as adjusted to reflect the Reverse Split effective contemporaneously with the effective date of this prospectus and reflect U.S. Dollar equivalent prices. These prices represent high and low sales prices without retail markups, markdowns or commissions. Investors should not rely on historical stock price performance as an indication of future price performance. The closing price of our CUFS representing the common stock on March 13, 2007 was $.0.26 per share (or $4.46, post Reverse Split).

Period	High	Low
2006
October — December	$3.19	$2.42
July — September	2.42	1.79
April — June	3.57	1.91
January — March	3.95	2.55

2005
October — December	$4.85	$2.30
July — September	5.87	3.06
March — June	5.48	2.81
Shareholders
          As of December 31, 2006, there were 303 holders of record of our common stock and approximately 998 beneficial owners of our CUFS shares representing our common stock. A significant number of shares of our common stock are held in either nominee name or street name brokerage accounts.

Equity Compensation Plan
          The following table presents information as of December 31, 2006 with respect to com pensation plans under which equity securities were authorized for issuance, including the 1998 Key Employee Stock Option Plan, the 1998 Outside Directors Stock Option Plan, the 2002 Stock Option Plan and 2005 Executive Share Option Plan.

Number of
securities
remaining
available for
future issuances
	Number of		under equity
	securities to		compensation
	be issued	Weighted-	plans
	upon	average exercise	(excluding
	exercise of	price of	securities
	outstanding	outstanding	reflected in
	options	options	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by securityholders	0	$0	0
Equity compensation plans not approved by securityholders	257,757	$5.78	530,708
Total	257,757	$5.78	530,708

          Other than as set forth above, we do not have any stock option, bonus, profit sharing, pension or similar plan. However, we may adopt such a plan in the future to attract and retain members of management or key employees.
DIVIDEND POLICY
          We have never paid cash dividends or distributions to our equity owners. We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.
CAPITALIZATION
          The following table sets forth our capitalization at December 31, 2006 and as adjust ed to give effect to the reverse stock split and the sale of our shares and the application of the estimated net proceeds derived from the sale of our shares:

	December 31 2006
	Actual	As Adjusted
Notes outstanding, including notes convertible into common stock[1]
Short term borrowings	$2,739,710	$27,818
Long-term borrowings	5,175,535	4,285,535
Shareholders’ equity:
Common stock, $.01 par value, 150,000,000 shares authorized and 5,249,624 shares issued and outstanding as of December 31, 2006	52,496	85,928
Additional paid-in capital	21,938,598	39,821,414
Note receivable from shareholders	(908,333)	(908,333)
Accumulated deficit	(19,670,946)	(19,670,946)
Accumulated other comprehensive (loss)	(1,554,938)	(1,554,938)
Total shareholders’ equity (deficit)	$(143,123)	$17,773,125

[1]	Amounts reflected include principal (face value) plus accrued interest at December 31, 2006.

DILUTION
          The difference between the public offering price per share of common stock, and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to investors in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities (including the value of common stock which may be converted into cash), by the number of outstanding shares of our common stock. Our executive officers and directors have not acquired securities directly from the company in the previous three years at prices below $6.00 per share.
          As of December 31, 2006, our net tangible book (deficit) was ($946,202) or ($0.18) per share (unaudited). After giving effect to the sale of our shares of common stock, and the deduction of underwriting discounts and estimated expenses of this offering, our pro forma net tangible book value at December 31, 2006 would have been $16,970,046 or $1.97 per share, representing an immediate increase in net tangible book value of $2.15 per share to the existing stockholders and an immediate dilution of $4.03 per share, or 67%, to new investors.
          The following table illustrates the dilution to the new investors on a per-share basis, assuming no value is attributed to the exercise of the warrants or options:

Public offering price		$6.00
Net tangible book value before this offering	($0.18)
Increase attributable to new investors	2.15

Pro forma net tangible book value after this offering (1)		1.97

Dilution to new investors (1)		$4.03

(1)	Does not include exercise of any warrants or of the 176,471 listed options.

[Remainder of Page Intentionally Left Blank]

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
          We urge you to read the following discussion in conjunction with our consolidated financial statements and the notes thereto beginning on page F-1. This discussion may contain forward-looking statements that involve substantial risks and uncertainties. Our actual results, performance or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including but not limited to the risks and uncertainties discussed under the heading “Risk Factors” beginning on page 5 of this prospectus, and in our other filings with the SEC. See “Cautionary Statement Regarding Forward-Looking Statements.”
Overview
          Since our inception in 1981 we have been a research and development company with little or no revenues. We have historically funded our operations primarily through debt and equity financings, government grants and joint ventures.
          We are applying for listing of our shares on the American Stock Exchange upon completion of this offering and to delist our CUFS from the Australian Stock Exchange as soon as practicable after we are listed on the American Stock Exchange. We expect to allocate the net proceeds of the offering towards purchase of plant equipment and inventory, repayment of indebtedness and hiring of a dedicated sales staff, with the balance to be used for general working capital purposes.
          After the offering, our production capacity will still be limited. Our business model involves marketing primarily to large utility companies and renewable energy customers. We do not have any history of material sales to this or any customers. In order for these customers to make the most efficient use of our products in their electricity production and delivery operations, they would likely purchase our energy storage systems in quantities that could exceed our current production capacity. If our sales are successful, we may be required to get additional financing to meet demand.
          Our products reflect a new technology that has not yet attained market acceptance. Additionally, we intend to compete primarily with the existing lead-acid storage system technologies which have attained market acceptance.
          We do not believe that historic performance, trend, financial ratios or industry benchmarks are useful for analysis of our financial condition. This is due to the transitional nature of the Company as we evolve from a research and development entity into a commercial manufacturer of energy storage systems.
          We have recently implemented performance reviews and detailed individual objectives for existing employees and initiated for new employees during their first year. We are also in the process of developing standards and detailed performance objectives that can be reviewed and used as a tool for reviewing individuals and overall performance of our business.
Results of Operations
Six months ended December 31, 2006 as compared to the six months ended December 31, 2005:
     Revenue and other income
          Our revenues for the six months ended December 31, 2006 were $509,589 which reflected an increase of $249,109 from $260,480 for the six months ended December 31, 2005. This increase was primarily attributable to our contract with the California Energy Commission, and $88,516 of other revenues.
          Interest income for the six months ended December 31, 2006 was $36,609, up from $ 4,255 in the comparable six month period in 2005. The higher interest income in 2006 was attributable to the interest earned on a promissory note receivable.
          Other income for the six months ended December 31, 2006 included rental income of $24,667 paid to us by tenants in our Wisconsin property, less $1,200 in related expenses, representing an increase of $10,654 as compared to with other income in the comparable period in 2005.

     Cost and Expenses and other expenses
          Our total expenses for the six months ended December 31, 2006 were $3,048,212, which represents an increase of $1,410,596 from expenses of $1,637,616 in the comparable period 2005.
           This was primarily due to an increase of $1,122,784 in interest expense and financing costs (increase of $612,486 in amortization of debt discount, $161,875 in amortization of deferred loan costs, and $348,423 in interest expenses) related to convertible notes and debt issued since December 31, 2005 as well as the financing of the facility and equipment purchased for the Wisconsin operations. Also selling, general and administrative expenses increased $357,768 due to the additional management and engineering staffing added during the period due to expanding production, planning, and development activities. Depreciation increased $70,691 primarily due to the purchase of the Wisconsin facility; cost of contracts increased $239,557 due to increased revenues and related manufacturing costs and other costs decreased by $380,204 primarily related to a decrease of $357,250 in the accrued loss on contract from the six months ended December 31, 2005.
          Cost of Contracts. Our cost of contracts for the six months ended December 31, 2006 was $471,484, which represented an increase of $239,557 from the comparable 2005 period expense of $231,927. In 2006, materials and labor comprised an aggregate of $190,394 and $230,824, respectively, of our costs of contracts, as compared to $114,135 and $120,223 for 2005.
          Selling, General and Administrative. Our selling, general and administrative expenses for the six months ended December 31, 2006 were $997,888, which represented an increase of $357,768 from the same expenses in the comparable 2005 period of $640,120. The increases were due to significant additions to management and engineering personnel during the period, including chief operating officer, chief engineer quality assurance, chief electronic engineer, as well as commercial production implementation and plant expansion activities. Pending completion of the offering, we expect to incur “one time” expense relating to staffing and equipping our production facility and obtaining UL certification from Underwriter Laboratories, Inc. and ISO 9001 “best practices” certification, as well as costs associated with additional investor relations, financial reporting, and marketing activities.
          We expect selling, general and administrative expenses to increase as we grow our business, including an increase in salaries primarily attributable to the hiring of additional marketing and production personnel. However, we expect that these expenses will decrease as a percentage of sales if we are successful in expanding our business.
          We expect our advertising and marketing expenses to increase as a result of attending and exhibiting our products at energy trade shows. In addition, we intend to manufacture several of our energy storage systems to be used as display and demonstration models in connection with our marketing efforts. We expect to incur a one time cost for these products of up to $1,000,000.
          Travel costs were $131,050 and $64,232 in for the six month periods ending in December 31, 2006 and December 31, 2005, respectively, due to installation and maintenance of our product sold to the California Energy Commission and our marketing and capital raising efforts. We expect these costs to increase as our sales efforts and installations increase.
          Insurance costs include insurance benefits for employees of $39,187 and general liability insurance of $24,850. We expect to acquire a $10,000,000 directors and officers insurance policy from the proceeds of this offering which will cost approximately $65,000 per year.
          Finance Charges. We incurred finance charges of $774,360 for the six months ended December 31, 2006 which included an increase of $612,485 in amortization of debt discounts (Empire Financial Group, $426,144; Montgomery Capital, $68,228; and Bushido Loan related, $118,113), and $161,875 in amortization of deferred loan costs (Empire Financial Group, $90,835; Montgomery Capital, $37,800; and Bushido Loan related, $33,240). These costs were related to the Empire convertible notes and the Bushido and Montgomery debt issued since December 31, 2005.
          Interest Expenses. Interest expense for the six months ended December 31, 2006 was $352,165, an increase of $348,424 as compared to $3,741 of interest expenses for the comparable six month period in 2005. This increase was due to interest costs related to the debt and convertible financial instruments issued since December 31, 2006, including the Empire notes, Montgomery and Bushido debt and bank loans of $2,058,868 to acquire property, plant and equipment in Wisconsin.
          Research and Development. Our research and development costs for the six months ended December 31, 2006 were $323,579 which represented a decrease of $22,954 from the comparable 2005 period expenses of $346,533. The decrease in our research and development costs relate to a gradual shift in engineering and development resources toward commercial and manufacturing related activities. We do not believe that we are dependent on further research on our core products for our success. However, in the future we may apply for government grants, allocate our resources or enter into joint ventures to develop new products or improve existing products. We intend to maintain our Australian staff and facility for the purposes of facilitating further marketing in Australia and Asia and to conduct research and development as needed.
          Loss on Contract. In the six months ended December 31, 2005 we recognized a loss on the California Energy Commission contract of $357,250. This loss relates to the difference between the remaining amount payable to us under the contract and materials, labor, and overhead estimated to complete this contract. This contract provides that additional entities that become a party to the contract will be required to contribute to these costs. We are currently negotiating with other parties to become parties to this contract and with California Energy Commission to increase its participation to absorb these unfunded costs.
          Losses
          Our net loss in the six months ended December 31, 2006 was $2,478,547, an increase of $1,118,479 from the $1,360,068 loss in the comparable six month period ended December 31, 2005. This increase was a result primarily from an increase in financing and interest charges of 1,122,784, operating costs of $287,812 and reduced by an increase in revenues of $249,109 and other income of $43,008.
Year ended June 30, 2006 as compared to the Year ended June 30, 2005:
      Revenue and other income
          Our revenues during 2006 were $540,399 which reflected an increase of $216,179 from $324,220 in 2005. This increase was attributable to our contract with the California Energy Commission, and $13,593 of other revenues.
          Interest income for the year 2006 was $4,287, down from $21,680 in 2005. The higher interest income in 2005 was attributable to the investment of proceeds from our initial public offering on the ASX in March of 2005.
          Other income in early 2006 included a lease termination fee of $160,000 paid to us by the former tenant in our Wisconsin property, plus $12,813 in other revenues, representing an increase of $165,255 as compared to 2005.
      Cost and Expenses and other expenses
          Our total expenses in 2006 were $3,053,119, which represents an increase of $445,635 from expenses of $2,607,484 in 2005.
          Our costs and expenses relate to costs of contracts, selling, general and administrative expenses, research and development, depreciation and amortization and other costs.
          Cost of Contracts. Our cost of contracts in 2006 was $524,320, which represented an increase of $113,319 from 2005 expenses of $411,001. In 2006, materials and labor comprised an aggregate of $198,027 and $281,401, respectively, of our costs of contracts, as compared to $283,773 and $127,228 for 2005.
          Selling, General and Administrative. Our selling, general and administrative expenses in 2006 were $1,341,578, which represented a decrease of $112,321 from said expenses in 2005 of $1,453,899. This decrease was a result of higher accounting, legal, printing and other expenses and costs incurred in connection with our public offering on the ASX in March 2005. Pending completion of the offering, we expect to incur “one time” expenses relating to staffing and equipping our production facility and obtaining UL certification from Underwriter Laboratories, Inc. and ISO 9001 “best practices” certification.
          We expect selling, general and administrative expenses to increase as we grow our business, including an increase in salaries primarily attributable to the hiring of additional marketing and production personnel. However, we expect that these expenses will decrease as a percentage of sales if we are successful in expanding our business.
          We expect our advertising and marketing expenses to increase as a result of attending and exhibiting our products at energy trade shows. In addition, we intend to manufacture several of our energy storage systems to be used as display and demonstration models in connection with our marketing efforts. We expect to incur a one time cost for these products of up to $1,000,000.

          Travel costs were $156,694 and $147,101 in 2006 and 2005, respectively, due to installation and maintenance of our product sold to the California Energy Commission and our marketing and capital raising efforts. We expect these costs to increase as our sales efforts and installations increase.
          Insurance costs include insurance benefits for employees of $63,759 and general liability insurance of $43,115. We expect to acquire a $10,000,000 directors and officers insurance policy from the proceeds of this offering which will cost approximately $65,000 per year.
          Finance Charges. We incurred finance charges of $408,925 in 2006 and an increase of $208,449 from $200,476 in 2005. Our finance charges in 2006 included discounts, sales commissions in connection with the Montgomery Loan and Empire Notes in the combined principal amount of $2,500,000.
          Interest Expenses. Interest expense for 2006 was $148,534 compared to $232,125 of interest expenses for fiscal 2005. This decrease was due to conversion of $2,297,700 of indebtedness into equity in fiscal 2005. However, in the second half of fiscal 2006, we incurred approximately $2 million of indebtedness to acquire property, plant and equipment in Wisconsin.
          Research and Development. Our research and development costs in 2006 were $676,948 which represented an increase of $76,340 from 2005 expenses of $600,608. The increase in our research and development costs related to severance and salary increases for our employees in our Perth, Australia facility of $109,000, and decreases of $32,000 in materials, consulting, and other expenses. We do not believe that we are dependent on further research and development of our core products for our success. However, in the future we may apply for government grants, allocate our resources or enter into joint ventures to develop new products or improve existing products. We intend to maintain our Australian staff and facility for the purposes of facilitating further marketing in Australia and Asia and to conduct research and development as needed.
          Loss on Contracts. In 2006 we incurred a loss on the California Energy Commission contract of $357,250. This loss relates to the unfunded portion of the contract purchase price. This contract provides that additional entities that become a party to the contract will be required to contribute to these costs. We are currently negotiating with other parties to become parties to this contract and with California Energy Commission to increase its participation to absorb these unfunded costs.
          Losses
          Our net loss in 2006 was $2,934,392, an increase of $247,765 from $2,686,627 in 2005. This increase resulted primarily from an increase in financing charges of 183,564, recognition of a $357,250 loss on the California Energy Commission contract and an increase in operating costs of $88,385, and reduced by increases in revenues of $216,175 and other income of $165,255.
Year ended June 30, 2005 as compared to the Year ended June 30, 2004:
          Overview
          The audited financial information from fiscal 2004 was originally presented in accordance with Australian generally accepted accounting principles. We have made adjustments to present these amounts in accordance with generally accepted accounting principles of the United States. The significant adjustments were a reversal of $128,632 in amortization costs relating to intangible assets and elimination of $937,044 in credits (gains) from income taxes.
          Revenue and other income
          Our revenues during 2005 were $324,220 which reflected an increase of $208,178 from $116,042 in 2004. This increase was due to the initial long-term contract (California Energy Commission) for an energy storage system and the recognition of revenue under the percentage of completion method in 2005.
          Interest income for the year 2005 was $21,680, up from $119 in 2004. The higher interest income in 2005 was attributable to the investment of proceeds from our initial public offering on the ASX in March of 2005.

          Cost and Expenses and other expenses
          Our total expenses in 2005 were $2,607,484, which represents a decrease of $38,392 from expenses of $2,646,416 in 2004. Prior to the 2005 long-term contract to sell its energy storage systems to the California Energy Commission, the company’s costs and expenses were predominately related to research and development activities. Please see the sections below under Selling, General, and Administrative expenses, and Research and Development expenses which further discusses the analysis between the two years.
          Our costs and expenses relate to costs of contracts, selling, general and administrative expenses, research and development, depreciation and amortization costs (excludes interest and financing charges and other income and expense).
          Cost of Sales (“Contracts”) in 2005. Our cost of sales (“contracts”) in 2005 was $411,001, an increase of $218,723 from 2004 expenses of $192,278. In 2005, materials and labor comprised an aggregate of $283,773 and $127,228. During 2005, the company began its first long-term contract for its energy storage systems (sold to California Energy Commission), which has limited the usefulness and extent of comparisons provided with fiscal 2004 expenses. See other discussions under Results of Operation for other information regarding the limitations on comparative analysis provided between the two years.
          Selling, General and Administrative. Our selling, general and administrative expenses in 2005 were $1,453,899. In fiscal 2004 and prior years, the Company had not began manufacturing products for commercial sale. Substantially all expenses were related to product research and development activities and therefore these expenses were separated or allocated from Selling, General and Administrative expenses. This shift in activities and the change in classification of research and development expenses we feel reduces the usefulness of a detailed comparison between the two years. Overall, these expenses were higher in fiscal 2005 as a result of higher accounting, legal, printing and other expenses and costs incurred in connection with our public offering on the ASX in March 2005.
          Travel costs were $147,101 and $139,762 in 2005 and 2004, respectively, with increases in marketing and capital raising efforts. We expect these costs to increase as our sales efforts and installations increase.
          Finance Charges. We incurred finance charges of $200,476 and $17,138 in 2005 and 2004 respectively. These charges in 2005 were due to the amortization of the embedded benefit conversion features on convertible debt.
          Interest Expenses. Interest expense for 2005 was $232,125 compared to $202,883 of interest expenses for fiscal 2004. This increase was due to additional financing during fiscal 2005, prior to the March 2005 Australian offering, which because of the offering resulted in the redemption or conversion of $2,297,700 of indebtedness into equity in fiscal 2005.
          Research and Development. Our research and development costs in 2005 were $600,608. In fiscal 2004 and prior years, the Company had not began manufacturing products for commercial sale. Substantially all expenses were related to product research and development activities and therefore no research and development costs were separated or allocated from Selling, General and Administrative activities. The Perth, Australia facility and related expenses remain substantially linked to research and development activities, while the Wisconsin facilities and expenses are shifting toward a commercial manufacturing operation, with a decreasing portion of its activities charged to research and development.
          Losses
          Our net loss in 2005 was $2,686,627, a decrease of $49,443 from $2,736,070 in 2004. This decrease resulted primarily from an increase in manufacturing revenues related to the revenues recognized under the long-term contract with the California Energy Commission.
Known Trends, Market Opportunities and Challenges
          We believe that there are specific existing and rapidly emerging market opportunities for the Company’s energy storage products.
          We believe that the electric utilities market’s increasing energy demands on an increasingly fragile transmission and distribution networks are forcing both utilities and commercial and industrial customers to adopt distributed storage and delivery systems to increase the reliability and the capacity of the electrical grid. Network reliability depends on both energy storage systems, and delivery products that are lower in cost, have greater life span and are lower in emission with minimal disposal costs. We have designed our products to meet these needs in that they can be combined for use in larger storage applications and we believe that our products will cost less with competing products, based on a life of product basis and on energy density and delivery.
          We believe that the increasing importance of renewable energy generating sources for future energy supply is now being enhanced with Federal and State Government initiatives to lessen the United States greenhouse gas emissions and dependency on oil. Increasing concerns surrounding CO2 emissions are also driving this market sector. We believe that solar and wind energy has grown over the past five years and will continue to grow for so long as fossil fuel prices are increasing. Because both solar and wind are intermittent primary energy sources, both grid connected and off-grid installations require energy storage devices to optimize their capabilities.

          We are already working in the California energy market, in association with the California Energy Commission, Pacific Gas & Electric and the US Department of Energy amongst others, to install products into the local transmission and distribution network. In addition we are currently addressing opportunities in the renewable energy markets in both the United States and Australia with the intention of introducing products into these markets in 2007 and 2008.
          In addition to the other risk factors stated above, and other information relating to our business as referenced in our “Business” section, we believe that some of the biggest challenges we face will be gaining market acceptance for our newer products and reaching the utility and renewable energy companies that we target. In order to be successful we must also develop a reputation of reliability and quality service.
Issuance of Stock Options
          1998 Key Employee Stock Option Plan
          In 1998 we adopted a Key Employees Stock Option Plan (the “KESOP”), pursuant to which up to 268,927 shares of common stock were authorized for grants of options, rights, and stock awards. The KESOP was administered by the board. The exercise price of all options granted under the Plan was determined by the Board of Directors at an amount no less than the estimated fair value of our common stock at the date of grant. Options were granted with terms not exceeding five years. All options available under the KESOP have been granted. As of December 31, 2006, 15,000 options remain outstanding with an exercise price of $8.50 per share, which expire between March 15, 2007 and March 15, 2008. No KESOP options were exercised in fiscal 2006 or 2005.
          1998 Outside (Non-Executive) Directors Stock Option Plan
          In 1998 we adopted an Outside Directors Stock Option Plan (the “ODSOP”) pursuant to which 67,231 shares of our common stock were made available for issuance to non- executive members of the board of directors in the form of options, rights and stock awards. The ODSOP permitted options to be issued between January 2, 1999 and January 2, 2004 by the board of directors only. The ODSOP plan required that all options be issued with expiration dates of no greater then five years from 2006, 28,235 options remain outstanding under this plan, with an exercise price of $4.25 per share and with expiration dates between January 2, 2007 and January 2, 2008. No options were exercised under this plan in 2006 and 4,235 options were exercised in fiscal 2005.
          2002 Stock Option Plan
          In 2002 we adopted a stock option plan (the “2002 Plan”) which authorizes the board of directors or a committee thereof to grant up to 617,647 shares of common stock in the form of options, rights and stock awards. The 2002 Plan is administered by the board of directors or a compensation committee of the board of directors. The 2002 Plan requires that all options be issued with expiration dates of no greater then five years from the date of issuance. As of December 31, 2006, 424,434 options have been issued under this plan with 193,213 options remaining available for issuance. As of June 30, 2006, there were 214,521 options outstanding with exercise prices between $5.61 and $6.38 and with expiration dates between February 4, 2007 and March 30, 2010. No options were exercised under this plan in 2006 and 9,882 options were exercised in fiscal 2005.
          2005 Employee Option Scheme
          During 2005 the Company established an Employee Stock Option Scheme that authorizes the board of directors or a committee thereof to grant options to employees and directors of the company or any affiliate of the company. The maximum number of options that may be granted in aggregate at any time under this option scheme or under any other employee option or share plan is the number equivalent to 5% of the total number of issued shares of the Company including all shares underlying options under the KESOP, the ODSOP and the 2002 Plan. No options or shares have been issued under this option scheme, Options issued shall expire five years after the grant. The exercise price for options issued under this scheme shall be an amount determined by the board of directors provided that for so long as the company’s shares are trading on the ASX, in no event shall the exercise price be a price less than 10% higher than the weighted average market price for shares on ASX over the last 20 days on which sales in shares were recorded on ASX immediately preceding the date of grant of the option.

          Broker Options issued in connection with public offering in Australia
          In connection with our initial public offering on the ASX in March of 2005, we issued to the brokers selling our securities options to acquire 314,176 shares of our common stock at an exercise price of A$8.50 (US$6.375) per share. These options expire on December 15, 2007. None of the options have been exercised.
          Options issued to convertible note holders prior to public offering in Australia
          In connection with our public offering in Australia on the ASX in March of 2005, we issued to certain convertible note holders who converted their notes into common stock, an additional 110,294 options to purchase common stock at an exercise price of $6.375 per share. These options expire on December 10, 2007. None of these options have been exercised.
          Options issued in connection with financings
          In connection with recent financings of the Company in 2005 and 2006, we also issued options or convertible notes to acquire shares of common stock, as follows:
•	176,471 options have been issued in connection with our initial public offering on the ASX in March 2005. These options are listed on the ASX, are exercisable at A$8.50 (US$6.375) per share and expire on December 14, 2007.

•	120,023 warrants have been issued to Empire Financial Group, Inc., one of the managing underwriters of this offering, and certain of its affiliates in connection with their assistance with our capital raising activities. These warrants are exercisable at $3.23 per share and expire on September 30, 2011.
          In addition, warrants exercisable at prices between $6.00 and $7.20 per share have been issued under the Bushido Loan and the Montgomery Loan and may be issued to the holders of the Empire Notes and other lenders, as more fully described below.
Liquidity and Capital Resources
          Since our inception, our research and development and operations were primarily financed through debt and equity financings, government grants and joint ventures. Total paid in capital is $21,082,761 as of December 31, 2006. We had a cumulative deficit of $19,670,946 through 2006 we had a working capital deficit of $52,195.
          We believe that, after consummation of the offering, we will have sufficient capital necessary to meet our operating and capital commitments for at least the next 18 to 24 months. However, if sales increase substantially, we will require additional capital in order to expand our production capacity.
Material Commitments for Capital Expenditures
          There are no material commitments for capital expenditures currently outstanding. Upon completion of this offering we intend to apply $3,750,000 towards the acquisition of new vibration welding equipment ($3,000,000), infra-red welding equipment ($250,000) and other production line tools and sundry equipment ($500,000).
Operating Activities
          For the six months ended December 31, 2006, net cash used in operations was $1,377,545 after adding back non-cash items of $1,184,689 consisting primarily of depreciation and amortizations of financial assets and discounts (net loss of $2,478,547 less $1,184,689 of non-cash items), and increases in accounts receivable of $51,785, inventory of $168,284, and prepaids and other current assets of $7,330, and a decrease in deferred revenues of $268,064. Net cash used in operations was reduced by increases to accounts payable of $386,375 and accrued expenses of $24,401.
          For the six months ended December 31, 2005, net cash used in operations was $1,118,438 after adding back $58,045 in depreciation and amortization, and increases to accounts receivable of $97,379, inventory of $283,327, and a decrease in deferred revenues of $112,080. Net cash used in operations was reduced by a decrease in prepaids and other current assets of $20,080, and increases to accounts payable of $288,116, accrued expenses of $11,924, and an accrued loss on contract of $357,250.
          Net cash used in operations was $2,805,219 for the fiscal year ended June 30, 2006. Cash was consumed by the net loss of $2,934,392, less non-cash expenses of $150,362 for depreciation and amortization, $512,790 of amortization of debt discounts and finance fees, increases in accrued loss on contract in process of $357,250 and accrued interest of $49,785 and accounts payable of $131,140. Cash was also consumed by increases in accounts receivable of $121,317, deposits and prepaid expenses of $204,161, inventory of $469,069 and a decrease in deferred revenue of $274,159.
          The buildup of materials and work-in-process was related to systems being manufactured under the current contract with the California Energy Commission that had not been shipped as of June 30, 2006 and resulted in a $469,069 increase in inventory. These inventories will be charged to the cost of contract as the systems are completed. The $512,790 of cash provided by the amortization of debt discounts and finance fees was due to the increase in financing activities during the period and the accelerated write-offs of the pre-paid finance fees, embedded conversion benefits, and debt discounts on the convertible notes and other debt issued during the year ended June 30, 2006.
          Net cash used in operations was $1,865,347 for the fiscal year ended June 30, 2005. Cash was consumed by the net loss of $2,686,627, less non-cash expenses of $141,976 for depreciation and amortization, $195,496 of amortization of debt discounts, and decrease to accounts receivable of $812,179 and increase in deferred revenues of $172,757 during the period. Cash was also consumed by increases in prepaid expense of $166,349, inventory of $75,953, a decrease in accrued expenses of $43,230 and accounts payable of $146,722.
          The $812,179 increase in cash due to the large fluctuation in accounts receivable during the year ended June 30, 2005 was based on provisions allowed under the California Energy Commission contract that resulted in a large amount billed early in the contract (fiscal 2004) with subsequent receipt of cash in the year ended June 30, 2005. These fluctuations and their effects on cash flows should be minimal for the balance of the contract.
Investing Activities
          For the six months ended December 31, 2006, net cash used in investing activities was $16,968, due to purchases of equipment.
          For the six months ended December 31, 2005, net cash used in investing activities was approximately $3,534 due to increases in equipment of $14,037, less proceeds on sale of equipment of $10,000.
          For the year ended June 2006, net cash outflows from investing activities of $ 2,281,497 was primarily attributable to the purchases of our building and land from which we operate out of in Wisconsin of $2,213,000, equipment of $72,009 and net inflows from reduction in other assets of $3,646. The purchase price for the Wisconsin property was $2.2 million, for which we made cash down payment of $400,000.
          For the year ended June 30, 2005 net cash outflows from investing activities of $354,904 was primarily attributable to our investment in ZBB China Pty. Ltd. of $191,475, capital expenditures of $94,556, and increases in other assets of $68,874.
Financing Activities
          For the six months ended December 31, 2006, net cash provided from financing activities was approximately $598,000 consisting primarily of $787,000 in funds received on convertible notes, $25,000 in a bank overdraft loan, less deferred finance costs of $214,000. For the six months ended December 31, 2005, net cash provided by financing activities was approximately $399,000 consisting primarily of $424,000 in bank loans, less deferred finance costs of $25,000.
          $1,000,000 Montgomery Capital Partners LP Convertible Loan Financing
          On February 28, 2006 we borrowed $1,000,000 from Montgomery Capital Partners L.P., and entered into a convertible loan and warrant agreement. Interest on this loan accrues at 10% per annum, compounded monthly, with a default rate of 13% and becomes payable in full on the earliest to occur of the consummation by us of any major financing (such as this offering), a default, or February 28, 2008. Outstanding principal and interest on this loan is convertible by Montgomery Capital in whole or in part from time to time, into shares of our common stock upon written request. We paid Empire Financial Group, one of the managing underwriters, a fee of $70,000 for introducing the Montgomery Loan.
          Pursuant to the Montgomery Loan, we must notify Montgomery Capital of this financing ten days prior to our receipt of the proceeds of this offering. In order to repay this note, we are required to pay 120% of the remaining outstanding principal and accrued interest outstanding under this note at the time of repayment, which we intend to do from the proceeds of this offering. We are also required to issue shares of common stock equal to 50% of the amount required to be repaid under the Montgomery Loan, divided by the conversion price then in effect. The conversion price is the lesser of (i) the lowest average trading price of the shares as reported on the ASX during the ten consecutive trading days prior to the closing of the Montgomery Loan or (ii) 80% of the lowest average trading price of the common stock for the ten consecutive trading days prior to the date that the Company notifies Montgomery Capital of this offering with a minimum price of $1.0625 per share ($.0625 before the Reverse Split).
          The Montgomery Loan also provides that Montgomery Capital will receive up to 117,647 warrants to purchase common stock, the exercise price of which is set at the time subscription notice is given with respect to such warrants. The warrant rights are redeemable at the discretion of Montgomery Capital, which redemption shall be paid, at the Company’s option, in cash of $150,000 ($1.28 per warrant) or with issuance of approximately 32,500 shares.
          In order to pay the loan we are required to repay 120% of all outstanding principal and interest and issue such number of shares as would be issuable if half of the repayment amount were converted.
          We determined the value of the warrants to be $150,000, based on the fair value of the redemption feature of unexercised warrants. As of December 31, 2006, all 117,647 warrants were unexercised.
          On issuance of the Montgomery Loan, there was also deemed to be an immediate benefit available, as of June 30, 2006, in the amount of $200,000 to the note holders to convert the notes into shares at a discount to market value. This “embedded conversion discount” resulted in additional paid-in capital recorded at the time the notes were issued, with a corresponding charge to finance expense of $200,000.
          As of June 30 and December 31, 2006, $950,000 and $890,000 respectively, of principal was outstanding under this loan, 60,528 shares have been issued in respect to converted principal.
          Effective as of October 2006, we have entered into a letter agreement with Montgomery Capital wherein Montgomery Capital has agreed not to convert any portion of the Montgomery Loan until March 2007, in exchange for $20,000 per month. In March 2007, we revised this agreement to extend the non conversion period to June 1, 2007 and increase the monthly payment amount to $25,000, which will be paid at the closing of our offering. Additionally, Montgomery Capital has requested repayment of the loan at the closing of the offering, rather than conversion and has requested redemption of the warrants at the closing of this offering. Under the terms of our March 2007 agreement with Montgomery Capital, we have the option to redeem the warrants by either paying $150,000 in cash or by issuing to Montgomery Capital approximately 31,250 shares of our common stock. If we repay this loan on April 15, 2007 we will be required to pay approximately $1,205,000 under the loan, 31,250 shares or $150,000 for redemption of the warrants and issue approximately additional 123,125 shares to Montgomery Capital.
          The redemption of the Montgomery debt and warrants at the closing would cause us to incur additional finance expenses and charges related to the redemption of principal, interest, and warrant outstanding and expenses related to any unamortized discounts, in the period of redemption. Such expenses and charges will have a significant effect on the results of operations in the period of redemption., including; the write-off of unamortized deferred finance costs, $100,803; write-off of unamortized warrants discounts, $129,055; gain on reversal of the embedded conversion benefit feature, $197,427; for a net charge of $32,431. In addition, the estimate to pay $1,205,000 on the loan balance would result in an approximate $280,000 of additional finance charges, based on the balances related to the debt as of December 31, 2006.
          $2,226,666 Bushido Loan
          On June 22, 2006 we entered into a Note Purchase Agreement with Bushido Capital Master Fund, L.P., ABS SOS-Plus Partners, Ltd and Pierce Diversified Strategy Master Fund, (the “Bushido Lenders”) pursuant to which we issued an aggregate of $2,226,667 face amount of secured promissory notes at a 25% original issue discount and warrants to purchase our common stock (the “Bushido Warrants”) to the Bushido Lenders. Interest on the Bushido Loan accrues at 8%, payable quarterly on 75% of the face amount of the notes. We paid to Empire Financial group a fee of $83,500 in connection with their introduction of the Bushido Lenders and assistance in procurement of the Bushido Loan. The Bushido Notes are due in full on the earliest to occur of a default under the Bushido Notes or July 14, 2008. The Bushido Notes are secured by a mortgage on our Wisconsin Property, a lien on all of our assets and a pledge of all of the shares of our subsidiaries, and of all of our shares of ZBB China Pty Limited The Bushido Warrants are exercisable at the offering price ($6.00 per share) for 371,111 shares of common stock and expire on June 14, 2010. The outstanding principal and interest will be convertible only in the event of default at a conversion price of $2.68 per share. In connection with the Bushido Loan and warrants, the Bushido Lenders have piggyback registration rights.
          In connection with the Bushido Loan and warrants, the Bushido Lenders have piggyback registration rights.
          $1,187,500 Convertible Promissory Notes
          Between April and September of 2006 we issued $1,187,500 of convertible promissory notes to 25 accredited investors in a private placement transaction for which Empire Financial Group, one of the managing underwriters in this offering, acted as placement agent (the “Empire Notes”). The Empire Notes accrue interest at the rate of 15% per annum and are due on the earlier of April 15, 2007 or the closing of an equity based offering of no less then $6 million. Each lender has the right to receive payment in full along with a warrant to purchase such number of shares of common stock equal to 50% of the principal amount of the Note at an exercise price equal to 120% of the equity offering price. Alternatively, each lender may choose to convert the principal and interest owed under the Empire Note into common stock at a conversion price equal to 50% of the equity offering price without receiving any warrants. Empire Financial Group received a placement fee of $118,750 and 120,023 warrants to purchase common stock in connection with the sale of the Empire Notes, which warrants are exercisable at $3.23 per share and expire on September 30, 2011.
          On issuance of the Empire Notes, the conversion rights were deemed to be an “embedded conversion discount” to note holders to convert the notes into shares at a discount to market value. This “embedded conversion discount” resulted in additional paid-in capital recorded at the time the notes were issued, with a corresponding charge to debt discount of $500,000, of which $200,000 has been amortized to finance expense in the year ended June 30, 2006.
          As of December 31, 2006, $1,187,500 in principal is outstanding under these notes.
          $1,312,500 Convertible Promissory Notes
          In October 2006, we issued an aggregate of $1,312,500 of 15% Convertible Promissory Notes (the “October Notes”) to three investors. The October Notes are identical to the Empire Notes in all material respects except that no placement agent was used in connection with such sales and no commission or fees were paid in connection with the sale of such notes.
          As of December 31, 2006, $1,312,500 in principal is outstanding under these notes.
          Because the time of the Empire Notes and October Notes are identical, we sometimes refer to them herein as the “Convertible Notes”.
          $1,800,000 Mortgage on Wisconsin Facility
          In February of 2006 we acquired the building and property in Menomonee Falls, Wisconsin that we previously leased space in for a purchase price of $2.2 million. Our purchase of this facility was acquired with a cash down payment of $400,000 and mortgage financing from Investors Bank in Milwaukee in the amount of $1.8 million dollars. This mortgage is to be guaranteed in part by the U.S. Small Business Administration and bears interest at 8%, with interest only payable monthly until the U.S. Small Business Administration securitizes and sells their 50% share of the loan, at which time the loan will become repayable at the then stated interest rate over a period of 20 years.
Certain Recent Agreements
          Effective as of December 22, 2005, we entered into a share exchange agreement with Wharton Equity Partners, LLC and their affiliates (the “Wharton Group”). Under the terms of the agreement, we agreed to exchange 292,832 shares of our common stock for 2,116,554 shares of common stock of either Idea One, Inc., a privately-owned Delaware corporation, or its publicly traded successor-in- interest, if Idea One consummates a merger with an inactive publicly traded corporation prior to the scheduled closing date. If issued, such shares would have represented approximately 15% of the fully-diluted capital stock of Idea One or its successor. Idea One is a development stage company based in Israel that is engaged in the design and development of a magnesium cell battery. None of the officers, directors or shareholders of Idea One or their affiliates are officers, directors or otherwise affiliated with us. By letter dated August 22, 2006, we agreed with the Wharton Group to terminate the share exchange agreement.
          Effective January 31, 2006, we entered into a stock purchase and business development agreement with 41 Broadway Associates LLC, a Delaware limited liability company. Under this agreement we agreed to sell, for $62,500 up to 560,264 of our shares to such entity or its members, in consideration for their providing business and consulting services to our company, including preparation of business plans, introduction to potential customers and strategic relationships, and consultation in connection with corporate finance and/or investment banking arrangements. Since January 31, 2006, 41 Broadway Associates has introduced our company to potential joint venture or business partners in India and Africa, introduced us to Empire Financial Group, Inc. and assisted us in negotiation of the terms of our various financing activities in calendar 2006. In addition, one of the members of 41 Broadway Associates provided us with a short-term $500,000 loan in February 2006 that enabled us to consummate the purchase of our principal facility located in Menomonee Falls, Wisconsin. Such loan has since been repaid in full.
          In July 2006, we mutually agreed to amend and restate the agreement with 41 Broadway Associates LLC. Under the terms of such restated agreement, we sold to the individual members of 41 Broadway Associates a total of 294,118 of our shares for $3.40 per share, or $1,000,000 in the aggregate. The purchase price for these shares was evidenced by individual 6% promissory notes of each of the members of 41 Broadway Associates payable in equal annual installments over 5 years. In addition, we paid one of the members of 41 Broadway Associates $100,000 for previous services rendered to us and agreed to extend the term of our consulting agreement with 41 Broadway Associates and its members through December 31, 2010, at a consulting fee of $200,000 per annum, payable quarterly. None of the six members of 41 Broadway Associates are affiliated with each other or were or are officers, directors or otherwise affiliated with our company. None of the members of 41 Broadway Associates beneficially own 5% or more of our shares.
          In November of 2005 we entered into a consulting and investment banking agreement with Empire Financial Group, Inc., one of the managing underwriters. Pursuant to this agreement, we have agreed to pay to Empire a fee of 10% on capital raised in private transactions with their assistance along with warrants to purchase 10% of the number of shares (or shares underlying warrants and convertible securities) issued in such private transactions. We will terminate this agreement upon completion of this offering and enter into a different consulting agreement with the underwriters (See “Underwriting” below).
Contractual Obligations and Off-Balance Sheet Arrangements
          As of January 30, 2007 we do not have any off balance sheet arrangements, as defined in Section 303(c) of Regulation S-B. Off balance sheet arrangements include, without limitation, contractual arrangements with any entity whose financial information is not consolidated with our own, under which we have:
•	Guaranteed any obligation of such other entity;

•	A retained or contingent interest in assets transferred to such unconsolidated entity or similar arrangement that serves as credit, liquidity or market risk support to that entity for such assets;

•	Any obligation under certain derivative instruments;

•	Any obligation under a material variable interest held by the registrant in an unconsolidated entity that provides financing, liquidity, market risk or credit risk support to the registrant, or engages in leasing, hedging or research and development services with the registrant.
          Additionally, we do not have any relationships or transactions with persons or entities that derive benefits from any non-independent relationships other than related party transactions discussed herein.

Critical Accounting Policies
          Revenue recognition
          The company contracts with its customers to research and develop, manufacture, and install energy storage systems under long-term contracts. The company recognizes revenue on the percentage-of-completion method. Revenues are recognized proportionally as costs are incurred and compared to the estimated total costs for each contract. Pre contract costs and interest expenses are expensed as incurred and not capitalized or charged to the contracts. The amount deferred as of June 30, 2006 is $673,074, based on the $1,581,851 billed under the terms of the current contract, less the $908,777 recognized to revenue to date (since the 2004 contract began) using the percentage-of-completion method.
          As the company’s energy storage systems are in their initial stages of development, actual costs incurred could differ materially from those previously estimated. Once the company has established that its costs can be reasonably estimated, then costs to complete an individual contract, in excess of revenue, will be accrued upon identification. As of December 31, 2006 provisions of $357,250 have been identified and accrued on existing contracts.
          For the years ended June 30, 2006 and 2005, substantially all of the company’s revenue is from a multi-year contract with one customer. Deferred revenue at December 31, 2006 represents the excess of billings over revenues recognized under the percentage of completion method.
          Property, Plant and Equipment
          Land, building, equipment, computers and furniture and fixtures are recorded at cost. Improvements are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense.
          Finished goods, normally held for sale to customers, may be used in demonstration and testing by customers. During these periods, the units are transferred from Inventory to Property, Plant and Equipment and depreciated over the period in use. Since the intent is for these units to be eventually sold, they are returned to Inventory upon the completion of customer demonstration and testing at book value.
          Inventories
          Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of raw materials, work in progress and finished good held for resale.
          Costs incurred in bringing each product to its present location and conditions are accounted for as follows:
•	Raw materials – purchased cost of direct material

•	Finished goods and work-in-progress – purchase cost of direct material plus direct labor plus a proportion of manufacturing overheads.
          Impairment of Long Lived Assets
          In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal On Long-Lived Assets,” the company will assess potential impairments to our long-lived assets, including property, plant, and equipment, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable.
          If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of operations. In assessing value in use, the estimated future cash flows discounted to their present value using a pre-tax discount rate.

          Goodwill
          Goodwill represents the cost of acquisition in excess of the net fair value of the identifiable assets, liabilities and contingent liabilities.
          Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is not amortized but reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.
          Convertible Debt
          We account for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and Emerging Issues Task Force (“EITF”) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.
          We account for convertible notes deemed conventional and conversion options embedded in non-convertible notes which qualify as equity under EITF 00-19, in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” and EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments,” Accordingly, we record, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.

BUSINESS
Our Energy Storage Business
          We design, develop, manufacture and distribute energy storage systems. Our systems are built using a proprietary process based upon our zinc-bromine rechargeable electrical energy storage technology. The modular nature of our zinc-bromine battery allows it to be sized and packaged into fully customized, large format energy storage systems. Our systems combine our zinc-bromine batteries with computer hardware and software that interface with a customer’s power source to recharge during off peak times and discharge power as needed.
          We have designed this system to meet a number of significant market applications, including:
•	Load management for generation, transmission and distribution utilities, energy service companies and large commercial and industrial customers, which allows these companies to use stored energy to meet their customers’ energy demands during peak periods of usage or other designated times’

•	Storage of wind, hydro (water) and solar energy production (often referred to as “renewable energy”) in both grid connected and grid independent environments’

•	Uninterruptible power supply and power quality protection from voltage, current or frequency deviations for both commercial and industrial customers’
          We currently do not have a dedicated sales and marketing staff. Following completion of the offering, we expect to employ two dedicated direct sales engineers and to establish relationships with resellers. We may also engage independent consultants for this purpose. We expect to initially focus our sales efforts on utilities, large commercial and industrial customers and wind and other renewable energy companies.
          Our energy storage systems are protected by U.S. and international patents and trade secrets law covering certain aspects of our manufacturing process and our zinc-bromine technology. We have been granted 15 patents to date and have four additional patent applications pending.
          Our systems compete with both traditional energy storage technologies, such as lead acid batteries, as well as emerging energy storage technologies, such as sodium sulfur batteries. For our target markets, we believe our flow battery has a significant advantage over competing products and technologies in terms of:
•	Superior technical attributes in terms of the amount of energy that can be stored in a system of a given weight and size or “energy density” (sometimes measured in Watt Hours per Kilogram or Wh/kg), recharge cycle and overall cycle life

•	Competitive cost, based on dollars per Kilowatt Hours (kWh), as well as life of the battery component

•	Demonstrated commercial manufacturing capability of functioning product in the United States

•	Modular construction allowing portable applications of varying size, as compared to the large scale, fixed site emerging alternatives.
History
          In 1982 ZBB (Australia) Limited was formed in Australia to develop commercial applications for the zinc-bromine research being conducted by Murdoch University in Western Australia. ZBB Technologies, Inc., our U.S. subsidiary which we sometimes refer to in this prospectus as “ZBB Wisconsin,” was established in 1994 in Wisconsin to acquire the zinc-bromine technology assets of Johnson Controls, Inc. which was engaged in research to manufacture energy storage systems based upon the zinc-bromine technology. Pursuant to this acquisition, certain key employees researching this technology for Johnson Controls, Inc. became employed by ZBB Wisconsin to continue their research. ZBB Energy Corporation was formed in 1998 in Wisconsin as a holding company for ZBB Technologies, Limited and ZBB Technologies, Inc.
          Since our inception, and through 2005, our operations consisted primarily of research and development and we have not had material revenues. Prior to such time, our operations have historically been funded through government grants and private investment.

          In May 2004, we entered into a sales contract to provide four 500kWh energy storage systems to our first commercial customer, the California Energy Commission that purchased our energy storage system to demonstrate the efficiency and reliability benefits of our systems. We delivered the first of these systems in February 2006 to the San Ramon testing facility of Pacific Gas and Electric (“PG&E”). We were advised in a March 2006 letter from PG&E that our initial system was operating satisfactorily, and we believe that it is continuing to do so. Assuming that our initial test system continues to perform in accordance with specifications, we expect to deliver one of the remaining three energy storage systems before May of 2007 with the remaining two to be delivered within six months thereafter to PG&E’s San Ramon facility. If all four systems are delivered, we expect to receive approximately $1.8 million under this sales contract, including amounts already invoiced. However, even if the four systems operate satisfactorily, there is no assurance that Pacific Gas & Electric will order additional energy storage systems. If any one of the four systems that may be installed at the PG&E facility fails to work satisfactorily, we will be materially adversely affected.
          In March 2005, we formed ZBB China Pty Limited, a joint venture company with China Century Group, of which we own 49%. The joint venture is intended to sell energy storage systems to our target customer base in the Peoples Republic of China and is exploring local sources of manufacturing of certain of our products.
          In March 2005, we completed an initial public offering in Australia of our common stock and options to purchase common stock. Since Australian trading regulations do not readily permit securities of foreign corporations to trade on their exchanges, securities known as CUFS (CHESS Units of Foreign Securities) reflecting ownership in our securities trade on the Australian Stock Exchange Ltd. (the ASX). We received gross proceeds of A$6.0 million (approximately US$4.5 million) in the Australian stock offering. We have applied to delist our CUFS from the ASX upon effectiveness of this offering and all of our common stock previously trading as CUFS will become tradable in the United States. However, we will not be listing the 176,471 options on the AMEX.
Products and Technology
          The building block for our core energy storage systems is a 50kWh module. Each 50kWh module consists of three of our “F2500” 60 cell battery stacks connected in parallel, a pair of zinc-bromine electrolyte storage reservoirs, an electrolyte circulation system and a computerized module control system.
          These modules function either as stand-alone units or serve as the building blocks that larger storage systems require. Any number of modules can be placed in multiple parallel and series arrangements to meet the varying energy capacity needs of our target customers. The first products we developed were “turnkey” 400kWh energy storage systems that consisted of eight 50kWh modules. We manufactured and conducted successful trials of two 400kWh systems in power utility applications in both the United States and Australia. We have recently increased the system size to a standardized 500kWh system (comprised of 10 50kWh modules), which is the maximum amount of storage capacity that can be readily installed and shipped by us in a standard 20 foot shipping container. The size of this container also allows our target customers to place the systems on the power grid or to be combined with additional 500kWh systems for large scale utility storage applications near the power generation source. We believe that our earlier installed systems have already demonstrated that they meet all the requirements to allow connection directly to a utility grid.
          The customers we target will typically require the energy storage systems to recharge and discharge much or all of its stored energy on a regular basis. Generally, the more energy that can be utilized from an energy storage system of a given size on a single charge, the more efficient it is to the user. One of the characteristics of our zinc bromine based systems is that they can be fully charged in 4.5 hours and can then discharge 100% of the stored energy, typically at rates from two to eight hours, and sometimes longer, depending on the customers’ demand for energy. By comparison, lead-acid based systems typically take longer to charge and can only discharge approximately 65% of their stored energy without degradation to the battery during regular cycling.
          Prior to this offering, one executive officer of the Company has dedicated time towards procuring new sales. We intend to use the proceeds of this offering to have at least two new sales personnel. We may also, from time to time, retain independent consultants for the purpose of increasing sales. We do not believe that a distribution network exists for the sale of our products to utility or renewable energy companies and we therefore deal directly with our customers and do not have a separate distribution network. Additionally, we arrange for the shipping of our systems directly to the installation location requested by our customers.

          If we elect to commercialize our systems for commercial and home owner use, in addition to obtaining UL and ISO certification, we will be required to utilize services of distributors that sell to regional and national chain stores and home energy product re-sellers. We do not currently have any distribution relationships for our products. We do not intend to enter into any such arrangements or otherwise seek to pursue this long-term strategic objective until we have proven the viability of our system with public utilities and utility companies, obtained UL and ISO certification for our products, assessed whether there is adequate demand for our products in this market sector and accessed the necessary capital. There can be no assurance that we will ever be able to achieve this long-term strategic objective.
          ZBB F-2500 Flowing Electrolyte Zinc-Bromine Battery Stack Assembly
Market Information
          Industry Overview
          We believe that our F2500 product is available at a time when major changes are occurring in electricity supply and demand. Modern economies are highly dependent on the performance and reliability of the electricity grid. Electric utilities now face real and immediate challenges in providing reliable power. These challenges exist mainly because of aged centralized electric utility transmission and distribution grids that are increasingly unable to accommodate the peak, or highest demand for energy required by its customers. This transmission and distribution delivery system must be able to meet the highest expected demand however the highest expected demand is only experienced on an infrequent basis, leaving the system significantly underutilized for much of the year. Refurbishment by utility companies of their infrastructures would take years and require major capital expenditures. The Edison Electric Institute states that “underinvestment in transmission and distribution is estimated to cost the American economy at least $20 billion a year – a figure certain to grow if transmission and distribution infrastructure investment does not keep pace with demand.” (Why Are Electricity Prices Increasing? – An Industry Wide Perspective, June 2006). In addition, in an article published on November 29, 2005, the Wall Street Journal quoting Global Information Inc., Energy storage can help increase the usefulness of currently installed transmission and distribution assets by making existing equipment capable of meeting the expected future energy demand and deferring the need for additional investment in new “higher capacity” assets. Additionally, while expensive long term refurbishment of the systems may increase reliability of the energy supply, it would not necessarily solve problems associated with spikes in energy demand that can only be satisfied by the release of excess energy that has been previously stored from the generation source.

Primary Market Opportunities
          We anticipate that the primary users of our energy storage systems will be utility companies and renewable energy (solar, wind and hydro electric power generators) providers with space or capital constraints for the reasons stated above. We also intend to target customers that already have lead acid or similar systems in place that are nearing the end of their cycle life or that will need additional storage capacity. Energy storage itself is not new for the utility companies and storage systems in the form of hydro-electric reservoirs that pump and release water to create energy, have been utilized in the industry for some time. However, use of these technologies requires significant capital and space resources. In light of the capacity constraints and aging infrastructure of electricity grids in the United States and many other countries, electricity can be delivered most efficiently by placing energy storage systems near customers with variable power demands and at substations closest to the areas of greatest electricity usage. The modular design of our systems also allows them to be portable and to be placed on the utility company’s energy grid at or near the energy user, or to be combined with other modules for large scale storage. According to The Electric Power Research Institute (EPRI) energy storage devices may be the most important element of power systems of the future2.
          Benefits to Utility Companies
          Distributed Energy Applications
          Performance problems in electricity distribution grids vary in nature and severity. One way for a utility company to address deficiencies in the electricity grid is by using the back-up energy provided by energy storage systems to provide uninterrupted power supply. The term “distributed energy” generally refers to the deployment of energy generation and energy storage resources in the transmission and distribution networks of the electricity grid. These assets are sited past a bottleneck, the point of congestion, where they can provide a source of energy to allow a “ride through” for the infrequent peak demands experienced by the system during the month or the season and thus allowing the utility to avoid or defer an expensive capital upgrade to its system until a later time when the increased demand becomes more regular. For electric utilities our products provide a means to augment the functionality and performance of the electricity grid on a localized and “as needed” basis. Typically, distributed energy solutions are deployed close to the customer base, at the utility substation level or at the lower voltage levels in the distribution network. This allows deployment of optimized equipment to address the local supply problem, rather than relying on large scale centralized solutions.
          Capital deferment
          We believe that increases in demand will necessitate expensive modernization and capacity upgrade programs for the infrastructure of aging electricity grids. These improvements will be needed to update utility company’s electricity grids around the country as a result of previous underinvestment in this utility grid sector. According to Edison Electric Institute estimates (Why Are Electricity Prices Increasing? — An Industry Wide Perspective, June 2006), “investor owned utilities plan to spend $29 billion in transmission infrastructure from 2004 to 2008”. This same report suggests that “a continued load growth will require continued expansion in distribution system capacity. If recent investment trends persist, distribution investment will average $14 billion per year over the next 10 years”. We believe that the use of our energy storage systems to store unused energy for use during peak times that would not otherwise be deliverable on the electricity grid, postpones the need for major capital expenditures by utility companies.
          Load management
          Utility companies attempt to even-out the on-demand supply of electricity from the energy transmission grid by the storage of electricity during low-load (low demand) periods, and the subsequent supply of stored electricity during high-load (high demand) periods. In the industry, these techniques are known as load shifting, peak shaving and peaking capacity. Our energy storage systems are designed to be used by utility companies to manage demand for energy in the above applications.

[2]	Unless otherwise stated, all statements in this section are based on Chapter 2 of the EPRI-DOE Handbook on Energy Storage for Transmission and Distribution Applications, EPRI, Palo Alto, CA, and the U.S. Department of Energy, Washington, D.C. 2003, 1001834, available on www.EPRI.org.

          Power quality
          Energy storage systems provide a means to alleviate or eliminate power quality problems by supplying power locally to either in-fill or compensate line disturbances on the utility (rather than the customer’s) side. The scale of the avoided costs provides an indicator of the potential value of using distributed energy systems in the grid to address power quality problems.
          Benefits to “green power” energy providers
          Renewable energy providers would use our products to store as much power as possible during times of peak generation. This energy is then re-sold or distributed at a later time as needed.
          Typically, renewable energy sources such as wind and solar and hydro are interconnected to the utility company’s energy transmission grid for the subsequent purchase of this green power by customers. Alternatively, renewable generation is installed at customer sites, with arrangements to purchase excess power exported from the customer to the grid. Distributed energy storage enhances the value of the renewable resource by time-shifting the use of the energy and by reducing the fluctuation of power delivered to the grid.
          Benefits to industrial and commercial users
          Large factory and industrial operators that are energy intensive or energy users that rely on an uninterrupted power supply may utilize our products for both back up and power management. Industrial users also use energy storage systems to employ a technique known as demand charge management, to reduce the amount of energy drawn from utility companies during peak times.
Competition
          Our business is subject to competition from companies with similar as well as dissimilar technologies and business philosophies. The competing technologies are in various stages of development or manufacture. We believe that our closest competitors base on needs of the user, are lead acid battery competitors. Some of the companies that compete with us have far more capital and market exposure and have already attained some market penetration and acceptance in the United States and abroad. We have also been able to demonstrate our ability to manufacture a finished product by outsourcing certain parts of the manufacturing process and by utilizing specialized equipment of our own that have been configured for our systems. While we believe that our energy storage system competes on the basis of size, energy storage density, discharge rates and overall costs of ownership during the life cycle of the product, our products’ technology are new and there is no way to assess whether the energy industry will accept our products. Additionally, while the “per unit” energy storage capacity and life of our products superior to these of lead acid technologies, our per unit cost is also higher. We have only recently entered the market place with our energy storage systems and only have one contract, which is with the California Energy Commission. A detailed description of technologies that compete with ours is set forth below.
          Competing Technologies
          The Electricity Storage Association (ESA) identifies eleven specific energy storage technologies. Our summary below is based on the more detailed information available about these technologies on the ESA’s website at www.electricitystorage.org.
          Lead-acid - Lead-acid is one of the oldest and most developed battery technologies. It is a low cost and popular choice for energy storage, but its suitability for energy management is very limited in applications that require deep discharge, long cycle life and longer term energy storage.
          Compared to modern lead-acid battery technology, we believe the zinc-bromine battery provides superior technical performance at a significantly lower overall cost. We believe that our product has certain superior functionality characteristics over the leading lead acid technology of comparable 50kWh system, including:

	Zinc-Bromine	Lead-Acid
Discharge	Ability to discharge 100% of its power	Discharges approximately 65% of its power

Recharge	4 to 4-1/2 hours for full recharge	Up to 20 hours for full recharge

	Zinc-Bromine	Lead-Acid
Cycle Life	2,000 full charge/deep discharge cycles, maintains some functionality after cycle life, requires replacement of battery stack components only	750 full charge/regular discharge cycles, almost no functionality at end of cycle life; requires complete field replacement

Composition	Plastic components (corrosion free, lower weight)	Lead (heavy weight, corrosion of grids)

Space Requirements	Less	Substantially more

Design Format	Modular	Not modular, requires large balance of plant

Environmental	Recyclable; zinc-bromine is a non-toxic, water based solution,	Contains lead; difficult to recycle and dispose of; toxicity issues,

Maintenance	Negligible, modular configuration allows easy replacement of parts	10%-15% (estimated) of capital cost per annum
          Zinc Bromine — This technology uses two different electrolytes that flow past carbon-plastic composite electrodes in two compartments separated by a microporous polyolefin membrane. This is the technology that we utilize for our energy storage systems. We are not aware of any competitor who has successfully commercialized this technology.
          Vanadium Redox — A flow battery that stores energy by use of vanadium redox, stored in sulfuric acid solutions.
          Sodium Sulphur (NaS) — A battery consisting of molten liquid sulphur at the positive electrode and molten metallic sodium at the negative electrode, separated by a solid beta alumina ceramic electrolyte. The battery for this device must always be maintained at high temperatures of approximately 300° C to allow the process to occur.
          Polysulfide Bromide (PSB) — A flow battery system based on a regenerative fuel cell technology that provides a reversible electrochemical reaction between two salt solution electrolytes (sodium bromide and sodium polysulphide).
          Metal-Air — Potential high energy density and low cost battery, but electrical recharging is very difficult and is still in development.
          Lithium Ion — also known as Li-ion, these batteries offer high energy density, high efficiency and a long cycle life. Li-ion is widely used in small portable markets, but high manufacturing cost presently prohibits large scale industrial applications.
          Flywheels — These primarily consist of a massive rotating cylinder operating in a low vacuum environment to improve efficiency. The main use for flywheels is for short-term uninterruptible power supply (UPS) and aerospace applications. Large scale applications would require a flywheel “farm” approach.
          Pumped Hydro Storage — Pumped hydro storage is not a battery device, but rather, uses two reservoirs to create a limited amount of energy on demand. During off peak hours water is pumped from the lower reservoir to the upper; the water flow is reversed to generate electricity. This method is widely used but characterized by long construction times and high capital expenditure and requires a large geographic area and water supply.
          CAES — A peaking gas turbine power plant using compressed air stored in large underground caverns inside salt rocks.
          Super Capacitor Storage — These are devices with high energy density. Large scale applications are still under development.

Intellectual Property
          In 1994, ZBB Wisconsin acquired outright ownership of all of the intellectual property and, fixed assets associated with Johnson Controls, Inc.’s zinc-bromine battery development program. Our continued research and development activities have enabled us to develop a commercially available zinc bromine battery that operates in conjunction with a power grid. It has also successfully demonstrated a commercially available product that also operates on a stand-alone basis. We have invested a significant amount of capital and resources in developing the zinc bromine technology to its current, commercially viable level. In fiscal 2005 and 2006 alone, we invested approximately $676,948 and $600,608, respectively, in research and development of our products. A total of approximately $39,000,000 has been invested directly by us on research since our inception as well as $11,000,000 invested by Johnson Controls and others on research prior to our acquisition of this business in 1994. Since we have not attained any material sales yet, none of these costs have been absorbed by our customers. We currently possess a number of United States, Australian and international patents.
          We believe that we have sufficient documentation to demonstrate our ownership over all of our intellectual property. To date we have not received any claims for infringement of patent or intellectual property usage. In total, there are more than 60 separate processes or designs within our consolidated company’s intellectual property portfolio, including 15 current patents and 4 patent applications.
          A description of the current patented technologies, process number of patents and patent applications, along with the jurisdiction of patent application/grant is as follows:

Description of Patents and Patent		Date of Grant	Expiration
Applications	Jurisdiction(s)	or Application	Date
Issued Patents and patent applications

Battery Circulation System with improved four-way valve	Australia	June 19, 2003
Carbon Coating for an Electrode	United States	May 6, 1997	October 12, 2015
Compact Energy Storage System	Australia	November 26, 1998	May 21, 2016
	Japan	May 21, 1996	(pending)
	United States	March 11, 1997	May 23, 2015
Composite End Block for a Battery	United States	March 26, 1991	January 10, 2010
End Block Constructions for Batteries	United States	May 3, 1994	January 15, 2013
Friction Welded Battery Component	United States	July 31, 1990	September 20, 2008
Method of Electrode Reconditioning	Australia	November 5, 1998	June 4, 2016
	Japan	June 4, 1996	(pending)
	United States	July 22, 1997	June 7, 2015
Method of Joining Bipolar Battery Frames	United States	July 30, 1991	September 10, 2010
Spill and Leak Containment System for zinc bromine battery	Australia	February 2, 2004	May 3, 2019
	United States	July 17, 2001	May 4, 2019
Terminal Electrode	United States	August 14, 1990	June 30, 2009
Zinc Bromine Battery with Non-Flowing Electrolyte	Australia	July 2, 1996	July 2, 2016
	Japan	July 2, 2006	(pending)
	Malaysia	March 31, 2006	March 31, 2021
	United States	January 7, 1997	July 7, 2015
          While we have not patented our flow channel technology, management believes that the technology is sufficiently difficult to develop and would require years of research to replicate. Our battery cell storage technology for example, is based, in part, on the alignment and precise placement of multiple plates in series, prior to welding. Our welding utilizes highly technical friction welding methods that require specific pressure settings, temperature settings, friction welding frequencies and amplitudes as well as proper use of materials. While the friction welding process is not patented by us, certain of the components are patented and we require persons and subcontractors who participate in this process to execute non-disclosure agreements. This process alone has taken us over 12 years to develop. To the extent possible, we also limit the information available to persons who work on this process. Therefore, we have elected not to file a patent for our flow channel technology at this time as we believe that the public disclosure of the details relating to this technology that would have to be made in connection with applying for such patent would be detrimental to the proprietary nature of our know-how and would provide potential competitors with insight into our technology and manufacturing processes. We believe that our continued in-house research and development relating to the zinc bromine technology will provide an on-going source of competitive advantage.
          So far, we have not seen any competitor be successful in implementing the technologies necessary for manufacturing zinc bromine battery systems. If a competitor is able to discover this process lawfully and manufacture this product on a commercial level, we may be materially and adversely affected. Therefore, management revisits its patent application process from time to time and may in the future file one or more patents relating to our flow channel technology as well as other technologies that we develop if it determines that the risks of disclosure are outweighed by the risks of non-protection of the patent in question.
Sales and Marketing Strategy
          The technical characteristics of the F2500 flowing electrolyte zinc bromine battery make it a strong candidate for a wide range of energy markets. Some markets are well established and clearly defined, and others are still developing. Our strategy in reaching these markets is based on exceeding performance and cost thresholds of competing technologies. We plan to continue pursuing appropriate distribution and sales arrangements with suitably qualified channel partners with established operations capable of selling, installing and maintaining our products.
          Eventually, once both UL and ISO certification for our products is obtained, and presuming that funds and resources will be available therefore, we intend to expand our market to chain stores and home energy supply stores for sale to retail customers. We have not yet made capital or resource commitments to this market and no assurance can be made that the Company will elect to sell to this market. Additionally, we have not established any relationships with distributors of energy products or resellers of home energy products.
Sources and Availability of Raw Materials
          We have developed products composed of low-cost components and materials. We believe that our components are assembled using well-understood manufacturing concepts that require relatively low capital cost and are readily scaleable to achieve high quality reproducibility. With the exception of the electrolyte and microporous separator which are purchased, all other ZBB product components are either injection molded according to our proprietary designs or are standard off-the-shelf pieces. Currently, zinc and bromine, the elements used in our electrolyte, are widely available commodity minerals with numerous alternate suppliers.
          We believe that the chemicals used in the electrolyte that we acquire are readily available and that the mixing of these substances in accordance with our specifications can be outsourced to various blending facilities. Currently, we outsource our electrolyte sorting and blending to a company in New Jersey, however, other blending facilities are also available in the United States. Similar basic chemical raw materials are secured from Israel by the blending company on our behalf, however, the ingredients that comprise our electrolyte are not rare substances and we believe that other suppliers are available.
          To improve manufacturing process efficiency, we outsource all basic manufacturing processes, such as injection and rotational molding for elementary component parts, and the mixing of our zinc bromine electrolyte solution, and devote our production capacity to the proprietary “value added” manufacturing of the battery stacks. We have patented designs and own all molds for all of the major parts of our battery stacks and tanks. All companies to which we outsource our manufacturing work are subject to confidentiality agreements.
          We have developed unique, and in several cases, proprietary process technology and equipment for high volume automated manufacturing of our battery products, the principal product components of which are electrodes, separators, flow frames and endblocks. The core manufacturing undertaken by us is the construction of hermetically sealed, leak proof battery stacks, which consist of nearly 100% plastic materials. The equipment and general techniques used by our manufacturers are generally well-known manufacturing techniques employed in several fields, including the automotive industry, and we believe that alternative sources of manufacturing are available.

Other Products in Development
          We have also used our zinc bromine and manufacturing technologies to develop a non-flow battery product that, unlike the F2500, does not require a circulating electrolyte system. This non-flow battery product is known as the N-F800 battery. The N-F800 provides less power and is much simpler in its construction as it does not require the electrolyte storage and circulation systems of the F2500.
          Prototypes of the NF-800 currently on life cycle tests have passed the 3,000 cycle mark and still achieve total return energy efficiency of over 70%. However, sales of a viable commercial product require further refinements in the manufacture and design of this product. This battery is designed for use in small electric vehicles such as golf carts, materials handling equipment, wheel chairs, electric scooters and lawn mowers and in other applications such as telecommunication applications.
          We are not marketing this product as we have elected to allocate our resources towards the manufacture and sale of our F2500 flow batteries. We are currently reviewing strategic alternatives to commercialize the N-F800 battery.
Description of Properties
          Wisconsin U.S.A. Property
          ZBB Energy Corporation recently acquired the property on which its manufacturing facility is located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin. The company has occupied a portion of this space since 2002 pursuant to a sub-lease arrangement and acquired the property in February 2006 for $2.2 million pursuant to a land purchase option with the owner. The appraised fair market value of this property at the time of acquisition was $2.4 million dollars. In connection with the purchase of this property, the company incurred mortgage indebtedness from Investors Bank in Milwaukee in the amount of $1.8 million dollars which is to be guaranteed in part by the US Small Business Administration and which bears interest at 8%, payable with interest only payable monthly until the US Small Business Administration securitizes and sells their 50% share of the loan, at which time the loan will become repayable at the then stated interest rate over a period of 20 years.
          The property is approximately 3.4 acres and has a facility with approximately 72,000 square feet of rentable manufacturing space, of which the company occupied approximately 35,000 square feet at the time of its acquisition. This property is used to house our U.S. production, assembly and administration headquarters. In 2005 we ordered new manufacturing equipment which will be installed and commissioned in 2006 to expand our battery cell stack production capacity to 20MWh annually. Of this amount, an automated cell stack encapsulating machine at a cost of $312,000 and we are anticipating receipt and installation of an automated carbon electrode coating machine in June of 2007. We intend to apply approximately $6,250,000 from the proceeds of this offering towards the acquisition of machinery, equipment and inventory that will increase manufacturing capacity to up to 65MWh annually. The existing facility in Menomonee Falls is suitable to accommodate further expansion of capacity to at least 100MWh annually.
          Bibra Lake, Western Australia (Leasehold)
          In 2001 our Australian subsidiary, moved into new, leased, self-contained research and development facilities in Bibra Lake, Western Australia after previously occupying sub-leased laboratory and workshop facilities. This facility also provides the engineering support for Australian and South East Asia sales as well as a marketing base for the company in this region. This facility is owned by a four person partnership of which three of our directors, Richard Payne, Robert Parry and Geoffrey Hann are partners. The current rental is $49,875 (A$66,500) per annum which was based on a rental valuation obtained in November 2006 by an independent certified real estate appraisal company. In October of 2006, ZBB Technologies Limited has exercised its option to renew the lease for five years, expiring on October 31, 2011.
Employees
          We currently have an aggregate of 26 full time employees in the U.S., and 4 full time and 1 part time employees in Australia.

Legal Proceedings
          There are no pending legal proceedings against us.
Recent Developments
          In fiscal 2005, we entered into a sales contract for approximately $1.8 million to provide four 500kWh energy storage systems to our first commercial customer, the California Energy Commission. The California Energy Commission purchased our energy storage system to demonstrate the efficiency and reliability benefits of our systems. We delivered the first of these systems in February 2006 to the San Ramon testing facility of PG&E. Assuming any initial installed system continues to perform satisfactorily, we expect to deliver the an additional system before May 2007 with the remaining two systems within six months thereafter.
          In fiscal 2005, we formed ZBB China Pty Limited, a joint venture company with China Century Group, of which we own 49%. The joint venture is intended to sell our energy storage systems to our target customer base in the Peoples Republic of China. The joint venture has contracted to purchased one of our 500kWh systems for $300,000 to demonstrate our products to potential customers. The joint venture is exploring local sources of manufacturing for certain components and the ultimate assembly of the final product. In this coming year, we intend is to secure a contract for the sale of an initial system similar in size and application to the California Energy Commission system.
          In October of 2006, we participated in an Australian government-led trade mission to the Peoples’ Republic of China, known as the “Renewable Energy and Energy Efficiency Business Mission to China.” This mission was formed as a result of a partnership between various governments to investigate methods and the technologies that can reduce the greenhouse effect and global warming. During this mission, members of management discussed the use of the company’s products; however, no specific contract for the acquisition of our products has been secured. Management believes, however, that any prospective purchaser in China would request the acquisition of a full 2MWh for testing purposes prior to entering into a joint venture with us.

MANAGEMENT
Directors and Executive Officers
          Our current directors and executive officers are as follows:

Name	Age	Position
Richard A. Payne	51	Chairman and Director Class I

Robert J. Parry	57	Chief Executive Officer and Director Class I

Geoffrey D. Hann	45	Chief Financial Officer and Director Class II

William Mundell	46	Director

Manfred E. Birnbaum	73	Director

Steven A. Seeker	57	Chief Operating Officer
          Richard Andrew Payne has been a director of the company since 1998 and chairman of the board since 2004. Mr. Payne is a director serving on Class I of our board whose term expires in 2008. Mr. Payne has been a director of our subsidiaries since 1994. Mr. Payne is the principal of Richard Payne & Associates and is a commercial lawyer who has practiced as a corporate and commercial attorney in Australia for over 25 years. Mr. Payne has been a director of Australian Ethanol Limited since 2002 and of the Broome International Airport Group of companies since 2001. Richard Payne & Associates has acted as a legal adviser to the company and its predecessor between 1993 and 2005. Mr. Payne received his Bachelor of Jurisprudence (Hons) in 1980 and a Bachelor of Law in 1981 from the University of Western Australia.
          Robert John Parry has been a director and chief executive officer of the company since 1998, and has held similar positions with our subsidiaries since co-founding the company in 1982. Mr. Parry is a director serving on Class I of our board and his term expires in 2008. In 1990 Mr. Parry formed, in partnership with Mr. Hann, the accounting practice of Parry Hann & Associates. Mr. Parry obtained an accounting degree from The Western Australia Institute of Technology (Curtin University) in 1973 and he is a Fellow of CPA Australia.
          Geoffrey David Hann has been our director, audit committee member, Secretary and Chief Financial Officer since 1998 and has held similar positions with our subsidiaries since 1992. Mr. Hann is a director in Class II of our board and his term expires in 2010. Since 1990, Mr. Hann has been a partner with Mr. Parry in the accounting practice of Parry Hann & Associates. Prior to that Mr. Hann spent two years as a financial analyst with the Midland Banking Group in the United Kingdom. Mr. Hann holds a Bachelor of Business Studies degree with a triple major in Accounting, Finance and Business Administration earned from Churchlands College of Advanced Education (currently known as Edith Cowen University) in Western Australia in 1981 and is an Associate of CPA Australia.
          William Mundell has consented to be appointed as an independent director after the close of the offering. Currently, and since 2003, Mr. Mundell was an executive of Vidyah Corp. Between 1998 and 2003, Mr. Mundell was Chairman of Trade, Inc., a joint venture controlled by Bain Capital and Sutter Hill. Between 1987 and 1998, Mr. Mundell served as an officer of WEFA, an economic forecasting company. Mr. Mundell received a B.A. degree in Economics and Political Science from Carlton University in Canada, and an MBA in finance and Masters Degree in International Economics and Public Finance in 1982 and 1984, respectively, from Columbia University.
          Manfred E. Birnbaum has consented to be appointed as a director upon the closing of the offering. Prior to such time and since 1994, Mr. Birnbaum has been an independent management consultant in the energy and power industries. Mr. Birnbaum’s consulting services include assistance on divestitures, contract dispute resolutions, technology licensing, and developing marketing strategies for companies such as Westinghouse Electric Corporation, ABB-Asea Brown Boveri, Inc. Siemens, Alstom, Duke Power, Foster Wheeler and others. Mr. Birnbaum was Chief Executive Officer of English Electric Corp., a wholly-owned subsidiary of General Electric Company of England. Mr. Birnbaum held various senior management positions at Westinghouse Electric Corporation between 1958 and 1982. Mr. Birnbaum earned a B.A. in mechanical engineering from Polytechnic

Institute, of the City University of New York in 1957 and a Masters Degree in electrical engineering from the University of Pennsylvania.
          Steven A. Seeker was appointed as our chief operating officer in June 2006. Prior to such time and since 2000, Mr. Seeker was Vice President, International Sales and Operations, of Cooper Power Systems, Inc., in Waukesha, Wisconsin where he was responsible for Cooper Power’s international shipments, four international plants, and a network of sales representatives and direct employees in more than 75 countries. Prior to being appointed as Vice President and since 1974, Mr. Seeker held various other executive and non executive positions with Cooper Power and its predecessor company, McGraw-Edison. Mr. Seeker was President of the US National Committee of the International Electrotechnology Commission (IEC) (2000-2005), an American National Standards Institute (ANSI) Board of Directors, Executive Committee, and International Committee member (2000-2005) and a representative on the IEEE Standards Association Board of Governors (2001). Mr. Seeker was most recently awarded the 2006 Astin-Polk International Standards Medal by ANSI. Mr. Seeker obtained both Bachelors and Masters degrees in Electrical Engineering received from New Mexico State University, Las Cruces NM in 1973 and 1974, respectively.
          Significant Employees
          Bjorn Jonshagen. Senior Engineer. Mr. Jonshagen has been managing our Australian research and development since 1992, and was part of the Australian research and development team since 1986. Mr. Jonshagen is a co-developer of some of our intellectual property. Prior to joining the Company in 1986, Mr. Jonshagen gained extensive experience as a design engineer for wind turbine generators, plate heat exchangers and various valve products. Mr. Jonshagen holds a Masters of Science degree in Mechanical Engineering which he received in 1979 from Lund University of Technology, Sweden, and a Masters of Science degree in Mechanical Engineering Materials Science which he received in 1980 from the University of Hawaii, Honolulu.
          Peter Lex. Vice President, Manufacturing. Mr. Lex joined Johnson Controls Battery Group in 1990 and has been our senior systems engineer since we acquired this division from Johnson Controls in 1994. He has coordinated extensive laboratory testing and qualification of zinc-bromine batteries and electrochemical capacitors. He has organized the research in materials development and conducted electrochemical testing of battery components, developed electrode and separator materials and processing techniques that improved the performance and life expectancy of the batteries. He has been the principal US research and development scientist for the Company since 1994 and coordinates the entire group’s materials research activities. He is a co-developer of the Company’s US intellectual property. Mr. Lex holds a Bachelor of Science degree in Chemical Engineering from The University of Wisconsin-Madison obtained in 1984 and Master of Science degree in Chemical Engineering from The University of Connecticut, Storrs obtained in 1988.
          Michael Hughes. Vice President, Systems Engineering. Mr. Hughes joined Johnson Controls’ zinc bromine battery research division in 1991 and has been our senior systems engineer since we acquired this division from Johnson Controls in 1994. He managed the eight member development team that built, tested and demonstrated the initial 100kWh system utilizing on-board computers, PC-based controls and automated communication systems. Mr. Hughes was also a core team member of the Johnson Controls Inc. electric vehicle race team that demonstrated a zinc-bromine battery powered car capable of a top speed of 95 mph. Prior to joining the zinc-bromine research group at Johnson Controls Inc, he held positions as a research assistant and then project assistant at University of Wisconsin-Milwaukee Department of Physics. Mr. Hughes holds a Bachelor of Science degree obtained in 1987 and a Masters of Science in Physics in 1991, both obtained from the University of Wisconsin-Milwaukee.
Classified Board of Directors
          Articles of Incorporation provide for a classified board staggered into three classes. Directors are appointed to a class having three year terms and shareholders may only appoint up to two new directors in any year. As a result of this classified board structure, a maximum of only one-third of directors can be replaced in any year which will discourage any attempted takeover, and would delay a change of control in our board that was not appointed by our existing board members.
          Mr. Parry and Mr. Payne are directors in Class I and were re-elected in 2006, whose term will expire 2009. Messrs. Birnbaum and Mundell will, at the closing of this offering, be appointed to Class II and Class III of our board of directors, with terms expiring in 2010 and 2011, respectively.

Board Committees
          Audit Committee. We have established an audit committee of the Board of Directors. The Audit Committee assists the board of directors in the oversight of the audit of our consolidated financials statements and the quality and integrity of our accounting, auditing and financial reporting process. The Audit Committee is responsible for making recommendations to the board concerning the selection and engagement of independent registered public accountants and for reviewing the scope of the annual audit, audit fees, results of the audit and auditor independence. The Audit Committee also reviews and discusses with management and the board of directors, such matters as accounting policies, internal accounting controls and procedures for preparation of financial statements. The Audit Committee is required, at all times to be composed exclusively of directors who, in the opinion of our board of directors, are free from any relationship that would interfere with the exercise of independent judgment as a committee member and who posses an understanding of financial statements and generally accepted accounting principles. Our Audit Committee is currently composed of Mr. Hann and Mr. Payne. After the closing of the offering and the appointment of Mr. Mundell and Mr. Birnbaum to our Board of Directors, both of such persons will be appointed to the Audit Committee along with Mr. Payne and Mr. Hann will resign from such committee. We believe that Messrs. Payne, Mundell and Birnbaum are independent directors as required by the listing requirements for the AMEX stock market. Our board has determined that both Mr. Payne and Mr. Mundel qualify as an “audit committee financial expert” as defined under Item 401(e) of Regulation S-B.
          Compensation Committee. The Compensation Committee evaluates the performance of our senior executives, considers design and competitiveness of our compensation plans, reviews and approves senior executive compensation and administers our equity and stock option plans. In September of 2006, the Company appointed Mr. Hann and Mr. Payne to serve on this committee. After the closing of the offering Messrs. Mundell and Birnbaum, will be appointed to the Compensation Committee along with Messrs. Hann and Payne. Prior to September of 2006, there was no compensation committee of the board of directors and compensation related matters were instead handled by the board.
Code of Ethics
          Our Board of directors adopted a Code of Business Conduct. The Code of Business Conduct, in accordance with Section 406 of the Sarbanes Oxley Act of 2002 and Item 406 of Regulation S-B, constitutes our Code of Ethics for senior financial officers. The Code of Business Conduct codifies the business and ethical principles that govern our business.
     The Code of Ethics is designed, among other things, to deter wrongdoing and to promote:
•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Compliance with applicable governmental laws, rules and regulations;

•	The prompt internal reporting violations of the ethics code to an appropriate person or persons identified in the code of ethics; and

•	Accountability for adherence to the Code.
          Our Code of Ethics has historically been posted in our annual reports as filed with the ASX and delivered to our Australian stockholders, which is also available on our website. Additionally, this Code of Ethics is provided to all directors, officers and other managing personnel prior to joining the company, and thereafter from time-to-time if and as needed.
Executive Compensation
     The following table sets forth all compensation for each of the last three fiscal years awarded to, or earned by, our Chief Executive Officer and all other executive officers serving as such at the end of 2006 whose salary and bonus exceeded $100,000 for the year ended June 30, 2006 or who, as of June 30, 2006, was being paid a salary at a rate of at least $100,000 per year.

Summary Compensation Table

Name and Principal					Other Annual	Securities
Position(s)	Year	Salary		Bonus	Compensation	Underlying Options
Robert J. Parry	2006	$187,620		$0	$0	0
Chief Executive Officer	2005	$187,620		$0	$0	87,907 (1)
	2004	$187,620		$0	0	0

Geoffrey D. Hann	2006	$160,000		$0	$0	0
Chief Financial Officer	2005	$160,000		$0	$0	0
(and Principal Financial Officer)	2004	$160,000		$0	$0	0

Stephen Seeker	2006	$150,000	(2)	$0	$0	0
Chief Operating Officer

(1)	Indicates options held in escrow, issued on March 30, 2005, exercisable at $6.38, and expiring on March 30, 2010.

(2)	Mr. Seeker commenced employment with the company in June of 2006. Salary amount indicates annualized salary.
          In accordance with the rules of the SEC, other compensation in the form of perquisites and other personal benefits has been omitted for the named executive officers because the aggregate amount of these perquisites and other personal benefits was less than the lesser of $50,000 or 10% of annual salary and bonuses for the named executive officers.
Options Granted During Fiscal Year
          There were no options or other stock grants to any named executive officers during Fiscal 2006. During Fiscal 2005 Mr. Parry received options to purchase 87,907 shares of common stock which were exercisable immediately at an exercise price of $6.38, and expire on March 30, 2010. No other options or stock awards were made during Fiscal 2005.

	Number Of
	Securities	Percent Of
	Underlying	Total Options/ SARs	Exercise Or
	Options/SARS	Granted To Employees	Base Price
Name	Granted (#)	In Fiscal Year	($/Sh)	Expiration Date
Robert J. Parry	87,907	%	$6.38	3/30/10
Chief Executive Officer
Other Named Executive Officers	0	N/A	N/A	N/A
Aggregate Option Exercises in Fiscal 2006 and Fiscal Year End Option Values
          No options were exercised by any executive officers or directors in Fiscal 2006 and no options held by any executive officers or directors are exercisable at prices below the trading price of our CUFS representing common stock as of June 30, 2006. On January 2, 2007 Richard A Payne, our Chairman, exercised 4,235 options (72,000 pre reverse split) at $4.25 per share, which options were to expire on January 2, 2007.

Options Granted Subsequent to end of Fiscal Year 2006
          At the end of Fiscal 2006, the following stock options were proposed to be granted by the compensation committee of the board on September 29, 2006 to Messrs Payne, Parry and Hann under the 2005 Stock Option Plan. These proposed option grants were all approved by our shareholders at our shareholder meeting in January 30, 2007 and grant and vest onl y at the closing of the offering and listing of the securities on the AMEX:
          Under the terms of the grant, Mr. Parry and Mr. Hann will each be granted 100,000 options expiring 5 years from date of closing of this offering, exercisable at a price 20% higher than the weighted average market price for shares on ASX over the last 20 days on which sales in shares were recorded on ASX immediately preceding the date of grant of the options and not to vest until the company completes this offering and lists on AMEX.
          Additionally, Richard Payne will be granted 50,000 options for a term of five years from the date of closing of this offering exercisable at a price 20% higher than the weighted average market price for shares on ASX over the last 20 days on which sales in shares were recorded on ASX immediately preceding the date of grant of the options and not to vest until the company completes this offering and lists on AMEX.
Employment Agreements
          Robert Parry has entered into an employment agreement with the company to act as Chief Executive Officer for a period expiring on June 30, 2009 on normal commercial terms and conditions and is paid a remuneration package totaling $187,620 per annum exclusive of any options granted to him.
          The employment agreement contains covenants prohibiting the employee competing with the company during his employment and at any time during 18 months following termination for any reason and a requirement for the employee to keep all information strictly confidential.
          Geoffrey Hann has entered into an employment agreement with the company to act as Chief Financial Officer for a period expiring on June 30, 2009 on normal commercial terms and conditions and is paid a remuneration package totaling $160,000 per annum exclusive of any options granted to him.
          The employment agreements with Mr. Hann and Mr. Parry each also provide that effective upon our listing on the AMEX and delisting from the ASX, if we terminate the employment agreement prior to its expiration for any reason other than for cause, we must pay the employee his annual remuneration for the greater of 18 months or the remaining term of the agreement and all unvested options shall vest and become immediately exercisable. On the expiration of the term of each employment agreement, the company shall pay the employee an amount equal to the employee’s annual remuneration for a further period of 18 months in 18 equal consecutive monthly installments commencing on the date of such expiration.
          The employment agreement contains covenants prohibiting the employee competing with the company during his employment and at any time during 18 months following termination for any reason and a requirement for the employee to keep all information strictly confidential.
          We will reimburse our officers and directors for any reasonable out-of-pocket business expenses incurred by them in connection with certain activities on our behalf such as identifying and investigating possible target businesses and business combinations. There is no limit on the amount of accountable out-of-pocket expenses reimbursable by us, which will be reviewed only by our board or a court of competent jurisdiction if such reimbursement is challenged.
          Other than the reimbursable out-of-pocket expenses payable to our officers and directors, no compensation or fees of any kind, including finders and consulting fees, will be paid to any of our existing stockholders, officers or directors who owned our common stock prior to this offering, or to any of their respective affiliates for services rendered to us prior to or with respect to the business combination.
          All of the above compensation has been approved by both a m ajority of the board and of the disinterested directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
          During fiscal 2005 and 2006 to date the following related party transactions occurred in addition to the transactions disclosed elsewhere in this prospectus.
          Richard Payne & Associates, a legal firm associated with Richard Payne, has provided general legal services to the company in fiscal 2005. The company has paid $51,367 in fees (inclusive of GST) to Richard Payne & Associates under normal commercial terms and conditions in fiscal 2005 and 2006.
          By a lease dated October 31, 2001 between the Barrington Street Partnership (in respect of which Robert Parry, Geoffrey Hann and Richard Payne comprise three of the four partners) as landlord, ZBB Technologies, Ltd. as tenant and the company as guarantor, as varied by a deed of variation between such parties dated June 15, 2002, the premises at 240 Barrington Street, Bibra Lake, Western Australia are leased by ZBB Technologies Ltd for a period of 5 years commencing November 1, 2001. The current rental is A$66,500 ($49,875) per annum based on an independent rental valuation in June 2004. ZBB Technologies, Ltd. has two options of renewal, each of five years and an option to buy the property at any time during the term or any extended term after July 31, 2006 at the then current market value. ZBB Technologies, Ltd. has exercised its option to renew the lease for the first five year term commencing November 1, 2006. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from unaffiliated third parties.
          We believe that we have executed all of the transaction set forth above on terms no less favorable to us than we could have obtained from unaffiliated third parties on an arms-length transaction. Additionally, all of the foregoing transactions have been approved by both a majority of the board and a majority of disinterested directors. It is our intention to ensure that all future transactions including loans or any other transactions or commitments between us, our officers and directors and their affiliates are approved by a majority of the board of disinterested board members, and are on terms obtained at an arms-length transactions that are no less favorable to us than we could obtain from unaffiliated third parties. Moreover, it is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from unaffiliated third parties.
[Remainder of Page Intentionally Left Blank]

PRINCIPAL STOCKHOLDERS
          The following table sets forth information regarding the beneficial ownership of our common stock as of April 10, 2007 and as adjusted to reflect the sale of our common stock included in the shares offered by this prospectus (assuming the individuals listed do not purchase shares in this offering), by:
•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.
          Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. The following table assumes 8,592,839 shares of common stock are outstanding after the closing of this offering based on the 5,259,506 shares of common stock outstanding as of the date of this prospectus as calculated above, and no exercise of the over-allotment option.
          Unless otherwise indicated, the address of each individual named below is our address in the U.S. located at N93 W14475 Whittaker Way, Menomonee Falls, Wisconsin, 53051.

	Amount and	Approximate Percentage
	Nature of	of Outstanding common stock
	Beneficial	Before
Name and Address of Beneficial Owner	Ownership(1)	Offering	After Offering
Richard A. Payne	174,572 (2)	3.3%	2.0%

Robert J. Parry	553,041 (3)	10.5%	6.3%

Geoffrey D. Hann	212,041 (4)	4.0%	2.5%

William Mundell	0	0	0

Manfred E. Birnbaum	0	0	0

Stephen Seeker	9,411	*	*

WA Local Government Superannuation Plan(5)	355,497	6.8%	4.1

Baytree Holdings Limited(6)	330,027	6.3%	3.8%

All directors and executive officers as a group	949,989	18.1%	10.9%

*	Less than one percent.

(1)	All references to “Escrow Shares” indicates shares, or shares issuable upon exercise of options, that are held in escrow by Computer Share Registry Services pursuant to which such shares may not be sold until March 30, 2007. All such shares were deposited into escrow in March of 2005 in accordance with the ASX listing requirements. The beneficial owner of any Escrow Shares indicated as owning such shares has full voting and disposition rights over said shares.

(2)	Includes (i) 1,415 Escrow Shares, (ii) 8,470 shares issuable upon exercise of options at $4.25 per share which expire on January 2, 2008 and 2009, (iii) 17,647 Escrow Shares issuable upon exercise of options at $5.61 per share which expire on May 6, 2008 and (iv) 50,000 shares underlying options to be granted upon the closing of this offering. Also includes (i) 39,678 shares (ii) 35,365 Escrow Shares, and (iii) 1,618 ASX Options held by the an affiliate of Mr. Payne, Geizo Pty. Ltd, as trustee for the RA Payne Family (the “Payne Family Trust”); and 6,415 shares and 10,791 Escrow Shares held by Geizo Pty Ltd. as trustee for the RA Payne Super Fund.

(3)	Includes (i) 2,706 ASX Options, (ii) 87,907 Escrow Shares issuable upon exercise of at A$8.50 per share and (iii) 100,000 shares underlying options to be granted upon the closing of this offering. Also includes (i) 330,000 shares held by Mr. Robert Parry and his son, Gareth Parry, as trustee for the FEIM Trust (the “FEIM Trust”), the beneficiaries of which include the heirs of Frank Ernest Parry, Mr. Robert Parry’s father, of which 220,415 are Escrow Shares, (ii) 404 shares and 302 Escrow Shares held by Mr. Parry’s spouse, (ii) 278 shares and 472 Escrow Shares held in partnership by the Hewitt, Parry Edwards and Rodgers and (iii) 223 shares and 394 Escrow Shares held in partnership by Hewitt, Parry, Edwards. Mr. Parry has voting and disposition control over all shares held by the FEIM Trust or in partnership with others.

(4)	Includes 3,350 ASX Options and 100,000 shares underlying options to be granted upon the closing of this offering. Also includes (i) 7,926 shares, (ii) 2,427 Escrow Shares and (iii) 691 ASX Options held in Mr. Hann’s Australian superannuation fund accounts (retirement account).

(5)	The address for the WA Local Government Superannuation Plan is 105 St. Georges Terrace, Perth Western Australia 6000.

(6)	The address for Baytree Holdings Limited is P.O. Box 456, Portman House, Hue Street St. Helier, Jersey JE4 5RP Channel Islands.

UNDERWRITING
          In accordance with the terms and conditions contained in the underwriting agreement, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Jesup and Lamont Securities Corporation and Empire Financial Group, Inc. are acting as representatives, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares of common stock offered in this offering set forth opposite their respective names below:

Underwriters	Number of Shares
Jesup & Lamont Securities Corporation
Empire Financial Group, Inc.

3,333,333
          A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.
          We have been advised by the representatives that the underwriters propose to offer the shares to the public at the initial offering price set forth on the cover page of this prospectus. They may allow some dealers concessions not in excess of $    per share and the dealers may reallow a concession not in excess of $    per share to other dealers.
          The public offering price of the shares was negotiated between us and the representative of the underwriters. Factors considered in determining the prices and terms of the common stock include:
•	the prices at which the CUFS representing our common stock have recently traded on the ASX;

•	comparable per share prices of United States publicly traded companies in the alternative energy sector; and

•	the perceived value of our technology and assessment of our future prospects.
Over-Allotment Option
          We have also granted to the underwriters an option, exercisable during the 60-day period commencing on the date of this prospectus, to purchase from us at the offering price, less underwriting discounts, up to an aggregate of 500,000 additional shares for the sole purpose of covering over-allotments, if any. The over-allotment option will only be used to cover the net syndicate short position resulting from the initial distribution. The underwriters may exercise that option if the underwriters sell more shares than the total number set forth in the table above. If any shares underlying the option are purchased, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.
Commissions and Discounts
          The following table shows the public offering price, underwriting discount to be paid by us to the underwriters and the proceeds, before expenses, to us. This information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per share	Without Option	With Option
Public offering price	$6.00	$20,000,000	$23,000,000
Discount	$.42	$1,400,000	$1,610,000
Non-accountable Expense Allowance(1)	$.06	$200,000	$200,000
Proceeds before expenses(2)	$5.52	$18,400,000	$21,190,000

(1)	The non-accountable expense allowance is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

(2)	The offering expenses after the underwriter’s discount and non-accountable expense allowance are estimated at $483,752.

Representatives’ Warrant
          We have agreed to sell to the representative of the underwriters, for a purchase price of $100, warrants to purchase up to a total of 166,666 shares of common stock. These representatives’ warrants are exercisable at a price of $7.20 per share of common stock, which is based on 120% of the public offering price, and may be exercised on a cashless basis, commencing on one year from the date of this prospectus and expiring five years from the date of this prospectus. The representatives’ warrants and the shares of common stock underlying such warrants have been deemed compensation by the NASD and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the NASD Conduct Rules. Additionally, the representatives’ warrants may not be sold, transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180-day period) following the date of this prospectus. However, the representatives’ warrants may be transferred in whole or in part to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the shares of common stock underlying the representatives’ warrants have been registered under the registration statement of which this prospectus forms a part, the warrants grant to holders demand and “piggy back” rights for periods of five and seven years, respectively, from the date of this prospectus with respect to the registration under the Securities Act of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities, other than underwriting commissions which will be paid for by the holders themselves. The exercise price and number of shares issuable upon exercise of the representatives’ warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the representatives’ warrants will not be adjusted for our issuances of common stock at a price below the exercise price.
Regulatory Restrictions on Purchase of Securities
          Rules of the SEC may limit the ability of the underwriters to bid for or purchase our securities before the distribution of the securities is completed. However, the underwriters may engage in the following activities in accordance with the rules:
•	Stabilizing Transactions. The underwriters may make bids or purchases for the purpose of pegging, fixing or maintaining the price of our securities, so long as stabilizing bids do not exceed a specified maximum.

•	Over-Allotments and Syndicate Coverage Transactions. The underwriters may create a short position in our securities by selling more of our securities than are set forth on the cover page of this prospectus. If the underwriters create a short position during the offering, the representative may engage in syndicate coverage transactions by purchasing our securities in the open market. The representative may also elect to reduce any short position by exercising all or part of the over-allotment option.

•	Penalty Bids. The representative may reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate coverage transaction to cover syndicate short positions.
          Stabilizing and syndicate coverage transactions may cause the price of the securities to be higher than they would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the prices of the securities if it discourages resales of the securities.
          Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of the securities. These transactions may occur on the American Stock Exchange, in the over-the-counter market or on any trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.
Lock-Up Agreements
          All our officers and directors have agreed that, for a period of one year from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for an aggregate of 500,000 shares of common stock beneficially owned by certain of our non-executive employees whom we have identified to the representative. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the lock-up period.
          Additionally, certain members of management have consented to lock-up their shares under an escrow agreement in connection with our Australian public offering in 2005. All options and shares held under this escrow agreement will be released in March 2007; however, to the extent that such shares are held by our officers and directors, such registered securities will continue to be restricted in accordance with the parties’ agreement.
Other Terms
          We have granted the representative the right to have its designee present at all meetings of our board of directors for a period of two years from the date this registration statement (of which this prospectus forms a part) becomes effective. The designee will be entitled to the same notices and communications sent by us to our directors and to attend directors’ meetings, but will not have voting rights. The representative has not named a designee as of the date of this prospectus.
Relationships
          Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
Electronic Delivery
          A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.
Indemnification
          We and the selling shareholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in this respect.

DESCRIPTION OF SECURITIES
          The following brief description of our capital stock is only a summary. It is subject in all respects to applicable Wisconsin law and to the provisions of our restated articles of incorporation, our bylaws and any agreements we have with shareholders, copies of which have been filed with the Securities and Exchange Commission, to which you should refer for more complete information.
          We are authorized to issue 150,000,000 shares of common stock, par value $.01. As of the date of this prospectus 5,259,506 shares of common stock are outstanding, held by 303 record holders as of December 31, 2006 (which includes CHESS Depository Nominees Pty Ltd.) and approximately 998 beneficial owners that hold CUFS’s representing our common stock trading on the ASX.
          At a shareholders meeting held on January 30, 2007, our shareholders approved a 1-for-17 reverse stock split. The approval and implementation of this reverse stock split was a condition to completion of this offering required by the representatives of the underwriters.
Common Stock
          Voting Rights. Subject to Section 180.1150(2) of the Wisconsin Business Corporation Law (the “WBCL”), described below under “—Certain Statutory Provisions”, holders of common stock are entitled to one vote for each share of common stock held by them on all matters to be voted upon by the shareholders, including the election of directors. Holders of common stock are not entitled to cumulative voting rights in the election of directors. Directors are elected by a plurality of the votes cast. Generally, unless a greater vote is required by our articles of incorporation, our bylaws or Wisconsin law, all other matters to be voted on by shareholders must be approved by a majority of the votes cast on the matter at a meeting at which a quorum is present, subject to any voting rights granted to holders of any then-outstanding preferred stock.
          Classified Board of Directors. Articles of Incorporation provide for a classified board staggered into three classes. Directors are appointed to a class having three year terms and shareholders may only appoint up to two new directors in any year. As a result of this classified board structure, a maximum of only one-third of directors can be replaced in any year which will discourage any attempted takeover, and would delay a change of control in our board that was not appointed by our existing board members.
          Dividends. Our Board of Directors, may, in its discretion, declare and pay dividends on the common stock out of earnings or assets legally available for the payment of dividends, subject to other restrictions under Wisconsin law. Because we are a holding company, our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or otherwise transfer funds to us. Moreover, various financing arrangements, charter provisions and regulatory requirements may impose restrictions on the ability of our insurance subsidiaries to transfer funds to us in the form of dividends, loans or advances. We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.
          Liquidation and Dissolution. Subject to the rights of the holders of any series of preferred stock that may be outstanding, if we are liquidated, any amounts remaining after the payment of liabilities will be paid pro rata to the holders of the common stock.
          Supermajority Voting Requirements, Articles of Incorporation and By-laws. Under our By-laws, our Articles of Incorporation may be amended, altered or replaced or supplemented unless at least three-quarters of the shares of common stock cast at a meeting of shareholder duly called for such purpose are voted in favor of such action.
          Other Matters. Holders of common stock are not entitled to any preemptive, conversion or redemption rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable, except for certain statutory liabilities which may be imposed by Section 180.0622 of the WBCL, as judicially interpreted, for unpaid employee wages. Section 180.0622(2)(b) provides that the shareholders of a Wisconsin corporation are personally liable, to an amount equal to the consideration for which their shares without par value were issued, for all debts owing to employees of the corporation for services performed for the corporation, but not exceeding six months service in any one case.

          The CHESS Depository receipts representing 59,125,400 shares of our common stock and 3,000,000 options to purchase our common stock (or 3,477,965 shares and 176,470 options, respectively, as adjusted to reflect the Reverse Split) are, prior to the date of this prospectus, trading on the Australian Stock Exchange under the symbol “ZBB” and “ZBBO”, respectively. We have applied for the delisting of our CUFS representing common stock and options from the ASX concurrent with this offering resulting in the issuance of shares and options to the respective holders thereof. However, we only intend to apply for the listing of our common stock on the American Stock Exchange and not the listed options.
Preferred stock
          We are not authorized to issue preferred stock.
Debt Securities
          $1,000,000 Montgomery Capital Partners LP Convertible Loan Financing
          On February 28, 2006 we borrowed $1,000,000 from Montgomery Capital Partners L.P., pursuant to the Montgomery Loan. Interest on this loan accrues at 10% per annum, compounded monthly, with a default rate of 13% and becomes payable in full on the earliest to occur of the consummation by us of any major financing (such as this offering), a default, or February 28, 2008. Outstanding principal and interest on this loan is convertible by Montgomery Capital in whole or in part from time to time, into shares of our common stock upon written request to us. The Montgomery Loan also provides that the holders may elect to acquire up to an additional 117,647 shares of common stock, at prices which are set at the time notice is given with respect to such warrants. The warrant rights are redeemable upon request of Montgomery Capital at $1.28 per warrant, or $150,000 if paid in cash. Under the terms of our March 2007 agreement with Montgomery Capital, we have the option to pay the redemption price for such warrants either in cash or by issuing 31,250 shares of our common stock to Montgomery Capital.
          Montgomery Capital has requested repayment of this loan and redemption of all warrants at the closing of this offering.
          In order to pay the loan the Company is required to repay 120% of all outstanding principal and interest and issue such number of shares as would be issuable if half of said repayment amount were converted. Pursuant to a letter agreement entered into in October 2006, Montgomery Capital has agreed not to convert any portion of the Montgomery Loan until January 2007, in exchange for $20,000 per month and has requested repayment of the loan at the closing of the offering, rather then conversion and has requested redemption of their rights to purchase common stock, for $150,000 at the closing of our underwritten offering. In March 2007 we revised this agreement to extend the non conversion period to June 1, 2007 and increase the monthly payment amount to $25,000, which will be paid at the closing of our offering. If we repay this loan on April 15, 2007 we will be required to pay approximately $1,205,000 under the loan, $150,000 or 31,250 shares for redemption of the warrants, and issue approximately additional 123,125 shares to Montgomery Capital.
          $2,226,666 Bushido Loan
          On June 22, 2006 we entered into a Note Purchase Agreement with the Bushido Lenders pursuant to which we issued an aggregate of $2,226,667 face amount of secured, convertible promissory notes at a 25% original issue discount and the Bushido Warrants to the Bushido Lenders. Interest on the Bushido Loan accrues at 8%, payable quarterly on 75% of the face amount of the notes. The Bushido Notes are due in full on the earliest to occur of a default under the Bushido Notes or July 14, 2008. The Bushido Notes are secured by a subordinated mortgage on our Wisconsin Property, a lien on all of our assets and a pledge of all of the shares of our subsidiaries and of all of our shares of ZBB China Pty Limited The outstanding principal and interest will be convertible only in the event of default at a conversion price of $2.55 per share. In connection with the Bushido Loan and warrants, the Bushido Lenders have piggyback registration rights.
          Among other restrictions, the Bushido Loan provides that for so long as the loan is outstanding we may not enter into certain kinds of transactions which include mergers and consolidations, a sale of our assets outside the ordinary course of business, take any action to change the nature of our business, enter into material transactions with affiliates except under reasonable terms, redeem our securities or permit any subsidiary to make loans or advances.
          $1,187,500 Convertible Promissory Notes
          Between April and September of 2006 we issued $1,187,500 of Empire Notes to accredited investors in a private placement transaction for which Empire Financial Group, one of the managing underwriters in this offering, acted as placement agent. The Empire Notes accrue interest 15% per annum and are due on the earlier of April 15, 2007 or the closing of an equity based offering of no less then $6 million. Each lender has the right to receive payment in full along with a warrant to purchase such number of shares of common stock equal to 50% of the principal amount of the Note at an exercise price equal to 120% of the equity offering price. Alternatively, each lender may choose to convert the principal and interest owed under the Empire Note into common stock at a conversion price equal to 50% of the equity offering price without receiving any warrants.
          $1,312,500 Convertible Promissory Notes
          In October 2006, we issued an aggregate of $1,312,500 of 15% convertible October Notes to three fund investors. The October Notes are identical to the Empire Notes in all material respects except that no placement agent was used in connection with such sales and no commission or fees were paid in connection with the sale of such notes.
Listed Options
          Currently, options to purchase 176,471 shares are outstanding and are trading on the ASX. Each listed option entitles the registered holder to purchase one share of our common stock at a price 2007. We intend to delist the options from trading on the ASX upon the closing of this offering and we do not intend to list these options on the AMEX. However, we intend to register the shares that are issuable upon exercise thereof under a separate registration statement.
          The exercise price and number of shares of common stock issuable on exercise of the options may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the options will not be adjusted for issuances of common stock at a price below their respective exercise prices.
          The option holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their options and receive shares of common stock. After the issuance of shares of common stock upon exercise of the options, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
          No fractional shares will be issued upon exercise of the options. If, upon exercise of the options, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number the number of shares of common stock to be issued to the option holder.
Representatives’ Warrants
          We have agreed to issue to the representatives of the underwriters warrants to purchase such number of shares of our common stock as equals 10% of the number of shares sold by the underwriters in this offering at 120% of the per share purchase price of the common stock in this offering. Based on the forgoing and presuming a $6.00 offering price, up to a total of 166,666 shares at $7.20 per share may be issued to the underwriter. The underwriter’s warrants expire five years from the date of issuance. The shares issuable upon exercise of this option are identical to those offered by this prospectus. For a more complete description of the underwriter’s warrants, see the section below entitled “Underwriting—Underwriter’s Warrants.”
          Additionally, in connection with certain capital raising activities the underwriter or its affiliates have been issued warrants to purchase an aggregate of 120,023 shares of common stock at $3.23 per share, which expire on September 30, 2011. The shares underlying these warrants ha ve not been registered in this offering.
Dividends
          We have never paid cash dividends or distributions to our equity owners. We do not expect to pay cash dividends on our common stock, but instead, intend to utilize available cash to support the development and expansion of our business. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including but not limited to, future operating results, capital requirements, financial condition and the terms of any credit facility or other financing arrangements we may obtain or enter into, future prospects and in other factors our Board of Directors may deem relevant at the time such payment is considered. There is no assurance that we will be able or will desire to pay dividends in the near future or, if dividends are paid, in what amount.
Our Transfer Agent and Option Agent
          The transfer agent in the U.S. for our securities and option agent for our warrants is Computershare Trust Company, N.A., Canton, Massachusetts.
          Our common stock and options in Australia are held by CHESS Depository Nominees Pty Limited, a wholly owned subsidiary of ASTC Settlement and Transfer Corporation Pty Limited, which is in turn a wholly owned subsidiary of ASX. Computershare Investor Services, of Perth Australia (61 8 9323 2000) acts as transfer agent for the CUFSs that trade on the ASX.
Certain Statutory Provisions
          The Wisconsin Business Corporation Law or WBCL, under which we and ZBB Technologies, Inc. are incorporated, contains certain provisions that may be important when considering the rights of holders of our capital stock. The description set forth below is intended as a summary only. For complete information, you should review the applicable provisions of the WBCL.
          Control Share Voting Restrictions. Section 180.1150(2) of the WBCL provides that the voting power of shares of a “resident domestic corporation,” which we held by any two or more persons acting in concert, including shares issuable upon conversion of convertible securities or upon exercise of options or warrants, in excess of 20% of the voting power in the election of directors shall be limited to 10% of the full voting power of those shares. This statutory voting restriction is not applicable to shares acquired before April 22, 1986, shares acquired directly from us, shares as to which our shareholders vote to restore the full voting power and under certain other circumstances more fully described in Section 180.1150(3).
          Fair Price Provisions. Sections 180.1130 to 180.1133 of the WBCL provide that certain business combinations not meeting specified adequacy-of-price standards must be approved by the vote of at least 80% of the votes entitled to be cast by outstanding voting shares of the corporation, voting together as a single voting group, and by two-thirds of the votes entitled to be cast by shareholders other than a significant shareholder who is a party to the transaction or an affiliate or associate of the significant shareholder.
•	The term “business combination” is defined to include, subject to certain exceptions, a merger or share exchange of a resident domestic corporation or any subsidiary with, or the sale or other disposition of substantially all assets of the resident domestic corporation to, any significant shareholder or affiliate of the significant shareholder.

•	“Significant shareholder” is defined generally to include a person that is the beneficial owner of 10% or more of the voting power of the outstanding voting shares of the resident domestic corporation or an affiliate of the resident domestic corporation who was a 10% beneficial owner within the preceding two years.

Actions During a Take-over Offer. Section 180.1134 of the WBCL provides that, in addition to any vote otherwise required by law or the articles of incorporation, a resident domestic corporation must receive approval at a shareholders’ meeting of the holders of a majority of the shares entitled to vote before the corporation can take the actions listed below while a “take-over offer” is being made for the corporation’s voting shares or after a take-over offer has been publicly announced and before it is concluded:

•	Shareholder approval is required for the corporation to acquire more than 5% of the corporation’s outstanding voting shares at a price above the market value from any individual who or organization which owns more than 3% of the outstanding voting shares and has held those shares for less than two years, unless an equal or better offer is made to acquire all voting shares.

•	Shareholder approval is also required for the corporation to sell or option assets of the corporation which amount to at least 10% of the market value of the corporation, unless the corporation has at least three directors who are not officers or employees and a majority of those directors vote not to be governed by this restriction.
          Business Combination Provisions. Sections 180.1140 to 180.1144 of the WBCL provide that a “resident domestic corporation,” such as us, may not engage in a “business combination” with an “interested stockholder” for three years after the date (the “stock acquisition date”) the interested stockholder acquired his or her 10% or greater interest, unless the business combination or the acquisition of the 10% or greater interest was approved before the stock acquisition date by the corporation’s board of directors. After the three-year period, a business combination that was not so approved may be consummated only if it is approved by a majority of the outstanding voting shares not held by the interested stockholder or is made at a specified formula price intended to provide a fair price for the shares held by noninterested stockholders.
•	A “business combination” includes a merger or share exchange, or a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets equal to at least 5% of the aggregate market value of the stock or assets of the corporation or 10% of its earning power, or the issuance of stock or rights to purchase stock having a market value equal to at least 5% of the outstanding stock, the adoption of a plan of liquidation or dissolution, and other enumerated transactions involving an interested stockholder or an affiliate or associate of an interested stockholder.

•	An “interested stockholder” is a person who beneficially owns at least 10% of the voting power of the outstanding voting stock of the corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting power of the then outstanding voting stock at any time within three years prior to the date in question.

SHARES ELIGIBLE FOR FUTURE SALE
          Immediately after this offering, we will have 8,592,839 shares of common stock outstanding, or 9,092,839 shares if the underwriters’ over-allotment option is exercised in full. These amounts do not include any shares issuable upon conversion of the Empire Notes or the October Notes or that is issuable upon repayment of the Montgomery Loan or exercise of any warrants or options. Of these shares, the shares registered in this offering, and all other existing shares will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by certain of our affiliates within the meaning of Rule 144 under the Securities Act.
          Rule 144
          In general, under Rule 144 as currently in effect, a person who has beneficially owned restricted shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of either of the following:
•	1% of the number of shares of common stock then outstanding, which will equal 85,928 shares immediately after this offering (or 90,928 if the underwriters’ exercise their over-allotment option); and

•	the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
          Sales under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
          Rule 144(k)
          Under Rule 144(k), a person who is not deemed to have been one of our affiliates at the time of or at any time during the three months preceding a sale, and who has beneficially owned the restricted shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell their shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.
          Registration Rights
          We have agreed, but are not obligated to register all shares underlying the Empire Notes and October Notes or issuable upon exercise of warrants issued upon repayment thereof. We have also agreed to register for re-sale all shares issuable to Montgomery Capital under the Montgomery Loan. Additionally, we have granted, pursuant to a registration rights agreement, registration rights to the Bushido Lenders with respect to all shares underlying the Bushido Warrants.
Stock Options
          An additional 257,757 shares of our common stock may be issued in the future upon the exercise of options already granted under our stock option plans and 193,213 additional shares of our common stock are available for grant under the 2002 Stock Option Plan. Additionally, under our 2005 Employee Stock Option Scheme, we may issue additional options such that the maximum number of options that may be granted in aggregate at any time under this option scheme or under any other employee option or share plan is the number equivalent to 5% of the total number of issued shares of the Company including all shares underlying options under the KESOP, the ODSOP and the 2002 Plan. No options or shares have been issued under this option scheme. Our board has approved and proposed the issuance of 250,000 shares under the 2005 Employee Stock Option Plan to certain officers and directors, the issuance of which is contingent on shareholder approval and the consummation of this offering. We intend to register the issuance of these and all other shares underlying stock options under the Securities Act after the offering to which this prospectus relates.

DISCLOSURE OF SEC POSITION ON INDEMNIFICATION FOR
SECURITIES ACT LIABILITIES
          We and ZBB Technologies, Inc. are both incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, we are required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the corporation. In all other cases, we are required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the company, unless it is determined that he or she breached or failed to perform a duty owed to the us and the breach or failure to perform constitutes: (a) a willful failure to deal fairly with us or our shareholders in connection with a matter in which the director or officer has a material conflict of interest; (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under our articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.
          Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
          Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.
               Under Section 180.0833 of the WBCL, directors of the company against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.
          Section 5.02 of Article V of our By-laws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the company are also covered by directors’ and officers’ liability insurance under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.
          Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.
LEGAL MATTERS
          The validity of the securities offered in this prospectus are being passed upon for us by Hodgson Russ, LLP, New York, New York and Seyfarth Shaw, LLP, Washington, D.C., is acting as counsel for the underwriters in this offering.
EXPERTS
          The financial statements for the years ended June 30, 2006 and 2005 included in this prospectus and in the registration statement have been audited by PKF, Certified Public Accountants, A Professional Corporation, New York, New York, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere in this prospectus and in the registration statement. The financial statements and the report of PKF, Certified Public Accountants, A Professional Corporation are included in reliance upon their report given upon the authority of PKF, Certified Public Accountants, A Professional Corporation as experts in auditing and accounting.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
          We have filed with the SEC a registration statement on Form SB-2, which includes exhibits, schedules and amendments, under the Securities Act, with respect to this offering of our securities. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, NE, Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form SB-2 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC.

ZBB ENERGY CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders
ZBB Energy Corporation
Milwaukee, Wisconsin
We have audited the accompanying consolidated balance sheet of ZBB Energy Corporation and subsidiaries as of June 30, 2006 and the related consolidated statements of operations, changes in shareholders’ equity and cash flows for the two years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ZBB Energy Corporation and subsidiaries as of June 30, 2006 and the results of its operations and its cash flows for the two years then ended in conformity with accounting principles generally accepted in the United States of America.
We have also audited the adjustments described in Note 17 that were applied to restate shareholders’ equity as of June 30, 2004. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ PKF Certified Public Accountants A Professional Corporation New York, New York July 28, 2006, except for Note 18, which is dated February 8, 2007

ZBB Energy Corporation
Consolidated Balance Sheet
June 30, 2006

Assets
Current assets:
Cash and cash equivalents	$794,606
Accounts receivable	164,100
Inventories	1,428,412
Prepaids and other current assets	462,584
Deferred finance fees	563,190

Total current assets	3,412,892

Long-term assets:
Property, plant, and equipment, net	3,505,388
Investment in joint venture	182,500
Goodwill	803,079

Total assets	$7,903,859

Liabilities and Shareholders’ Equity
Current liabilities:
Bank loans	2,058,868
Accounts payable	290,143
Accrued loss on contracts	357,250
Deferred revenues	673,074
Accrued compensation and benefits	58,086
Current portion of notes payable	749,785

Total current liabilities	4,187,206

Long-term liabilities:
Notes payable	2,385,699

Total liabilities	$6,572,905

Shareholders’ equity:
Common stock ($0.01 par value); 150,000,000 authorized 4,918,618 shares issued and outstanding	49,186
Additional paid-in capital	20,112,076
Accumulated other comprehensive (loss)	(1,637,909)
Accumulated deficit	(17,192,399)

Total shareholder’s equity	$1,330,954

Total liabilities and shareholder’s equity	$7,903,859

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Operations

	Years ended June 30,
	2006	2005
Revenues
Contracts	$526,807	$324,220
Other operating revenues	13,592	—

Total Revenues	540,399	324,220

Cost and Expenses
Cost of contracts	524,320	411,001
Other operating costs	2,661	—
Selling, General, and Administrative	1,341,578	1,453,899
Research and Development	676,948	600,608
Depreciation and Amortization	150,362	141,976
Loss on contracts	357,250	—

Total Costs and Expenses	3,053,119	2,607,484

Loss from Operations	(2,512,720)	(2,283,264)
Other Income (expense)
Interest Income	4,287	21,680
Interest expense	(148,534)	(232,125)
Income from lease termination agreement	160,000	—
Deferred finance fees	(41,313)	—
Finance charges	(408,925)	(200,476)
Other Income	12,813	7,558

Total Other Income (expense)	(421,672)	(403,363)

Loss before provision for Income Taxes	(2,934,392)	(2,686,627)
Provision for Income Taxes	—	—

Net Loss	$(2,934,392)	$(2,686,627)

Net Loss per share-

Basic and diluted	$(.60)	$(.68)

Weighted average shares-basic and diluted:

Basic	4,858,213	3,950,566

Diluted	4,858,213	3,950,566

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Changes in Shareholders’ Equity
June 30, 2006

	Common Stock
				Accumulated
				Other		TOTAL
	Number of	Common	Add’l Paid-in	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Stock	Capital	loss	Deficit	Equity	Loss
Balance: June 30, 2004; as restated (note 17)	1,220,091	12,201	12,878,916	(1,288,210)	(11,571,380)	31,528

Net Loss					(2,686,627)	(2,686,627)	(2,686,627)
Net Translation Adjustment				(324,605)		(324,605)	(324,605)

3 for 1 stock split	2,440,182	24,402	(24,402)				$(3,011,232)

Ordinary new shares issued by Initial Public Offering	705,882	7,059	4,588,341			4,595,400
Transaction cost from offering			(1,083,265)			(1,083,265)
Stock Options Exercised	14,118	141	41,126			41,267
Issuance of common stock pursuant to notes payable conversions	441,176	4,412	2,293,288			2,297,700
Convertible Notes-embedded equity feature			203,155			203,155
Other			(7,659)			(7,659)

Balance: June 30, 2005	4,821,449	48,214	18,889,500	(1,612,815)	(14,258,007)	3,066,892

Net Loss					(2,934,392)	(2,934,392)	(2,934,392)
Net Translation Adjustment				(25,094)		(25,094)	(25,094)

Stock Options Exercised	73,529	735	229,587			230,322	$(2,959,486)

Issuance of common stock pursuant to notes payable conversions	23,640	236	49,764			50,000
Convertible Notes-embedded equity feature			700,000			700,000
Issuance of warrants with notes payable			243,225			243,225

Balance: June 30, 2006	4,918,618	49,186	20,112,076	(1,637,909)	(17,192,399)	1,330,954

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Cash Flows

	Years ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss	(2,934,392)	$(2,686,627)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	150,362	141,976
Asset impairment	—	6,936
Interest-embedded feature,convertible notes	400,000	195,496
Accrued interest on notes payable	49,785	—
Amortization of finance fees	112,790	—
(Increase) decrease in operating assets:
Accounts receivable	(121,317)	812,179
Inventory	(469,069)	(75,953)
Deposits and prepaids	(204,161)	(166,349)
Other assets	—	(75,810)
Increase (decrease) in operating liabilities:
Accounts payable	131,140	(146,722)
Accrued expenses	(3,448)	(43,230)
Accrued loss on contracts	357,250	—
Deferred revenues	(274,159)	172,757

Net cash used in operating activities	(2,805,219)	(1,865,347)

Cash flows from investing activities
Capital expenditures	(2,290,472)	(94,556)
Investment in joint venture	—	(191,475)
Increase in other assets	8,975	(68,874)

Net cash (used) in investing activities	(2,281,497)	(354,904)

Cash flows from financing activities
Proceeds from sale of common stock	—	4,636,667
Payments for share issue expenses	—	(1,083,265)
Proceeds from exercise of stock options	230,322	—
Proceeds from convertible notes	3,670,000	—
Discounts-net of amortization on notes payable	(153,864)	—
Deferred finance fees	(563,190)	—
Proceeds from other borrowings	2,049,840	925,066
Payment of other borrowings	—	(1,500,824)

Net cash provided by financing activities	5,233,108	2,977,643

Effect of exchange rate changes on cash	(25,097)	(356,104)
Net increase in cash and cash equivalents	121,295	401,288

Cash and cash equivalents — beginning of year	673,311	272,023

Cash and cash equivalents — end of year	$794,606	673,311

Supplemental disclosure of cash flow information:
Cash paid for interest	98,749	236,322
Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock pursuant to conversion of convertible notes	50,000	2,297,700
Non-cash transfers to inventory from equipment	—	783,765
Non-cash transfers from inventory to equipment	891,198	—
See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
June 30, 2006
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
NOTE 1 — Nature of Organization
ZBB Energy Corporation (“ZBB” or the “Company”) develops and manufactures distributed energy storage solutions based upon the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology. ZBB was incorporated under the laws of Wisconsin in 1998.
The Company develops, manufactures, and markets energy storage systems, with electric utility applications as its initial market. This scaleable, mobile system is ideally suited for a number of market applications, including:
— Load management for generation, transmission and distribution utilities, energy service companies, and large industrial customers, allowing peak shaving and deferral of capital expenditures that otherwise would be required to alleviate utility system constraints
— Uninterruptible power supply (“UPS”) providing power and quality protection for voltage, current, or frequency deviations
— Storage of renewable wind and solar energy production in both grid connected and grid independent environments
The consolidated financial statements include the accounts of the Company and those of its wholly owned subsidiaries, ZBB Technologies, Inc. (ZBBT, Inc.) manufacturing facility in the U.S., and ZBB Technologies, Ltd., the Perth, Australia based research and development facility. A joint venture in ZBB China Pty Ltd was formed in March 2006, to develop Asian markets.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of presentation
The accompanying consolidated financial statements include the accounts of the Company and it’s wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany accounts and transactions have been eliminated in consolidation.
In addition, the Company accounts for its 49% investment in the ZBB China Pty Ltd joint venture under the “equity” method of accounting.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. As of the year ended June 30, 2006 the Company had an accumulated deficit of $17.2 million. The Company has not achieved profitability in any quarter since its formation and expects to continue to incur net losses until it can generate sufficient revenue to cover costs, which is not expected to occur for the next 18 to 24 months. The Company anticipates that it will continue to incur losses until it can produce and sell a sufficient number of its products to be profitable.
The Company recognizes that its continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow it to satisfy its obligations on a timely basis. The generation of sufficient cash flow is dependent, in the short term, on the Company’s ability to obtain adequate equity investments, and in the long term, on the successful expansion of the Company’s share of the market for its current products and the establishment of cost reductions in the commercial development of its energy storage systems.
The Company anticipates that its existing capital resources, together with anticipated revenues and others sources of funding will be adequate to satisfy our planned financial requirements and agreements through at least the next twelve months.

ZBB Energy Corporation
June 30, 2006
Stock Split
The Company has agreed to effect a 1-for-17 reverse stock split, subject to and immediately prior to the Company completing, its initial public offering (See note 18). All share and per share information included in these financial statements has been restated for this proposed reverse stock split.
Foreign Currency
The Company uses the United States dollar as its reporting currency; the Australian dollar is the functional currency of two of its operating units. Assets and liabilities of the Company’s international operations are translated into U.S. dollars at exchange rates that are in effect on the balance sheet date and equity accounts are translated at historical exchange rates. Income and expense items are translated at average exchange rates which are in effect during the year. Translation adjustments are accumulated in other comprehensive income (loss) as a separate component of shareholders’ equity in the consolidated balance sheet. There is no gain or loss on translation included in net loss.
Use of Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period reported. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, revenue and losses recognized under the percentage of completion method, allowances for uncollectible receivables, impairment of assets, depreciation, and ending valuations of equity and debt instruments. Estimates and assumptions are reviewed periodically, and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.
Income Tax
Provisions for income taxes are based on taxes payable or refundable for the current year and deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, “Accounting for Income Taxes”. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Deferred tax assets are recorded at the likely realizable amounts as at the balance sheet dates.
Property, Plant and Equipment
Land, building, equipment, computers and furniture and fixtures are recorded at cost. Improvements are capitalized. Maintenance, repairs and minor renewals and betterments are charged to expense.
Finished Goods, normally held for sale to customers, may be used in demonstration and testing by customers. During these periods, the units are transferred from Inventory to Plant and Equipment and depreciated over the period in use. Since the intent is for these units to be eventually sold, they are returned to Inventory upon the completion of customer demonstration and testing at net book value.
Depreciation
Depreciation is provided on all property, plant, and equipment (excluding land), which are depreciated on a straight line basis over their estimated useful lives.

ZBB Energy Corporation
June 30, 2006
The depreciation rates used for each class of depreciable assets are:

Depreciation Rate
Manufacturing Equipment	3 — 15 years
Office Equipment	3 — 8 years
Building	40 years
Impairment of Long-lived Assets
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal On Long-Lived Assets,” the Company will assess potential impairments to our long-lived assets, including property, plant, and equipment, when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable.
If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of operations. In assessing value in use, the estimated future cash flows discounted to their present value using a pre-tax discount rate.
Goodwill
Goodwill represents the cost of acquisition in excess of the net fair value of the identifiable assets, liabilities and contingent liabilities.
Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is not amortized but reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired.
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.
The Company maintains its cash deposits with high credit quality financial institutions in the U.S. and Australia, and at times such balances may exceed insurable limits.
Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of raw materials, work in progress and finished good held for resale.
Costs incurred in bringing each product to its present location and conditions are accounted for as follows:
•	Raw materials — purchased cost of direct material

•	Finished goods and work-in-progress — purchase cost of direct material plus direct labor plus a proportion of manufacturing overheads.

ZBB Energy Corporation
June 30, 2006
Revenue Recognition
The Company contracts with its customers to research and develop, manufacture, and install energy storage systems under long-term contracts. The Company recognizes revenue on the percentage-of-completion method. Revenues are recognized proportionally as costs are incurred and compared to the estimated total costs for each contract. The amount deferred as of June 30, 2006 is $673,074, based on the $1,581,851 billed under the terms of the current contract, less the $908,777 recognized to revenue to date (since the 2004 contract began) under the percentage-of-completion method.
As the Company’s energy storage systems are in their initial stages of development, actual costs incurred could differ materially from those previously estimated. Once the Company has established that its costs can be reasonably estimated, then costs to complete an individual contract, in excess of revenue, will be accrued upon identification. As of June 30, 2006 provisions of $357,250 have been identified and accrued on existing contracts.
For the years ended June 30, 2006 and 2005, substantially all of the Company’s revenue is from a multi-year contract with one customer. Deferred revenue at June 30, 2006 represents the excess of billings over revenues recognized under the percentage of completion method.
Loss Per Share
The Company adopted Statement of Financial Accounting Standards No. 128 which requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period.
Diluted earnings (Net loss) per share reflect the potential dilution that could occur if securities or other contracts to issue Common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net income (loss) per share are excluded.
Net losses per share for fiscal 2006 and 2005 are not adjusted for anti-dilutive shares, as the Company incurred net losses for these years. Options to purchase 117,647 and 315,406 shares of common stock for the years ended June 30, 2006 and 2005, respectively, have been excluded from the computation of net loss per share, as their effect would have been antidilutive. Any shares which may result from the conversion of convertible debt, but have not been converted as of June 30, 2006 have been excluded from the computation of net loss per share as their effect would have been anti-dilutive.
Convertible Notes
The Company accounts for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and Emerging Issues Task Force (“EITF”) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.

ZBB Energy Corporation
June 30, 2006
The Company accounts for convertible notes deemed conventional and conversion options embedded in non-convertible notes which qualify as equity under EITF 00-19, in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” and EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments,” Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.
Recent Accounting Pronouncements
Stock-Based Compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS 123(R) supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The provisions of this statement are effective for the Company as of July 1, 2006. The Company expects to adopt SFAS No. 123(R) in the first fiscal quarter of 2007.
SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. Upon adoption of SFAS No. 123(R), the Company will be required to determine the transition method to be used at the date of adoption. The Company plans to adopt SFAS No. 123(R) using the modified prospective application. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosures under SFAS No. 123.
See Note 9 for pro forma information required under SFAS No. 123.
Inventory Costs
In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” which amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing”, to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted materials. This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal”. In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company adopted the provisions of this accounting standard as of June 30, 2005, and there was not a material impact to the Company’s financial statements.

Research and Development
The Company expenses research and development costs as incurred. These costs consist primarily of labor, overhead, materials to build prototype units, materials for testing, consulting fees and other costs. Intellectual property, including internally generated patents and know-how is carried at no value.

ZBB Energy Corporation
June 30, 2006
Comprehensive income (loss)
The Company reports its comprehensive income (loss) in accordance with SFAS 130, Reporting Comprehensive Income, which requires presentation of the components of comprehensive earnings. Comprehensive income (loss) consists of net loss for the period plus or minus net translation adjustments for the years ended June 30, 2006 and 2005.
NOTE 3 — INVENTORIES
Inventory balances are comprised of the following amounts as of June 30, 2006:

Raw materials	$464,344
Work in progress	522,824
Finished goods	441,244

TOTAL	$1,428,412

NOTE 4 — PROPERTY, PLANT & EQUIPMENT

Office equipment	$91,650
Manufacturing equipment	1,695,622
Test units	945,501
Building	1,996,134
Land	217,000

4,945,907

Less, accumulated depreciation	(1,440,519)

Net Property, Plant & Equipment	$3,505,388

NOTE 5 — INVESTMENT IN JOINT VENTURE
In March 2005, the Company acquired a 49% interest in ZBB China Pty Ltd (Australian dollars; $250,000) for a cash cost of $191,475. The joint venture company is licensed to distribute ZBB energy storage systems into the Chinese market.
During the years ended June 30, 2006 and 2005, there was no significant activity in the joint venture.
NOTE 6 — GOODWILL
The Company, through a series of transactions in March 1996, acquired ZBBT, Inc., the wholly-owned subsidiary of ZBB Energy Corporation.
The goodwill amount of $1.134 million, the difference between the price paid for ZBBT Inc. and the net assets of the acquisition, amortized through fiscal 2002, results in the net goodwill amount of $803,079 as of June 30, 2006.

ZBB Energy Corporation
June 30, 2006
NOTE 7 — INCOME TAXES
The Company did not record a provision for federal, state or foreign income taxes for the years ended June 30, 2006 and 2005. The Company has not recorded a benefit for deferred tax assets as its realizability is uncertain.
The Company’s combined effective income tax rate differed from the U.S. federal statutory income tax rate as set forth below:

	2006	2005
Income tax benefit computed at the federal statutory rate	-34%	-34%
Foreign rate differential	4%	4%
Change in valuation allowance	30%	30%

Total	0%	0%

Significant components of the Company’s net deferred tax assets as of June 30, 2006 and 2005 were as follows:

	2006	2005
Net operating loss carryforwards	$4,538,607	$3,674,000
Foreign loss carryforwards	690,080	572,650
Deferred tax asset valuation allowance	(5,228,686)	(4,246,650)

Total deferred tax assets	$—	$—

As of June 30, 2006, the Company had U.S. net operating loss carryforward of approximately $13,348,000 which begin to expire in 2014 for federal tax purposes. The Company also has gross foreign tax loss carryforwards of approximately $2,300,000 that are available to offset future liabilities for foreign income taxes. Substantially all of the foreign tax losses are carried forward indefinitely, subject to certain limitations.
A valuation allowance has been established for certain future income tax benefits related to income tax loss carryforwards and temporary tax adjustments based on an assessment that it is more likely than not that these benefits will not be realized. During 2006, the valuation allowance increased by $982,036.
NOTE 8 — EMPLOYEE/DIRECTOR OPTION PLANS
In 1998 the Company entered into a Key Employees Stock Option Plan (KESOP) whereby a stock option committee comprising three Directors was given the discretion to grant up to 282,353 options to key employees of the Company. At June 30, 2006 all 282,353 KESOP options had been granted. During the year ended June 30, 2006, no KESOP options were exercised in accordance with their terms and conditions. At June 30, 2006 there remain 15,000 KESOP options with exercise prices of US$8.50 and exercise dates between March 15, 2007 and March 15, 2008 outstanding.
In 1998 the Company entered into an Outside (Non-Executive) Directors Stock Option Plan (ODSOP) whereby 70,588 options were issued to Non-Executive Directors over a five year period commencing on January 2, 1999. At June 30, 2003, all ODSOP options had been granted. During the year ended June 30, 2006, no ODSOP options were exercised in accordance with their terms and conditions. At June 30, 2006 there remain 28,235 ODSOP options with prices of US$4.25 and exercise dates between January 2, 2007 and January 2, 2008 outstanding.

ZBB Energy Corporation
June 30, 2006
In 2002 the Company established the Company’s 2002 Stock Option Plan (“SOP”) whereby a stock option committee comprising all Directors was given the discretion to grant up to 617,647 (205,882 pre 1 for 3 split) options to key employees of the Company at exercise prices to be determined (but in any case not less than US$5.67 per share) and exercisable at times to be determined by the Company. During the year ended June 30, 2006 no 2002 SOP options were exercised in accordance with their terms and conditions. At June 30, 2006 there remains 214,522 options with exercise prices of not less than US$5.67 and exercise dates up to March 31, 2010 outstanding and a further 193,213 available to be issued.
During the 2005 financial year the Company established an Employee Option Scheme whereby at the discretion of the Board of the Company, options may be granted to employees and Directors of the Company or any company related to it. The maximum number of options that may be granted in aggregate at any time under this option scheme or under any other employee option or share plan is the number equivalent to 5% of the total number of shares on issue in the Company (as if all options issued under any employee or executive option scheme had been exercised). The options will not be listed nor are they transferable. As of June 30, 2006 no options have been issued under this option scheme, with a maximum of 258,819 options available to be issued. Options issued shall expire 5 years after they are vested in the holder. The exercise price for options issued under this scheme shall be an amount determined by Directors provided that whilst the Company is on the official list of the Australian Stock Exchange (ASX) in no event shall the exercise price be a price less than 10% higher than the weighted average market price for shares on ASX over the last 20 days on which sales in shares were recorded on ASX immediately preceding the date of grant of the option.
Information with respect to activity under the employee and director plans are as follows:

		Weighted-Average
		Exercise Price Per
Stock Option Activity	Number of Options	Share
Balance at June 30, 2004	461,259	$5.44

Options granted	87,907	$6.46
Options expired	(263,173)	$5.44
Options exercised	(14,118)	$3.23

Balance at June 30, 2005	271,875	$5.78

Options granted	—	$—
Options expired	(14,118)	$4.25
Options exercised	—	$—

Balance at June 30, 2006	257,756	$5.78

At June 30, 2006 the Company had 452,032 options available for future grant.

ZBB Energy Corporation
June 30, 2006
The following table summarizes information relating to the stock options outstanding at June 30, 2006:

	Outstanding			Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number of	Remaining	Average		Average
	Options	Contractual Life	Exercise	Number of	Exercise
Range of Exercise Prices	Outstanding	(in years)	Price	Options	Price
$4.25-8.50	47,146	0.6	$5.27	47,146	$5.27
$4.25-8.50	52,969	1.6	$5.67	52,969	$5.67
$5.67-6.46	157,641	3.0	$5.95	157,641	$5.95

Balance at June 30, 2006	257,756	2.3	$5.78	257,756	$5.78

NOTE 9 — STOCK-BASED COMPENSATION
The Company has elected to account for its stock-based compensation plans under the intrinsic value method pursuant to APB No. 25, Accounting for Stock Issued to Employees (APB 25), and related Interpretations, rather than the alternative fair value accounting provided under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation (SFAS 123).
SFAS 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation, requires pro forma information regarding net loss and net loss per share as if the Company had accounted for its stock-based awards to employees under the fair value method of SFAS 123. The fair value of the Company’s stock options used to compute pro forma net loss is the estimated fair value at the grant date using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	2006	2005

Risk-free interest rate	4.1%	3.6%
Expected volatility	22%	50%
Expected lives	5 years	5 years
Expected dividend	—	—

ZBB Energy Corporation
June 30, 2006
The per-share, weighted-average grant date fair value of options granted during the years ended June 30, 2006 and 2005 was $-0- and $81,595. “Share-based payments” related to the 87,907 options granted to employees during the period ending June 30, 2005 did not result in an adjustment to expense for the period.
For purposes of pro forma disclosures, the estimated fair value of the stock-based compensation is amortized over the vesting period of the award. Had compensation expense for the Company’s stock-based compensation plan been determined based on the fair value at the grant dates for awards under that plan consistent with the method of SFAS 123, the Company’s net loss and net loss per share for the years ended June 30, 2006 and 2005 would have been as follows:

	Year ended June 30,
	2006	2005
Net loss as reported	$(2,934,392)	$(2,686,627)
Stock compensation expense included in net loss	—	—
Stock compensation expense determined using fair value method for all awards		(81,595)

Pro forma net loss	$(2,934,392)	$(2,768,222)

Loss per share (basic and diluted as reported	$(0.60)	$(0.70)

Pro forma loss per share (basic and diluted)	$(0.60)	$(0.70)

NOTE 10 — NON RELATED PARTY OPTIONS
At June 30, 2006 there are 286,765 options (issued one option per four shares acquired through IPO) with an expiration date of December 2007 and an exercise price of $6.46 issued and outstanding.
At June 30, 2006 there are 314,176 options (per IPO brokerage agreement) with an expiration date of December 2007 and an exercise price of $6.46 issued and outstanding.
At June 30, 2006 there are 117,697 options (per March 2006 convertible notes) with an expiration date of April 2008 and an exercise price of $2.21 issued and outstanding.
At June 30, 2006 there are 523,921 options (per June 2006 convertible notes) with an expiration date of April 2010 and an exercise price of $4.25 issued and outstanding.

ZBB Energy Corporation
June 30, 2006
The table below summarizes the non-related party option balances:

		Weighted-Average
Stock Options	Number of	Exercise Price Per
Non-related party activity	Options	Share
Balance at June 30, 2004	315,406	$3.23

Options granted	600,941	$6.46
Balance at June 30, 2005	916,347	$5.44

Options granted	641,568	$3.87
Options expired	(241,877)	$3.23
Options exercised	(73,529)	$3.23
Balance at June 30, 2006	1,242,510	$5.15

NOTE 11 — COMMITMENTS
The Company has a lease for premises in Bibra Lake, Western Australia that is due to expire on October 31, 2006. Future minimum payments due under the lease is $13,930. Rent expense for the years ended June 30, 2006 and 2005 amounted to $147,069 and $191,379.
In January 2006, the Company entered into a stock purchase and business development agreement with 41 Broadway Associates, to sell for $62,500 up to 73,529 shares in exchange for consulting services including business planning, introduction to strategic relationships and customers, corporate finance and investment banking arrangements. In February 2006, they provided the Company with $500,000 in short-term financing, enabling the Company to consummate the purchase of its principal facility in Menomonee Falls, Wisconsin. See Subsequent Events (Note 18) for additional information and amendment to the agreement.
NOTE 12 — NOTES PAYABLE
Issuance of notes:
During fiscal 2006 and 2005, the Company completed a series of private placement of convertible notes, notes payable and warrants to a group of sophisticated institutional and individual investors. The Company sold the notes in the aggregate principal amount of $4,227,000 ($3,670,000, net of discounts) and $812,620, in 2006 and 2005 respectively. All of the 2005 and earlier notes have been redeemed or converted into shares of the Company as of June 30, 2005.
On issuance of the convertible notes, there was deemed to be an immediate benefit available to the note holders to convert the notes into shares at various discounts to market value. This “embedded conversion discount” resulted in additional paid-in capital recorded at the time the notes were issued, with a corresponding charge to finance expense of $200,000 (see “Montgomery Notes” below), and $203,155, in 2006 and 2005. In addition, the “Empire Notes” (see below) is also deemed to have an “embedded conversion discount” of $500,000, amortized over the term of the note, resulting in additional paid-in-capital of $500,000 and finance expense of $200,000.
In connection with the issuance of the 2006 notes, issues of 523,921 and 117,647 warrants were issued to investors to purchase shares of the Company’s stock at an exercise price of $4.25 and $2.21, expiring April 2010 and April 2008 respectively. The Company determined the value of the warrants to be $243,225 using fair value and the Black-Scholes pricing model and the following assumptions: risk free interest rate, 4.1%; expected dividend yield, 0; and expected volatility, 22%. For the Black-Scholes computations, market value of Company’s stock at time of issuance of the warrants was $2.38 and $3.06 respectively.

ZBB Energy Corporation
June 30, 2006
These warrants were recorded as a discount to the convertible notes and a credit to additional paid-in-capital. These discounts were amortized to finance expense through the maturity date of the notes. As of June 30, 2006, the unamortized value of the discounts was $234,301.
In addition, the Company paid legal expenses and brokerage fees of $433,503, which have been recorded as deferred finance fees. The deferred finance fees are being amortized to finance expense through the maturity date of the convertible notes. When holders convert their debentures into common stock of the Company, the pro-rata capitalized deferred financing fees are charged to additional paid-in-capital. As of June 30, 2006 the unamortized portion of the deferred finance fees were $392,190.
The details on the notes issued in fiscal 2006 are as follows:
$1,000,000 Montgomery Capital Partners LP Convertible Notes
     On February 28, 2006 the Company borrowed $1,000,000 from Montgomery Capital Partners L.P., and entered into a convertible loan and warrant agreement (the “Montgomery Notes”). Interest on these notes accrues at 10% per annum, compounded monthly, with a default rate of 13% and becomes payable in full on the earliest to occur of the consummation by us of any major financing (such as this offering), a default, or February 28, 2008. Outstanding principal and interest on this loan is convertible by Montgomery Capital in whole or in part from time to time, into shares of our common stock upon written request to us.
     Under the Montgomery Notes, the Company must notify Montgomery Capital of this financing ten days prior to the Company’s receipt of the proceeds of this offering. The Company must pay 120% of the remaining outstanding principal and accrued interest to Montgomery Capital when the proceeds of this offering are received by the Company. The Company must also issue shares of its common stock equal to 50% of the outstanding amount owed by the Company under the Montgomery Loan, divided by the conversion price then in effect. The conversion price is the lesser of (i) the lowest average trading price of the shares as reported on the ASX during the ten consecutive trading days prior to the closing of the Montgomery Loan or (ii) 80% of the lowest average trading price of the common stock for the ten consecutive trading days prior to the date that the Company notifies Montgomery Capital of this offering with a minimum price of $1.06 per share.
     The Montgomery Notes also grants Montgomery Capital a warrant to purchase 117,647 shares of common stock from time to time until February 28, 2010, at the purchase price equal to the lesser of the lowest average trading price of the shares [as reported on the ASX] during the ten consecutive trading days prior to the closing of the Montgomery Notes or (ii) 80% of the price of the shares on the date(s) that Montgomery Capital provides notice of their intent to exercise the warrant, with a minimum price of $1.06 per share. Additionally, pursuant to the terms of the Montgomery Notes, Montgomery Capital may, from time to time upon giving notice to the Company, require the Company to redeem any unexercised warrants at an equivalent redemption price of [$1.70 AUS], in shares based on the above calculation, or in cash, at the Company’s preference, provided that Montgomery may not require the Company to redeem more then 10% of the unexercised warrants during any month. The Company is required to make application to the ASX for any shares issued to Montgomery under the Montgomery Loan or warrants. Additionally, the Company has entered into a registration rights agreement with Montgomery agreeing to register for resale any of their shares underlying outstanding the Montgomery Notes or warrants, following effectiveness of this registration statement.
The Company determined the value of the warrants to be $182,500, based on the fair value of the redemption feature of unexercised warrants. There were 117,647 unexercised warrants as of June 30, 2006.
On issuance of the Montgomery Notes, there was also deemed to be an immediate benefit available, as of June 30, 2006, in the amount of $200,000 to the note holders to convert the notes into shares at a discount to market value. This “embedded conversion discount” resulted in additional paid-in capital recorded at the time the notes were issued, with a corresponding charge to finance expense of $200,000.

ZBB Energy Corporation
June 30, 2006
     As of June 30, 2006, $950,000 is outstanding under this loan, 23,640 shares have been issued in respect to converted principal.
$2,226,666 Bushido Loan
     On June 22, 2006 the Company entered into a Note Purchase Agreement with Bushido Capital Master Fund, L.P., ABS SOS-Plus Partners, Ltd and Pierce Diversified Strategy Master Fund, (the “Bushido Lenders”) pursuant to which the Company issued an aggregate of $2,226,667 face amount of secured promissory notes at a 25% original issue discount) and warrants to purchase the Company’s common stock (the “Bushido Warrants”) to the Bushido Lenders. Interest on the Bushido Loan accrues at 8%, payable quarterly on 75% of the face amount of the notes. The Bushido Notes are due in full on the earliest to occur of a default under the Bushido Notes or July 14, 2008. The Bushido Notes are secured by a mortgage on the Company’s Wisconsin Property, a lien on all of its assets and a pledge of all of the shares of the Company’s subsidiaries, and of all of the Company’s shares of ZBB China Pty Ltd. The Bushido Warrants are exercisable at the offering price ($4.25 per share) for 523,921 shares of common stock and expire on June 14, 2010. The outstanding principal and interest will be convertible only in the event of default at a conversion price of $2.55 per share.
In connection with the Bushido Loan and warrants, the Bushido Lenders have piggyback registration rights.
$1,000,000 Convertible Promissory Notes
     Between April and June of 2006 the Company issued $1,000,000 of convertible promissory notes to [22] accredited investors in a private placement transaction for which Empire Financial Group, the managing underwriter in this offering, acted as placement agent (the “Empire Notes”). The Empire Notes accrue interest 15% per annum and are due on April 15, 2007. Each lender has the right to receive payment in full along with a warrant to purchase such number of shares of common stock equal to 50% of the principal amount of the Note at an exercise price equal to 120% of the offering price. Alternatively, each lender may choose to convert the principal and interest owed under the Empire Note into common stock at a conversion price equal to 50% of the offering price.
On issuance of the Empire Notes, the conversion rights was deemed to be an “embedded conversion discount” to note holders to convert the notes into shares at a discount to market value. This “embedded conversion discount” resulted in additional paid-in capital recorded at the time the notes were issued, with a corresponding charge to debt discount of $500,000, of which $200,000 has been amortized to finance expense in the year ended June 30, 2006.
     As of June 30, 2006, $1,000,000 is outstanding under this loan.
Repayment of notes:
Grant of options on conversion: Upon conversion of 2005 notes, for each four ZBB shares issued to note holders, the note holders were issued with one option to subscribe to one ZBB share which may be exercised on or before January 31, 2007 at an exercise price being the price per share paid by subscribers in the equity financing.
At the end of fiscal 2005, all notes issued prior to fiscal 2006 had been redeemed or converted into common shares of the Company.
Maximum aggregate annual principal payments related to the notes payable for the years subsequent to June 30, 2006 are as follows:

2007	$1,000,000
2008	950,000
2009	2,226,666

$4,176,666

ZBB Energy Corporation
June 30, 2006
NOTE 13 — BANK LOANS AND NOTES PAYABLE
At June 30, 2006, debt consisted of the following:

Current portion of notes payable	1,000,000
less debt discount-embedded benefit	(300,000)
plus accrued interest	49,785
Bank loans	2,058,868

Short-term debt	$2,808,653

Long-term notes payable	2,620,000
less debt discount-warrants	(234,301)

Long-term debt	$2,385,699

See “Note 12” for additional details on the notes payable.
On February 15, 2006, the Company entered into two short-term loan agreements related to the purchase of the land and building in Menomonee Falls, WI and the acquisition of manufacturing equipment. These are interest only loans, interest calculated at prime rate, secured by the property and equipment, with the balance of $2,058,868 due in December 2006.
NOTE 14 — RELATED PARTY TRANSACTIONS
During the year ended June 30, 2006 the following related party transactions occurred in addition to the transactions disclosed elsewhere in the financial statements:
The Company leases its Bibra Lake office space from an entity affiliated with three of the Company’s officers. The current rental is $41,791 per annum based on an independent rental valuation in June 2004. ZBB Technologies Limited has 2 options of renewal, each of 5 years and an option to buy the property at any time during the term or any extended term after July 31, 2006 at the then current market value.
Richard Payne & Associates, a legal firm associated with Richard Payne, has provided general legal services to the Company. During the years ending June 30, 2006 and 2005, the Company has paid $2,455 and $48,912 in fees to Richard Payne & Associates under normal commercial terms and conditions.

ZBB Energy Corporation
June 30, 2006
NOTE 15 — EMPLOYMENT CONTRACTS
The Company has entered into an employment agreement with its Chief Executive Officer for a period expiring on June 30, 2009on normal commercial terms and conditions and is paid a remuneration package totaling $187,620 per annum exclusive of any options granted to him.
The Company has entered into an employment agreement with its Chief Financial Officer for a period expiring on June 30, 2009 on normal commercial terms and conditions and is paid a remuneration package totaling $160,000 per annum exclusive of any options granted to him.
These employment agreements contains covenants prohibiting the employee competing with the Company during his employment and at any time during 18 months following termination for any reason and a requirement for the employee to keep all information strictly confidential.
If the Company terminates either of these agreements prior to its expiration for any reason other than for cause, the Company must pay the employee their annual remuneration for the greater of 18 months or the remaining term of the agreement and all options shall become immediately exercisable.
NOTE 16 — RETIREMENT PLANS
All Australian based employees are entitled to varying degrees of benefits on retirement, disability, or death. The Company contributes to an accumulation fund on behalf of the employees under an award which is legally enforceable. For US employees, the Company has a 401(k) plan. All active participants are 100% vested immediately.
Expenses under these plans were $57,392 and $25,400 in 2006 and 2005.

ZBB Energy Corporation
June 30, 2006
NOTE 17 — RESTATEMENT OF PRIOR PERIODS
Subsequent to the issuance in 2004 of the June 30, 2004 financial statements, management reviewed and determined that the 2004 financial statements required restatement.
The effect on shareholders’ equity as of June 30, 2004 has been restated as follows:

Year ended June 30,
2004
Shareholder’s Equity as previously reported:	$4,836,100

Changes to accumulated deficit
Depreciation on test units	(220,464)
Change in goodwill amortization	150,517
Adjust carrying value of intangibles	(1,266,937)
Deferred tax asset valuation	(3,434,838)
Embedded benefit expense-Convertible notes	(331,163)

Other Changes to Shareholder’s Equity
Convertible Notes-embedded benefit to paid-in-capital	331,311
Other	(32,998)

Shareholder’s Equity as restated:	$31,528

ZBB Energy Corporation
June 30, 2006
NOTE 18 — SUBSEQUENT EVENTS
1.) In July 2006 the ZBB Energy Corporation entered into an agreement with Empire Financial Group (Empire) for a firm commitment public offering of up to US$15,000,000 with provision for 15% over subscription. The price of the offering is to be determined prior to the offering closing. This agreement states certain conditions and assumptions upon the proposed offering by Empire who will, immediately prior to the effective date of the offer closing, enter into a “Firm Commitment” Underwriting Agreement. The Underwriting Agreement shall provide that the Empire shall be committed to take and pay for all of the Shares, if any are purchased. The Underwriting Agreement and related agreements shall contain such terms and conditions as are customarily contained in agreements of such character and among other things, shall provide for the following:
     a. An underwriting discount of eight percent (8%) of the amount raised in the offering,
     b. Underwriter’s Warrants to purchase that aggregate number of shares as would be equal to ten (10%) of the total number of shares sold pursuant to the public offering. The Underwriter’s Warrants shall be exercisable at a price per unit equal to one hundred and twenty percent (120%) of the public offering price and will have a term of five (5) years.
     c. ZBB is in the process of having its Shares approved for quotation on the American Stock Exchange (AMEX) , effective on the closing of the offer. ZBB will also register its Common Stock with the Securities and Exchange Commission under the provisions of the Securities Exchange Act of 1934 and will use its best efforts to maintain such registration in effect for a period of at least five years from the close of the offer. ZBB will bare all fees, disbursements and expenses in connection with the proposed offering, including reimbursement to Empire for its costs, fees and expenses customarily incurred by an underwriter during the process.
     d. The Company has agreed to engage Empire Financial Group, Inc. to provide financial advisory services to the Company for a period of two years from the date of the registration statement. The Company has agreed to pay Empire Financial Group a monthly fee of $5,000 for their services, and to pay them a finder’s fee if they originate any merger, acquisition, joint venture or similar transaction.
2.) Subsequent to entering into the agreement with Empire, both the Company and Empire have agreed to increase the amount of the offering to US$20,000,000 on the same terms and conditions as stated in #1 above except that the underwriting discount has been reduce from eight percent (8%) to seven percent (7%).
3.) In July 2006, the Company agreed to amend and restate a service and stock sale agreement with 41 Broadway Associates, LLC. Under the terms of such restated agreement, we sold to 41 Broadway Associates a total of 294,118 shares in consideration for a 6% $1,000,000 promissory note of 41 Broadway Associates, payable in equal annual installments over 5 years. In addition, the Company paid one of the members of 41 Broadway Associates $100,000 for consulting services and agreed to extend the term of our consulting agreement with 41 Broadway Associates through December 31, 2010, at a consulting fee of $200,000 per annum, payable quarterly. None of the six members of 41 Broadway Associates are affiliated with each other or were or are officers, directors or otherwise affiliated with our company. Neither 41 Broadway Associates nor any of its members owns individually or in the aggregate of record or beneficially 5% or more of the Company’s shares.
4.) Between July and October of 2006 the Company issued an additional $187,500 of convertible promissory notes to the Empire Financial Group, the managing underwriter in this offering (the “Empire Notes”). The Empire Notes accrue interest 15% per annum and are due on the earlier of April 15, 2007 or the closing of an equity based offering of no less then $6 million. In addition, the Company issued $1,312,500 of convertible promissory notes to three additional investors, with terms identical to the “Empire Notes” in all material respects.
5.) During October 2006, the Company entered into a letter agreement with Montgomery Capital wherein Montgomery Capital has agreed not to convert any portion of the Montgomery Loan until March 2007, in exchange for $20,000 per month. Additionally, Montgomery Capital has requested repayment of the loan at the closing of the offering, rather then conversion and has requested redemption of the warrants for $150,000 at the closing of the offering. If the Company repays this loan on December 31, 2006 it will be required to pay approximately $1,205,000 under the loan, $150,000 for redemption of the warrants and to issue approximately 23,162 shares to Montgomery Capital.
6.) At the January 30, 2007 shareholders meeting, approval was given to effect a 1-for-17 reverse stock split, subject to and immediately prior to the Company completing the pending Initial Public Offering. All share and per share information included in these financial reports has been restated to reflect this pending reverse stock split.

ZBB Energy Corporation
Consolidated Balance Sheet (unaudited)
December 31, 2006

December 31, 2006
Assets
Current assets:
Accounts receivable	$214,883
Other receivables	749,102
Inventories	1,596,696
Prepaids and other current assets	433,312
Deferred finance fees	615,800

Total current assets	3,609,793

Long-term assets:
Property, plant and equipment, net	3,458,620
Investment in joint venture	198,450
Goodwill	803,079

Total assets	$8,069,942

Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Bank overdraft	24,870
Accounts payable	676,518
Accrued loss on contracts	357,250
Deferred revenues	405,009
Accrued compensation and benefits	82,487
Current portion of notes payable	2,115,854

Total current liabilities	3,661,988

Long-term liabilities:
Bank loans	2,058,868
Notes and convertible debt	2,492,209

Total liabilities	$8,213,065

Shareholders’ equity (deficit):
Common stock ($0.01 par value); 150,000,000 authorized 5,249,624 shares issued and outstanding	52,496
Additional paid-in capital	21,938,598
Note receivable from shareholders	(908,333)
Accumulated other comprehensive (loss)	(1,554,938)
Accumulated (deficit)	(19,670,946)

Total shareholders’ equity (deficit)	$(143,123)

Total liabilities and shareholders’ equity (deficit)	$8,069,942

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Operations (unaudited)

	Six months ended
	December 31,
	2006	2005
Revenues
Contracts	$509,589	$260,480

Cost and Expenses
Cost of contracts	471,484	231,927
Selling, General, and Administrative	997,888	640,120
Research and Development	323,579	346,533
Depreciation and Amortization	128,736	58,045
Accrued loss on contract	—	357,250

Total Costs and Expenses	1,921,687	1,633,875

	—

Loss from Operations	(1,412,098)	(1,373,395)

Other Income (Expense)
Interest Income	36,609	4,255
Interest expense	(352,165)	(3,741)
Deferred finance fees	(161,875)	—
Finance charges	(612,485)	—
Other Income (Expense)	23,467	12,813

Total Other Income (Expense)	(1,066,449)	13,327

Loss before provision for Income Taxes	(2,478,547)	(1,360,068)
Provision for Income Taxes	—	—

Net Loss	$(2,478,547)	$(1,360,068)

Net Loss per share-

Basic and diluted	$(0.47)	$(0.28)

Weighted average shares-basic and diluted:

Basic	5,240,402	4,821,449

Diluted	5,240,402	4,821,449

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Changes in Shareholders’ Equity (Deficit)
(Unaudited)
December 31, 2006

	Common Stock
				Note	Accumulated
				Receivable	Other		TOTAL
	Number of	Common	Add’l Paid-in	from	Comprehensive	Accumulated	Shareholders’	Comprehensive
	Shares	Stock	Capital	Shareholders	(Loss)	Deficit	Equity (Deficit)	(Loss)
Balance: June 30, 2006	4,918,618	$49,186	$20,112,076	$—	($1,637,909)	($17,192,399)	$1,330,954

Net Loss						(2,478,547)	(2,478,547)	$(2,478,547)
Net Translation Adjustment					82,971		82,971	82,971

Net Comprehensive Loss								$(2,395,576)

Issuance of common stock-Broadway Assoc.	294,118	2,941	997,059	(1,000,000)
Issuance of common stock pursuant to debenture conversions-Montgomery	36,888	369	59,631				60,000
Convertible debt-embedded equity feature accrued interest-Montgomery			19,832				19,832
Convertible Notes-embedded equity feature additional Empire Notes issued			750,000				750,000
Repayment of note receivable from shareholders				91,667			91,667

Balance: December 31, 2006	5,249,624	$52,496	$21,938,598	$(908,333)	($1,554,938)	($19,670,946)	($143,123)

See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Consolidated Statements of Cash Flows (unaudited)

	Six months ended December 31,
	2006	2005

Cash flows from operating activities:
Net loss	$(2,478,547)	$(1,360,068)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	128,736	58,045
Accrued interest on notes payable	189,925	—
Payments applied to note receivable for consulting fees	91,667	—
Amortization of debt discounts	612,486	—
Amortization of deferred finance fees	161,875	—
(Increase) decrease in operating assets:
Accounts receivable	(50,785)	(97,379)
Inventory	(168,284)	(283,327)
Prepaids and other current assets	(7,330)	20,080
Increase (decrease) in operating liabilities:
Accounts payable	386,375	288,116
Accrued expenses	24,401	10,924
Accrued loss on contracts	—	357,250
Deferred revenues	(268,064)	(112,080)

Net cash used in operating activities	(1,377,545)	(1,118,438)

Cash flows from investing activities
Capital expenditures	(16,968)	(14,037)
Proceeds from sale of equipment	—	10,503

Net cash (used) in investing activities	(16,968)	(3,534)

Cash flows from financing activities
Bank loans and overdraft	24,870	423,890
Proceeds from convertible debt	787,500	—
Deferred finance fees	(214,485)	(25,000)

Net cash provided by financing activities	597,885	398,890

Effect of exchange rate changes on cash	2,022	78,808
Net (decrease) in cash and cash equivalents	(794,606)	(644,274)
Cash and cash equivalents—beginning of period	794,606	673,311

Cash and cash equivalents—end of period	$0	$29,037

Supplemental disclosure of cash flow information:
Cash paid for interest	$162,240	$3,741
Supplemental schedule of non-cash investing and financing activities:
Issuance of common stock pursuant to conversion of convertible notes	60,000	—
Issuance of common stock pursuant to issuance of note receivable	1,000,000	—
Reduction of note receivable for consulting fees	91,667	—
Beneficial conversion feature on convertible debt issued	769,832	—
See accompanying notes to consolidated financial statements.

ZBB Energy Corporation
Notes To Consolidated Financial Statements
(Unaudited)
NOTE 1 — Basis of Presentation
The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial statements and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and disclosures required for annual financial statements. These financial statements should be read in conjunction with the financial statements and related footnotes for the year ended June 30, 2006 and included in the ZBB Energy Corporation (the “Company”) prospectus.
In the opinion of the Company’s management, all adjustments (consisting of normal recurring accruals) necessary to make the Company’s financial position as of December 31, 2006 and the results of operations and statements of cash flows for the periods shown not misleading, have been included.
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany accounts and transactions have been eliminated upon consolidation. The Company accounts for its 49% investment in ZBB China Pty Ltd, a joint venture company, under the “equity” method of accounting.
The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern which contemplates, among other things, the realization of assets and satisfaction of liabilities in the ordinary course of business. As of the period ended December 31, 2006 the Company had an accumulated deficit of $19.7 million. The Company has not achieved profitability in any quarter since its formation and expects to continue to incur net losses until it can generate sufficient revenue to cover costs, which is not expected to occur for the next 12 to 18 months.
The Company recognizes that its continuation as a going concern is dependent upon its ability to generate sufficient cash flow to allow it to satisfy its obligations on a timely basis. The generation of sufficient cash flow is dependent, in the short term, on the Company’s ability to obtain adequate equity investments, and in the long term on the successful introduction of the Company’s products into the utility and renewable energy markets, and the establishment of cost reductions in the production process of its energy storage systems.
The Company anticipates that its existing capital resources, together with anticipated revenues and other sources of funding will be adequate to satisfy its planned financial requirements and agreements through at least the next twelve months.
NOTE 2 — Nature of Organization
The Company develops and manufactures distributed energy storage solutions based upon the Company’s proprietary zinc-bromine rechargeable electrical energy storage technology. The Company was incorporated under the laws of Wisconsin in 1998.
The Company develops, manufactures, and markets energy storage systems, with electric utility applications as its initial market. This scaleable, mobile system is ideally suited for a number of market applications, including:
•	Load management for generation, transmission and distribution utilities, energy service companies, and large industrial customers, allowing peak shaving and deferral of capital expenditures that otherwise would be required to alleviate utility system constraints.

•	Uninterruptible power supply (“UPS”) providing power and quality protection for voltage, current, or frequency deviations.

•	Storage of renewable wind and solar energy production in both grid connected and grid independent environments.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
The consolidated financial statements include the accounts of the Company and those of its wholly owned subsidiaries, ZBB Technologies, Inc. (ZBBT, Inc.) its manufacturing facility in Milwaukee, Wisconsin, and ZBB Technologies, Ltd., its Perth, Australia based research and development facility, and a 49% interest in a joint venture company called ZBB China Pty Ltd.
NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Stock Split
The Company has agreed to affect a 1-for-17 reverse stock split, subject to and immediately, prior to the Company completing, its pending initial public offering. All share and per share information included in these financial statements has been restated for this proposed reverse stock split.
Foreign Currency
The Company uses the United States dollar as its reporting currency, while the Australian dollar is the functional currency of two of its operating units. Assets and liabilities of the Company’s international operations are translated into United States dollars at exchange rates that are in effect as at the balance sheet date while equity accounts are translated at historical exchange rates. Income and expense items are translated at average exchange rates which were applicable during the reporting period. Translation adjustments are accumulated in Other Comprehensive Income (Loss) as a separate component of Shareholders’ Equity in the consolidated balance sheet. No gain or loss on translation included in the net loss.
Use of Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and revenues and expenses during the period reported on. Actual results could differ from those estimates. Estimates are used in accounting for, among other things, revenue and losses recognized under the percentage of completion method for sales, allowances for uncollectible receivables, impairment of assets, depreciation, and ending valuations of equity and debt instruments. Estimates and assumptions are reviewed periodically and the effects of any revisions are reflected in the consolidated financial statements in the period they are determined to be necessary.
Income Tax
Provisions for income taxes are based on taxes payable or refundable for the current year and deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in FASB Statement No. 109, “Accounting for Income Taxes”. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.
Deferred tax assets, if any, are recorded at the likely realizable amounts as at the balance sheet dates.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
Property, Plant and Equipment
Land, building, equipment, computers and furniture and fixtures are recorded at cost. Maintenance, repairs and minor renewals and betterments are charged to expense.
Finished goods normally held for sale to customers may sometimes be used in demonstration and testing by customers. During these periods that the units are transferred from Inventory to Plant and Equipment they are depreciated over the period in use. Since the intent is for these units to be eventually sold they are returned to Inventory upon the completion of customer demonstration and testing at their written down value.
Depreciation
Depreciation is provided for all Property, Plant, and Equipment (excluding land), on a straight line basis over estimated useful lives of the assets.
The depreciation rates used for each class of depreciable assets are:

Depreciation Rate
Manufacturing Equipment	3 — 15 years
Office Equipment	3 — 8 years
Building	40 years
Impairment of Long-lived Assets
In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal Of Long-Lived Assets,” the Company assesses potential impairments to its long-lived assets, including property, plant, and equipment when there is evidence that events or changes in circumstances indicate that the carrying value may not be recoverable.
If such an indication exists, the recoverable amount of the asset, being the higher of the asset’s fair value less costs to sell and value in use, is compared to the asset’s carrying value. Any excess of the asset’s carrying value over its recoverable amount is expensed to the statement of operations. In assessing value in use, the estimated future cash flows discounted to their present value using a pre-tax discount rate.
Goodwill
Goodwill represents the cost of acquisition of a group of assets in excess of the net fair value of the identifiable assets.
Following initial recognition, goodwill is measured at cost less any accumulated impairment losses. Goodwill is not amortized but reviewed for impairment, annually or more frequently if events or changes in circumstances indicate that its carrying value may be impaired.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of 90 days or less to be cash equivalents.
The Company maintains its cash deposits with high credit quality financial institutions in the U.S. and Australia. At times such balances may exceed insurable limits.
Inventories
Inventories are stated at the lower of cost (first-in, first-out method) or market and consist of raw materials, work in progress and finished goods held for resale.
Costs incurred in bringing each product to its present location and conditions are accounted for as follows:
•	Raw materials — purchased cost of direct material
•	Finished goods and work-in-progress — purchase cost of direct material plus direct labor plus a proportion of manufacturing overheads.
Revenue Recognition
The Company contracts with its customers to develop, manufacture, and install its energy storage systems under long-term contracts. The Company recognizes revenue under the percentage-of-completion method. Revenue is recognized proportionally as costs are incurred and compared to the estimated total costs for each contract. The amount of revenue deferred as of December 31, 2006 is $405,009 based on the $1,788,207 billed under the terms of the current contracts, less $1,383,198 recognized as revenue to date. Included in the deferred revenue was $160,000 received from ZBB China Pty Ltd, a 49% owned joint venture company (see Note 14 — Related Party Transactions).
As the Company’s energy storage systems are in their initial stages of development, actual costs incurred could differ materially from those previously estimated. Once the Company has established that its costs can be reasonably estimated, costs to complete an individual contract in excess of revenue will be accrued upon identification. As of December 31, 2006 provisions of $357,250 have been identified and accrued on existing contracts.
For the periods ended December 31, 2006 and 2005, substantially all of the Company’s revenue was from a multi-year contract with one customer.
Loss per Share
The Company adopted Statement of Financial Accounting Standards No. 128 which requires the reporting of both basic and diluted earnings (loss) per share. Basic earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the period.
Diluted earnings (Net loss) per share reflects the potential dilution that could occur if securities or other contracts to issue Common stock were exercised or converted into common stock. In accordance with FASB 128, any anti-dilutive effects on net income (loss) per share are excluded.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
Convertible Notes
The Company accounts for conversion options embedded in convertible notes in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”) and Emerging Issues Task Force (“EITF”) 00-19, “Accounting for Derivative Financial Instruments Indexed to, and potentially settled in, a Company’s Own Stock” (“EITF 00-19”). SFAS 133 generally requires companies to bifurcate conversion options embedded in convertible notes from their host instruments and to account for them as free standing derivative financial instruments in accordance with EITF 00-19. SFAS 133 provides for an exception to this rule when convertible notes, as host instruments, are deemed to be conventional as that term is described in the implementation guidance under Appendix A to SFAS 133 and further clarified in EITF 05-2 “The Meaning of “Conventional Convertible Debt Instrument” in Issue No. 00-19.
The Company accounts for convertible notes deemed conventional and conversion options embedded in non-convertible notes which qualify as equity under EITF 00-19, in accordance with the provisions of Emerging Issues Task Force Issue (“EITF”) 98-5 “Accounting for Convertible Securities with Beneficial Conversion Features,” and EITF 00-27 “Application of EITF 98-5 to Certain Convertible Instruments,” Accordingly, the Company records, as a discount to convertible notes, the intrinsic value of such conversion options based upon the differences between the fair value of the underlying common stock at the commitment date of the note transaction and the effective conversion price embedded in the note. Debt discounts under these arrangements are amortized over the term of the related debt to their earliest date of redemption.
Stock-Based Compensation
In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS 123(R) supersedes APB 25 and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. The provisions of this statement are effective for the Company as of July 1, 2006.
SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. The Company adopted SFAS No. 123(R) using the modified prospective application. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated for either recognition or pro forma disclosures under SFAS No. 123.
Research and Development
The Company expenses research and development costs as incurred. These costs consist primarily of labor, overhead, materials to build prototype units, materials for testing, consulting fees and other costs. Intellectual property, including internally generated patents and know-how is carried at no value.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
Comprehensive income (loss)
The Company reports its comprehensive income (loss) in accordance with SFAS 130, Reporting Comprehensive Income, which requires presentation of the components of comprehensive earnings. Comprehensive income (loss) consists of net income (loss) for the period plus or minus any net translation adjustments applicable for the periods ended December 31, 2006 and 2005.
NOTE 4 — INVENTORIES
Inventory balances are comprised of the following amounts as of December 31, 2006:

Raw materials	$633,659
Work in progress	502,856
Finished goods	460,181

TOTAL	$1,596,696

NOTE 5— PROPERTY, PLANT & EQUIPMENT

Office equipment	$96,232
Manufacturing equipment	1,723,500
Test units	969,694
Building	1,996,134
Land	217,000

5,002,560
Less, accumulated depreciation	(1,543,940)

Net Property, Plant & Equipment	$3,458,620

NOTE 6 — INVESTMENT IN JOINT VENTURE
In March 2005, the Company acquired a 49% interest in ZBB China Pty Ltd for a cost of$191,475 (based on foreign exchange rates in year of acquisition). The joint venture company is licensed to distribute ZBB energy storage systems into the Chinese market.
During the periods ended December 31, 2006 and 2005, there was no significant activity in the company.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
NOTE 7 — GOODWILL
The Company, through a series of transactions in March 1996, acquired ZBBT, Inc., a wholly-owned subsidiary.
Goodwill in the amount of $1.134 million was recognized in the Company’s balance sheet in the period of acquisition, which represents the difference between the price paid for ZBBT Inc. and the fair value of the net assets at the time of the acquisition. The carrying value, net of amortization, as of December 31, 2006, is $803,079.
NOTE 8 — NOTE RECEIVABLE-SHAREHOLDER
In July 2006, the Company agreed to a stock sale agreement with 41 Broadway Associates, LLC. Under the terms of the agreement, the Company sold to 41 Broadway Associates a total of 294,118 shares (5,000,000 pre-split) in consideration for a 6% $1,000,000 promissory note from 41 Broadway Associates, payable in installments over 5 years. None of the members of 41 Broadway Associates are affiliated with each other or were or are officers, directors or otherwise affiliated with the company. Neither 41 Broadway Associates nor any of its members owns individually or in the aggregate of record or beneficially 5% or more of the Company’s shares.
As of December 31, 2006, the Company is owed $908,333 on the note, which is reflected as a reduction to Shareholders’ equity (deficit), and $36,603 in accrued interest.
NOTE 9 — NOTES PAYABLE AND CONVERTIBLE DEBT
$1,000,000 Montgomery Capital Partners LP Convertible Debt Facility
     On February 28, 2006 the Company borrowed $1,000,000 from Montgomery Capital Partners L.P., and entered into a convertible loan and warrant agreement (the “Montgomery Notes”). Interest on this facility accrues at 10% per annum, compounded monthly, with a default rate of 13% and it becomes payable in full on the earliest to occur of the consummation by the Company of any major financing, a default, or February 28, 2008. Outstanding principal and interest on this facility is convertible by Montgomery Capital in whole or in part from time to time, into shares of the Company’s common stock upon written request to the Company.
     During the six month period ended December 31, 2006, Montgomery Capital received 36,888 of shares from converting loan principal in the amount of $60,000. The balance of the Montgomery convertible debt facility outstanding at December 31, 2006 is $969,327 (inclusive of $79,327 in accrued interest).

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
$2,226,666 Bushido Loan
          On June 22, 2006 the Company entered into a Note Purchase Agreement with Bushido Capital Master Fund, L.P., ABS SOS-Plus Partners, Ltd and Pierce Diversified Strategy Master Fund, (the “Bushido Lenders”) pursuant to which the Company issued an aggregate of $2,226,667 face amount of secured promissory notes at a 25% original issue discount and warrants to purchase the Company’s common stock (the “Bushido Warrants”). Interest on the Bushido Loan accrues at 8%, payable quarterly on 75% of the face amount of the notes. The Bushido loan is due in full on the earliest to occur of a default under the Bushido loan or July 14, 2008. The Bushido loan is secured by a mortgage on the Company’s Wisconsin Property, a lien on all of its assets and a pledge of all of the shares of the Company’s subsidiaries, and of all of the Company’s shares of ZBB China Pty Ltd. The Bushido Warrants totaling 523,921 shares of common stock expire on June 14, 2010 and are exercisable at the offering price ($4.25 per share) . The outstanding principal and interest will be convertible only in the event of default at a conversion price of $2.55 per share.
$2,500,000 Convertible Promissory Notes (Empire Notes)
          Between April and June of 2006 the Company issued $1,000,000 of convertible promissory notes (the “Empire Notes”) to 24 accredited investors in a private placement transaction for which Empire Financial Group, acted as placement agent. The Empire Notes accrue interest 15% per annum and are due on April 15, 2007. Each lender has the right to receive payment in full along with a warrant to purchase such number of shares of common stock equal to 50% of the principal amount of the Note at an exercise price equal to 120% of the offering price in the Company’s forthcoming IPO. Alternatively, each lender can choose to convert the principal and interest owed into the Company’s common stock at a conversion price equal to 50% of the offering price in the Company’s forthcoming IPO. On issuance of the convertible notes, there was deemed to be an embedded conversion benefit feature available to the note holders to convert the notes into shares at a discount to market value. This “embedded conversion benefit discount” resulted in additional paid-in capital recorded at the time the notes were issued of $500,000 amortized over the term of the notes.
     Between July and October of 2006 the Company issued a further $1,500,000 of convertible promissory notes to an additional 8 accredited investors, under the same terms as above. On issuance of the convertible notes, there was deemed to be an embedded conversion benefit feature available to the note holders to convert the notes into shares at a discount to market value. This “embedded conversion benefit discount” resulted in additional paid-in capital recorded at the time the notes were issued of $750,000, amortized over the term of the notes.
          As of December 31, 2006, $2,500,000 of principal, $132,565 of accrued interest, and $623,856 of embedded conversion benefit discount, is outstanding.
Repayment of notes:
     Maximum aggregate annual principal payments related to the notes payable for the years subsequent to December 31, 2006 are as follows:

For the 12 months ending December 31,
2007	$2,500,000
2008	3,116,666

$5,616,666

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
NOTE 10 — BANK LOANS AND NOTES PAYABLE

At December 31, 2006, the Company’s debt consisted of the following:

Current portion of notes payable	2,500,000
less debt discount-embedded benefit	(623,856)
plus accrued interest	239,710

Short-term debt	$2,115,854

Bank loans	2,058,868
Long-term notes payable	3,116,666
less debt discounts	(624,457)

Long-term debt	$4,551,077

On February 15, 2006, the Company entered into two loan agreements related to the purchase of the land and building in Menomonee Falls, Wisconsin and the acquisition of manufacturing equipment. During the period ended December 31, 2006 the Company agreed to extend the terms of the loan agreements to January 2008 on the building loan and March 2011 on the equipment loan.
Interest on these loans are calculated at prime rate, secured by the property and equipment, with a with a balance at December 31, 2006 of $2,058,868.
Maximum aggregate annual principal payments under the bank loans for the 12 month periods subsequeint to December 31, 2006 are as follows:

2007	$47,351
2008	1,860,141
2009	66,525
2010	72,325
2011	12,526

$2,058,868

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
NOTE 11— EMPLOYEE/DIRECTOR OPTION PLANS
In 1998 the Company entered into a Key Employees Stock Option Plan (KESOP) whereby a stock option committee comprising three Directors was given the discretion to grant up to 282,353 options to key employees of the Company. At December 31, 2006 all KESOP options had been granted. During the period ended December 31, 2006, no KESOP options were exercised. At December 31, 2006 there remains 15,000 KESOP options with exercise prices between $4.25 and $8.50 and exercise dates between March 15, 2007 and March 15, 2008 outstanding.
In 1998 the Company entered into an Outside (Non-Executive) Directors Stock Option Plan (ODSOP) whereby 70,588 options were issued to Non-Executive Directors over a five year period commencing on January 2, 1999. At June 30, 2003, all ODSOP options had been granted. During the period ended December 31, 2006, no ODSOP options were exercised. At December 31, 2006 there remains 28,235 ODSOP options with an exercise price of $4.25 and exercise dates between January 2, 2007 and January 2, 2008 outstanding.
In 2002 the Company established the Company’s 2002 Stock Option Plan (“SOP”) whereby a stock option committee comprising all Directors was given the discretion to grant up to 617,647options to key employees of the Company at exercise prices to be determined (but in any case not less than $5.67 per share) and exercise dates at times to be determined by the Company. During the year ended December 31, 2006 no 2002 SOP options were exercised. At December 31, 2006 there remains 214,522 options with exercise prices of not less than US$5.61 and exercise dates up to March 30, 2010 outstanding. A further 193,213 options are available to be issued under the SOP.
During the 2005 financial year the Company established an Employee Option Scheme whereby at the discretion of the Board of Directors of the Company, options may be granted to employees and Directors of the Company or any company related to it. The maximum number of options that may be granted in aggregate at any time under this option scheme is equivalent to 5% of the total number of shares on issue in the Company (as if all options issued under any employee or executive option scheme had been exercised). The options will not be listed nor are they transferable. As of December 31, 2006 no options have been issued under this option scheme. A maximum of 337,495 options are available to be issued. Any options issued under this scheme shall expire 5 years after they are vested in the holder. The exercise price for options issued under this scheme shall be an amount determined by Directors provided that while the Company is on the official list of the Australian Stock Exchange (ASX), in no event shall the exercise price be a price less than 10% higher than the weighted average market price for shares on ASX over the last 20 days on which sales in shares were recorded on the ASX immediately preceding the date of grant of the option.
During the period ended December 31, 2006 there was no activity related to the employee and director plans.
At December 31, 2006 the Company had 530,708 options available for future grant.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
The following table summarizes information relating to the stock options outstanding at December 31, 2006:

	Outstanding			Exercisable
		Weighted-
		Average	Weighted-		Weighted-
	Number of	Remaining	Average		Average
	Options	Contractual Life	Exercise	Number of	Exercise
Range of Exercise Prices	Outstanding	(in years)	Price	Options	Price
$4.25-8.50	47,146	0.1	$5.27	47,146	$5.27
$4.25-8.50	52,969	1.1	$5.61	52,969	$5.61
$5.61-6.46	157,642	2.5	$5.95	157,642	$5.95

Balance at December 31, 2006	257,757	1.8	$5.78	257,757	$5.78

NOTE 12 — NON RELATED PARTY OPTIONS
At December 31, 2006 there are 286,765 options (issued one option per four shares acquired through the Australian IPO, March 2005) with an expiration date of December 2007 and an exercise price of $6.46 issued and outstanding.
At December 31, 2006 there are 314,176 options (per Australian IPO brokerage agreement) with an expiration date of December 2007 and an exercise price of $6.46 issued and outstanding.
At December 31, 2006 there are 117,647 options (per Montgomery Capital Partners LP Convertible Debt Facility) with an expiration date of April 2008 and an exercise price of $2.21 issued and outstanding.
At December 31, 2006 there are 523,921 options (per Bushido Loan Facility) with an expiration date of April 2010 and an exercise price of $4.25 issued and outstanding.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
The table below summarizes non-related party option balances:

Stock Options		Weighted-Average
Non-related party activity	Number of Options	Exercise Price Per Share
Balance at June 30, 2005	916,347	$5.39

Options granted	641,569	$3.87
Options expired	(241,877)	$3.23
Options exercised	(73,529)	$3.23

Balance at June 30, 2006	1,242,510	$5.15

Options granted	—	$—
Options expired	—	$—
Options exercised	—	$—

Balance at December 31, 2006	1,242,510	$5.15

NOTE 13 — COMMITMENTS
In July 2006, the Company entered into a business development agreement with 41 Broadway Associates, whereby Broadway Associates is to provide consulting services, including business planning, facilitation of introductions to strategic relationships and customers, corporate financiers and investment bankers, at a fee of $200,000 per year payable quarterly, until September 2010. During the six months ended December 31, 2006 fees of $91,667 were incurred by the Company.
In July 2006 ZBB Energy Corporation entered into an agreement with Empire Financial Group (Empire) for a firm commitment public offering of up to $15,000,000 with provision for 15% over subscription. The price of the offering will be determined prior to the offering closing, but in any case will be no less than $5.00 per share. The agreement states that Empire will immediately prior to the effective date of the offer closing, enter into a “Firm Commitment” Underwriting Agreement. The Underwriting Agreement provides that Empire shall be committed to take and pay for all of the Shares, if any are not purchased. The Underwriting Agreement and related agreements contain terms and conditions as are customarily contained in agreements of such character and among other things, provide for the following:
     a. An underwriting discount of eight percent (8%) of the amount raised in the offering,
     b. The issue of Underwriter’s Warrants to purchase that an aggregate number of shares as would be equal to ten (10%) of the total number of shares sold pursuant to the public offering. The Underwriter’s Warrants shall be exercisable at a price per unit equal to one hundred and twenty percent (120%) of the public offering price and will have a term of five (5) years.

ZBB Energy Corporation
Notes To Consolidated Financial Statements (Unaudited)
     c. The Company is applying to have its Shares approved for quotation on the American Stock Exchange (AMEX), effective on the closing of the offering. The Company will also register its Common Stock with the Securities and Exchange Commission under the provisions of the Securities Exchange Act of 1934 and will use its best efforts to maintain such registration in effect for a period of at least five years from the close of the offer. The Company is to bare all fees, disbursements and expenses in connection with the proposed offering, including reimbursement to Empire for its costs, fees and expenses incurred by it during the process.
     d. The Company agreeing to engage Empire Financial Group, Inc. to provide financial advisory services to the Company for a period of two years from the date of the registration statement. The Company also agreeing to pay Empire Financial Group a monthly fee of $5,000 for its services, and to pay Empire a finder’s fee if Empire originate any merger, acquisition, joint venture or similar transaction.
NOTE 14 — RELATED PARTY TRANSACTIONS
The Company leases its Australian office facility from an entity affiliated with three of the Company’s officers. The current rental is $52,500 per annum ($66,500 Australian dollars). During the period, ZBB Technologies Limited exercised its option of renewal to release this facility for an additional 5 years.
The future payments required under the terms of the lease are as follows:

For the 12 months ending December 31,
2007	$52,500
2008	$52,500
2009	$52,500
2010	$52,500
2011	$43,750

TOTAL:	$253,750

The Company has received a purchase order from ZBB China Pty Ltd; a 49% owned joint venture company, for delivery of an energy storage system in 2007. The Company has received a deposit of $160,000 on the order which it has recorded as deferred revenue at December 31, 2006. See additional discussion in Note 3, “Revenue Recognition”.
Included in accounts payable is $105,371 in amounts due to officers of the Company.
NOTE 15 — RETIREMENT PLANS
All Australian based employees are entitled to varying degrees of benefits on retirement, disability, or death. The Company contributes to an accumulation fund on behalf of the employees under an award which is legally enforceable. For US employees, the Company has a 401(k) plan. All active participants are 100% vested immediately.
Expenses under these plans were $14,695 and $13,130 in the six months ending December 31, 2006 and 2005.

Milwaukee, Wisconsin (Owned)
(72,000 Square Foot
U.S. Manufacturing Facility and
Corporate Headquarters)

Perth, Western Australia (Leased)
(8,500 Research & Development Facility )

          Until ______ 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
     No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.
$20,000,000
3,333,333 Shares
PROSPECTUS
Jesup & Lamont Securities Corporation
Empire Financial Group, Inc.
                    , 2007

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 24. Indemnification of Directors and Officers.
     ZBB Energy Corporation (the “company”) is incorporated under the Wisconsin Business Corporation Law (“WBCL”). Under Section 180.0851(1) of the WBCL, The company is required to indemnify a director or officer, to the extent such person is successful on the merits or otherwise in the defense of a proceeding, for all reasonable expenses incurred in the proceeding if such person was a party because he or she was a director or officer of the corporation. In all other cases, the company is required by Section 180.0851(2) of the WBCL to indemnify a director or officer against liability incurred in a proceeding to which such person was a party because he or she was an officer or director of the company, unless it is determined that he or she breached or failed to perform a duty owed to the company and the breach or failure to perform constitutes: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director or officer has a material conflict of interest; (b) a violation of criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or no reasonable cause to believe his or her conduct was unlawful; (c) a transaction from which the director or officer derived an improper personal profit; or (d) willful misconduct. Section 180.0858(1) of the WBCL provides that, subject to certain limitations, the mandatory indemnification provisions do not preclude any additional right to indemnification or allowance of expenses that a director or officer may have under the company’s articles of incorporation, bylaws, a written agreement or a resolution of the Board of Directors or shareholders.
     Section 180.0859 of the WBCL provides that it is the public policy of the State of Wisconsin to require or permit indemnification, allowance of expenses and insurance to the extent required or permitted under Sections 180.0850 to 180.0858 of the WBCL for any liability incurred in connection with a proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities.
     Section 180.0828 of the WBCL provides that, with certain exceptions, a director is not liable to a corporation, its shareholders, or any person asserting rights on behalf of the corporation or its shareholders, for damages, settlements, fees, fines, penalties or other monetary liabilities arising from a breach of, or failure to perform, any duty resulting solely from his or her status as a director, unless the person asserting liability proves that the breach or failure to perform constitutes any of the four exceptions to mandatory indemnification under Section 180.0851(2) referred to above.
     Under Section 180.0833 of the WBCL, directors of the company against whom claims are asserted with respect to the declaration of an improper dividend or other distribution to shareholders to which they assented are entitled to contribution from other directors who assented to such distribution and from shareholders who knowingly accepted the improper distribution, as provided therein.
     Section 5.02 of Article V of our By-laws contains provisions that generally parallel the indemnification provisions of the WBCL and cover certain procedural matters not dealt with in the WBCL. Directors and officers of the company are also covered by directors’ and officers’ liability insurance] under which they are insured (subject to certain exceptions and limitations specified in the policy) against expenses and liabilities arising out of proceedings to which they are parties by reason of being or having been directors or officers.
Item 25. Other Expenses of Issuance and Distribution.
          The estimated expenses payable by us in connection with the offering described in this registration statement (other than the underwriting discount and commissions and the Representative’s non-accountable expense allowance) will be as follows:

SEC Registration Fee	$3,752
Accounting fees and expenses	150,000
Printing and engraving expenses	35,000
Legal fees and expenses	200,000
AMEX and NASD Filing Fees	60,000
Miscellaneous	35,000	(1)
Total	$483,752

(1)	This amount represents additional expenses that may be incurred by the company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

     Item 26. Recent Sales of Unregistered Securities.
          NOTE: The below amount reflect the contemplated 1-for 17 reverse stock split which has been approved by our stockholders and which we contemplate to take effect prior to the effective date of this Registration Statement.
     (a) During the past three years, we sold the following shares of common stock without registration under the Securities Act:
          Between July of 2003 and June of 2005, prior to the company’s initial public offering, the we sold an aggregate of $2,250,000 (A$3,000,000) 10% convertible notes to an aggregate of 53 investors outside the United States. The investors were primarily located in Western Australia. The Company believes that, among other exemptions that may be available, the issuance of the above notes and issuance of shares upon conversion thereof, was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933 and Regulation S in that no attempts to sell or sales were made in the United States and none of the convertible note holders were, to the company’s knowledge, domiciled in the United States. In addition, these notes converted into 441,176 (7,500,000 pre-reverse split) shares of common stock at a 20% discount to the offering price of our IPO in Australia and were registered for resale on the ASX upon closing of our initial public offering in March of 2005 and no United States trading market for the securities issued existed at such time.
          In March 2005, we completed an initial public offering in Australia of our common stock and options to purchase common stock. Since Australian trading regulations do not readily permit securities of foreign corporations to trade on their exchanges, securities known as CUFS (CHESS Units of Foreign Securities) reflecting ownership in our securities trade on the Australian Stock Exchange Ltd. (ASX). We sold 705,882 shares of our common stock (12,000,000 shares before giving effect to our contemplated 1:17 reverse stock split) at a price of A$4.00 per share together with options expiring on December 15, 2007 to purchase an additional 176,471 shares (3,000,000 shares before giving effect to our contemplated 1:17 reverse stock split) at an exercise price of A$8.50 per share. We received gross proceeds of A$6.0 million (approximately US$4.5 million) in the Australian stock offering. Axis Financial Group (Australia) Limited acted as financial advisor and received a fee of $390,000 (A$520,000) and options to purchase 314,176 shares of our common stock exercisable at $6.375 (A$8.50). The prospectus relating to the foregoing offering was lodged with the Australian Securities and Investments Commission on December 23, 2004. The prospectus contained a legend on the cover page thereof to the effect that such prospectus may not be distributed in the United States or to U.S. investors and those shares may not be sold in the United States in the offering or for one year thereafter. Accordingly, the Company believes that this transaction was exempt from the registration requirements of the 1933 Act pursuant to Regulation S. Additionally, the company intends to register 176,471 shares of common stock issuable upon exercise of the ASX listed options, in a separate registration statement.
          On February 28, 2006 we borrowed $1,000,000 from Montgomery Capital Partners L.P., and entered into a convertible loan and warrant agreement (the “Montgomery Loan”). Interest on this loan accrues at 10% per annum, compounded monthly, with a default rate of 13% and becomes payable in full on the earliest to occur of the consummation by us of any major financing (such as this offering), a default, or February 28, 2008. Outstanding principal and interest on this loan is convertible by Montgomery Capital in whole or in part from time to time, into shares of our common stock. The Montgomery Loan also provides that the holders may elect to receive subscription rights to purchase up to 117,647 shares of our common stock, the exercise price of which is set at the time notice is given with respect to such warrants. We paid a fee of $70,000 to Empire Financial Group, Inc., one of the managing underwriters in this offering, for introducing Montgomery Capital and assisting in procurement of the Montgomery Loan. Between February and September of 2006, Montgomery Capital converted approximately $110,000 of the Montgomery Loan into 60,528 shares of our common stock, which were issued outside the United States and which shares are listed for trading on the ASX. In addition, Montgomery has requested repayment of the Montgomery Loan and redemption of all of the subscription rights, (which are redeemable by their terms at $1.275 per subscription right) at the closing of the offering which will result in the Company’s payment of approximately $1,205,000 under the loan and $150,000 for redemption of the warrants and the issuance of approximately 123,125 shares of our common stock (presuming repayment in late February 2007), which shares are being registered in this offering. The Company believes that, among other exemptions that may be available, the entry into the Montgomery Loan and issuance of shares upon conversion of portions thereof, was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act of 1933 and Regulation S in that the transaction was not in the United States and Montgomery Capital is not, to the company’s knowledge, domiciled in the United States and that no public solicitation was made with respect to this sale or any conversion of the Montgomery Loan. In addition, all shares issued were listed for trading on the ASX and no United States trading market for the securities issued exists.
          On June 22, 2006 we entered into a Note Purchase Agreement with Bushido Capital Master Fund, L.P., ABS SOS-Plus Partners, Ltd and Pierce Diversified Strategy Master Fund, (the “Bushido Lenders”) pursuant to which we issued an aggregate of $2,226,667 face amount of secured, promissory notes at a 25% original issue discount and warrants to purchase our common stock (the “Bushido Warrants”) to the Bushido Lenders. Interest on the Bushido Loan accrues at 8%, payable quarterly on 75% of the face amount of the notes. The Bushido Notes are due in full on the earliest to occur of a default under the Bushido Notes or July 14, 2008. The Bushido Notes are secured by a mortgage on our Wisconsin Property, a lien on all of our assets and a pledge of all of the shares of our subsidiaries, and of all of our shares of ZBB China Pty Limited The Bushido Warrants are exercisable at the offering price ($6.00 per share) for 371,111 shares of common stock and expire on June 14, 2010. The outstanding principal and interest will be convertible only in the event of default at a conversion price of $2.55 per share. In connection with the Bushido Loan and warrants, the Bushido Lenders have piggyback registration rights and the shares underlying all warrants are being registered in this registration statement. The Company paid a consulting fee to Empire Financial Group, Inc., of $83,500 in connection with their introduction of the Bushido Lenders and in assisting in procuring the Bushido loan. The Company believes that this transaction was exempt from the registration requirements Section 4(2) of the Securities Act of 1933, Regulation D and Regulation S in that the transaction was not in the United States and that the Bushido Lenders are all accredited and sophisticated and are not, to the company’s knowledge, domiciled in the United States and that no public solicitation was made with respect to this sale or any conversion of the Bushido Loan. The Bushido Lenders, principal amount of notes and number of warrant shares are as follows:

Name	Principal Amount of Note	Warrants
ABS SOS-Plus Partners, Ltd.	$1,113,333	185,555
Bushido Capital Master Fund, L.P.	$556,667	92,778
Pierce Diversified Strategy Master Fund	$556,667	92,778
          Between April and September of 2006 we issued $1,187,500 of convertible promissory notes to 26 accredited investors in a private placement transaction for which Empire Financial Group, one of the managing underwriters in this offering, acted as placement agent (the “Empire Notes”). The Empire Notes accrue interest 15% per annum and are due on the earlier of April 15, 2007 or the closing of an equity based offering. Each lender has the right to receive payment in full along with a warrant to purchase such number of shares of common stock equal to 50% of the principal amount of the Note at an exercise price equal to 120% of the equity offering price. Alternatively, each lender may choose to convert the principal and interest owed under the Empire Note into common stock at a conversion price equal to 50% of the equity offering price without receiving any warrants. Empire Financial Group received a placement fee of $118,750 and warrants to purchase 120,023 shares, at an exercise price of $3.23 per share and expiring on September 30, 2011, in connection with the sale of the Empire Notes. These warrants are being registered in this offering.
          The company believes that this transaction was exempt from the registration requirements Section 4(2) of the Securities Act of 1933 and Regulation D in that the purchasers of the Empire Notes are all accredited and sophisticated and that no public solicitation was made with respect to this sale or any conversion of the Empire Notes. The principal amount of Empire Notes and the maximum number of shares that may be issued thereunder are as follows:

	Principal Amount	Underlying
Name	of Note	Shares
Arthur A. Arnold, Jr.	$37,500	12,500
Atlas Industries, Ltd.	$25,000	8,333
Michael Bailey	$25,000	8,333
Ron Berg	$12,500	4,167

	Principal Amount	Underlying

Name	of Note	Shares

Ron Berg	$12,500	4,167
Joseph & Daum Bridson	$25,000	8,333
Edward Cohen	$50,000	16,666
PFSI F/B/O Edward Cohen IRA	$25,000	8,333
Des Cumings, Jr.	$25,000	8,333
Stephen John Dempsey	$50,000	16,666
Denzyl Dinsmore	$50,000	16,666
The Frank Sica Trust	$12,500	4,166
Donald Heath	$12,500	4,166
Brian Morgan	$50,000	16,666
Pamela C. Ohab Sep. IRA	$25,000	8,333
Warrick Oliver	$25,000	8,333
Ryan Foundation	$25,000	8,333
Geoffrey and Julie Rogers	$25,000	8,333
Nigel Roth	$50,000	16,666
Joseph Savage	$250,000	83,333
Shane Scott	$25,000	8,333
James Skalko	$25,000	8,333
Eno Williams	$25,000	8,333
Cormac O’Connell	$100,000	33,333
Brian Gregory	$25,000	8,333
Robert L. Simon	$25,000	8,333
CIP FF & E Wilshire Trust, Marvin Goodson, Trustee	$150,000	50,000
          In connection with our consulting agreement with Empire Financial Group, Inc., entered into on November 9, 2005, we compensated Empire Financial Group, Inc. 120,023 and $118,750, in connection with the selling of the Empire Notes. These warrants are exercisable at $3.23 per share and expire on September 30, 2011.
          In October 2006, we issued an aggregate of $1,312,500 convertible promissory notes (the “October Notes”) to three funds which the Company believes are domiciled outside of the United States. The October Notes are identical to the Empire Notes in all material respects except that no commission or fees were paid in connection with the sale of such notes. The Company believes that, among other exemptions that may be available, the entry into the October Notes and issuance of shares upon conversion of portions thereof, was exempt from the registration requirements Section 4(2) of the Securities Act of 1933 and Regulation S and Regulation D in that the transaction was not in the United States and the lenders were not, to the Company’s knowledge, domiciled in the United States and that no public solicitation was made with respect to this sale. The three investors in this offering, the dollar amount of notes acquired and the number of shares underlying the notes are as follows:

	Principal Amount of	Underlying
Name	Note	Shares

Hornet Renewable Energy Fund	$300,000	100,000

New Energy Fund LP	$200,000	66,667
Baytree Holdings Limited	$812,500	270,833
          Effective as of December 22, 2005, we entered into a share exchange agreement with Wharton Equity Partners, LLC and their affiliates (the “Wharton Group”) pursuant to which we agreed to exchange 307,451 shares of our common stock for 2,222,221 shares of common stock of either Idea One, Inc., a privately-owned Delaware corporation, or its publicly traded successor-in- interest, if Idea One consummates a merger with an inactive publicly traded corporation prior to the scheduled closing date. By letter dated August 22, 2006, we agreed with the Wharton Group to terminate the share exchange agreement. The Company believes that this sale of shares to Wharton Group was exempt pursuant to Section 4(2) of the Securities Act and under as amended.
          Effective January 31, 2006, we entered into a stock purchase and business development agreement with 41 Broadway Associates LLC, a Delaware limited liability company. Under this agreement we agreed to sell, for $62,500 up to 588,235 of our shares to such entity or its members, in consideration for their providing business and consulting services to our company, including preparation of business plans, introduction to potential customers and strategic relationships, and consultation in connection with corporate finance and/or investment banking arrangements. In addition, one of the members of 41 Broadway Associates, Adam Weiss, provided us with a short-term $500,000 loan in February 2006 that enabled us to consummate the purchase of our principal facility located in Menomonee Falls, Wisconsin. Such loan has since been repaid in full in April of 2006.
          In July 2006, we mutually agreed to amend and restate the agreement with 41 Broadway Associates LLC. Under the terms of such restated agreement, we sold to the individual members of 41 Broadway Associates a total of 294,118 of our shares for $3.40 per share, or $1,000,000 in the aggregate. The purchase price for these shares was evidenced by individual 6% promissory notes of each of the members of 41 Broadway Associates payable in equal annual installments over 5 years. In addition, we paid one of the members of 41 Broadway Associates $100,000 for previous services rendered to us and agreed to extend the term of our consulting agreement with 41 Broadway Associates and its members through December 31, 2010, at a consulting fee of $200,000 per annum, payable quarterly. None of the six members of 41 Broadway Associates are affiliated with each other or were or are officers, directors or otherwise affiliated with our company. None of the members of 41 Broadway Associates beneficially own 5% or more of our shares. The Company believes that this sale of shares to 41 Broadway was exempt pursuant to Section 4(2) of the Securities Act and under as amended.
Item 27. Exhibits and Financial Statement Schedules.
     (a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
1.	Underwriting Agreement dated as of , 2006 between ZBB Energy Corporation and Empire Financial Group, Inc.(2)

3.1	Articles of Incorporation of ZBB Energy Corporation as amended dated February 16, 1998, as amended.(1)

3.2	By-laws of ZBB Energy Corporation.(1)

3.3	Amended By-laws of ZBB Energy Corporation as adopted on October 28, 2004.(4)

3.4	Audit Committee Charter of ZBB Energy Corporation.

3.5	Compensation Committee Charter of ZBB Energy Corporation.

4.	Form of 8% Senior Secured Note dated as of June 14, 2006 issued by ZBB Energy Corporation under Bushido Loan.(1)

4.1	Registration Rights Agreement, dated as of June 14, 2006 between ZBB Energy Corporation and certain Investors.(1)

4.2	Moratorium Agreement dated as of October 5, 2006 between ZBB Energy Corporation and Montgomery Equity Partners Ltd. [sic](1)

4.3	Moratorium Agreement dated as of March 14, 2007, between ZBB Energy Corporation and Montgomery Capital Partners Ltd.(3)

4.4	Form of Stock Certificate.(4)

10.	Pledge and Escrow Agreement dated as of June 14, 2006 between ZBB Energy Corporation and Crucian Transition Inc. and Tarter Krinsky & Drogin LLP, as Escrow Agent.(1)

10.1	Note Purchase Agreement dated as of June 14, 2006 Between ZBB Energy Corporation and certain Purchasers.(1)

Exhibit No.	Description

10.2	Security Agreement dated as of June 14, 2006 between ZBB Energy Corporation and certain Secured Parties and Crucian Transition Inc.(1)

10.3	Subsidiary Security Agreement dated as of June 14, 2006 between ZBB Technologies, Ltd. and certain Secured Parties and Crucian Transition Inc.(1)

10.4	Subsidiary Security Agreement dated as of June 14, 2006 between ZBB Technologies, Inc. and certain Secured Parties and Crucian Transition Inc.(1)

10.5	Guaranty Agreement dated as of June 14, 2006 by and among the Guarantors and Buyers of ZBB Energy Corporation.(1)

10.6	Validity and Support Guaranty Agreement dated as of June 14, 2006 in favor of the Buyers of ZBB Energy Corporation.(1)

10.7	Strategic Growth International Agreement dated as of March 22, 2006 between ZBB Energy Corporation and Strategic Growth International.(1)

10.8	Contract dated as of February 14, 2006 between ZBB Energy Corporation and California Energy Commission.(1)

10.9	Montgomery Capital Loan Agreement dated as of February 9, 2006 between ZBB Energy Corporation and Montgomery Capital Loan Partners L.P.(1)

10.10	41 Broadway Associates LLC Consulting Agreement dated as of January 2006 between ZBB Energy Corporation and 41 Broadway Associates LLC.(3)

10.11	Empire Engagement Agreement relating to offering dated as of November 09, 2005 between ZBB Energy Corporation and Empire Financial Group, Inc.(1)

10.12	Subscription and Investment Representation Agreement in connection with Empire Notes and October Notes.(1)

10.13	1998 Outside Director Stock Option Plan dated as of July 3, 1998 between ZBB Energy Corporation and Non Employee Directors.(1)

10.14	1998 Key Employee Stock Option Plan dated as of July 3, 1998 between ZBB Energy Corporation and Key Employees.(1)

10.15	2005 Employee Option Scheme between ZBB Energy Corporation and Employees.(1)

10.16	2002 Stock Option Plan dated as of February 4, 2002 between ZBB Energy Corporation and Employees.(1)

10.17	Employment Agreement dated as of October 4, 2006 between ZBB Energy Corporation and Geoffrey D. Hann.(1)

10.18	Employment Agreement dated as of October 4, 2006 between ZBB Energy Corporation and Robert J. Parry.(1)

10.19	Lease dated November 1, 2001 between Geoffrey Hann, Robert Parry, Michael Palmer, Richard Payne and ZBB Energy Technologies, Ltd. and ZBB Energy Corporation.(1)

10.20	Variation of Lease dated June 1, 2002 between Geoffrey Hann, Robert Parry, Michael Palmer, Richard Payne and ZBB Energy Technologies, Ltd. and ZBB Energy Corporation.(1)

10.21	Form of Stock Purchase Warrant dated as of June 14, 2006 issued by ZBB Energy Corporation under Bushido Loan(1)

10.22	Form of Warrant issued by ZBB Energy Corporation in connection with Empire Notes and October Notes.(1)

10.23	15% Convertible Promissory Note, issued by ZBB Energy Corporation in connection with Empire Notes and October Notes.(1)

10.24	Letter Agreement, dated as of July 13, 2006, between ZBB Energy Corporation and members of 41 Broadway LLC.(3)

21.	List of ZBB Energy Corporation Subsidiaries.(1)

23.1	Consent of Independent Auditors.
99.1	Consent of Manfred Birnbaum.(3)
99.2	Consent of William Mundell.(3)

(1)	Filed as exhibit to Registration Statement of the Company on October 27, 2006 (File No. 333-138243)
(2)	Filed as exhibit to Amendment No. 1 of Registration Statement of the Company on February 13, 2007 (File No. 333-138243).
(3)	Filed as exhibit to Amendment No. 2 of Registration Statement of the Company on March 19, 2007 (File No. 333-138243).
(4)	Filed as exhibit to Amendment No. 3 to Registration Statement of the Company, as filed on April 13, 2007 (File No. 333-138243).

Item 28. Undertakings.
     (a) The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective:
     amendment to this registration statement
     i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
     iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
     i. Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;
     ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;
     iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and
     iv. Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
     (b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the. underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes that:
     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof

SIGNATURES
          In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment 3 to the registration statement to be signed on its behalf by the undersigned in the City of Milwaukee, State of Wisconsin on April 26, 2007.

ZBB ENERGY CORPORATION
/s/ Robert J. Parry
Robert J. Parry
Chief Executive Officer (Principal Executive Officer) and Director

          In accordance with the requirements of the Securities Act of 1933, this amendment 3 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Position	Date
/s/ Robert J. Parry Robert J. Parry	Chief Executive Officer (Principal executive officer) and Director	April 26, 2007

/s/ Geoffrey D. Hann Geoffrey D. Hann	Chief Financial Officer (Principal financial officer) and principal accounting officer Director	April 26, 2007

/s/ Richard A. Payne Richard A. Payne	Chairman and Director	April 26, 2007

EXHIBIT INDEX

Exhibit No.	Description

1.	Underwriting Agreement dated as of , 2006 between ZBB Energy Corporation and Empire Financial Group, Inc.(2)

3.1	Articles of Incorporation of ZBB Energy Corporation as amended dated February 16, 1998, as amended.(1)

3.2	By-laws of ZBB Energy Corporation.(1)

3.3	Amended By-laws of ZBB Energy Corporation as adopted on October 28, 2004.(4)

3.4	Audit Committee Charter of ZBB Energy Corporation.

3.5	Compensation Committee Charter of ZBB Energy Corporation.

4.	Form of 8% Senior Secured Note dated as of June 14, 2006 issued by ZBB Energy Corporation under Bushido Loan.(1)

4.1	Registration Rights Agreement, dated as of June 14, 2006 between ZBB Energy Corporation and certain Investors.(1)

4.2	Moratorium Agreement dated as of October 5, 2006 between ZBB Energy Corporation and Montgomery Equity Partners Ltd. [sic](1)

4.3	Moratorium Agreement dated as of March 14, 2007, between ZBB Energy Corporation and Montgomery Capital Partners Ltd.(3)

4.4	Form of Stock Certificate.(4)

10.	Pledge and Escrow Agreement dated as of June 14, 2006 between ZBB Energy Corporation and Crucian Transition Inc. and Tarter Krinsky & Drogin LLP, as Escrow Agent.(1)

10.1	Note Purchase Agreement dated as of June 14, 2006 Between ZBB Energy Corporation and certain Purchasers.(1)

10.2	Security Agreement dated as of June 14, 2006 between ZBB Energy Corporation and certain Secured Parties and Crucian Transition Inc.(1)

10.3	Subsidiary Security Agreement dated as of June 14, 2006 between ZBB Technologies, Ltd. and certain Secured Parties and Crucian Transition Inc.(1)

10.4	Subsidiary Security Agreement dated as of June 14, 2006 between ZBB Technologies, Inc. and certain Secured Parties and Crucian Transition Inc.(1)

10.5	Guaranty Agreement dated as of June 14, 2006 by and among the Guarantors and Buyers of ZBB Energy Corporation.(1)

10.6	Validity and Support Guaranty Agreement dated as of June 14, 2006 in favor of the Buyers of ZBB Energy Corporation.(1)

10.7	Strategic Growth International Agreement dated as of March 22, 2006 between ZBB Energy Corporation and Strategic Growth International.(1)

10.8	Contract dated as of February 14, 2006 between ZBB Energy Corporation and California Energy Commission.(1)

10.9	Montgomery Capital Loan Agreement dated as of February 9, 2006 between ZBB Energy Corporation and Montgomery Capital Loan Partners L.P.(1)

10.10	41 Broadway Associates LLC Consulting Agreement dated as of January 2006 between ZBB Energy Corporation and 41 Broadway Associates LLC.(3)

10.11	Empire Engagement Agreement relating to offering dated as of November 09, 2005 between ZBB Energy Corporation and Empire Financial Group, Inc.(1)

10.12	Subscription and Investment Representation Agreement in connection with Empire Notes and October Notes.(1)

10.13	1998 Outside Director Stock Option Plan dated as of July 3, 1998 between ZBB Energy Corporation and Non Employee Directors.(1)

10.14	1998 Key Employee Stock Option Plan dated as of July 3, 1998 between ZBB Energy Corporation and Key Employees.(1)

10.15	2005 Employee Option Scheme between ZBB Energy Corporation and Employees.(1)

10.16	2002 Stock Option Plan dated as of February 4, 2002 between ZBB Energy Corporation and Employees.(1)

10.17	Employment Agreement dated as of October 4, 2006 between ZBB Energy Corporation and Geoffrey D. Hann.(1)

10.18	Employment Agreement dated as of October 4, 2006 between ZBB Energy Corporation and Robert J. Parry.(1)

10.19	Lease dated November 1, 2001 between Geoffrey Hann, Robert Parry, Michael Palmer, Richard Payne and ZBB Energy Technologies, Ltd. and ZBB Energy Corporation.(1)

10.20	Variation of Lease dated June 1, 2002 between Geoffrey Hann, Robert Parry, Michael Palmer, Richard Payne and ZBB Energy Technologies, Ltd. and ZBB Energy Corporation.(1)

10.21	Form of Stock Purchase Warrant dated as of June 14, 2006 issued by ZBB Energy Corporation under Bushido Loan(1)

10.22	Form of Warrant issued by ZBB Energy Corporation in connection with Empire Notes and October Notes.(1)

10.23	15% Convertible Promissory Note, issued by ZBB Energy Corporation in connection with Empire Notes and October Notes.(1)

10.24	Letter Agreement, dated as of July 13, 2006, between ZBB Energy Corporation and members of 41 Broadway LLC.(3)

21.	List of ZBB Energy Corporation Subsidiaries.(1)

23.1	Consent of Independent Auditors.
99.1	Consent of Manfred Birnbaum.(3)
99.2	Consent of William Mundell.(3)

(1)	Filed as exhibit to original filing of Registration Statement of the Company on October 27, 2006 (File No. 333-138243)
(2)	Filed as exhibit to Amendment No. 1 to Registration Statement of the Company, as filed on February 13, 2007 (File No. 333-138243).

(3)	Filed as exhibit to Amendment No. 2 to Registration Statement of the Company, as filed on March 19, 2007 (File No. 333-138243).
(4)	Filed as exhibit to Amendment No. 3 to Registration Statement of the Company, as filed on April 13, 2007 (File No. 333-138243).